Exhibit 2.2

Execution Copy

ASSET PURCHASE AGREEMENT

Among

FEDERATED INVESTORS, INC.,

CLOVER CAPITAL MANAGEMENT INC.,

And

THE OWNER PARTIES IDENTIFIED HEREIN

Dated as of

SEPTEMBER 12, 2008

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		3.1.13	Accounts Receivable	47

		3.1.14	Contracts	47

		3.1.15	Clients	50

		3.1.16	Solicitors	51

		3.1.17	Vendors	51

		3.1.18	Intellectual Property	51

		3.1.19	Real Property; Leased Real Property; Personal Property; Leased Personal Property	53

		3.1.20	Environmental Matters	54

		3.1.21	Affiliated Transactions	54

		3.1.22	Insurance	54

		3.1.23	Safe Deposit Boxes; Bank Accounts; Authorized Persons	54

		3.1.24	Performance and Advertising	54

		3.1.25	Operations of Business	55

		3.1.26	Employee Benefit Plans	55

		3.1.27	Labor and Employee Matters	56

	3.2	Representations and Warranties of Owner Parties and Joining Owners		57

		3.2.1	Non-Compete Parties	57

		3.2.2	Authority	57

		3.2.3	No Violations	57

		3.2.4	Governmental Approvals; Other Consents	57

		3.2.5	Litigation	57

		3.2.6	Compliance	57

	3.3	Additional Representations and Warranties Regarding the Products		58

		3.3.1	Organization and Qualification	58

		3.3.2	No Violations	58

		3.3.3	Litigation	58

		3.3.4	Compliance	58

		3.3.5	Financial Statements	60

		3.3.6	No Other Pooled Vehicles	60

		3.3.7	Governing Documents and Contracts	60

		3.3.8	Taxes	61

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF FEDERATED			62

	4.1	Representations and Warranties of Federated		62

		4.1.1	Incorporation and Qualification	62

		4.1.2	Authority	62

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		4.1.3	No Violations	62

		4.1.4	No Convictions, Sanctions or Other Violations	62

		4.1.5	Governmental Approvals; Other Consents	63

		4.1.6	Litigation	63

		4.1.7	Compliance	63

		4.1.8	Sufficiency of Funds	63

		4.1.9	Solvency	63

SECTION 5.	BROKERS OR FINDERS			64

	5.1	Federated		64

	5.2	Seller		64

SECTION 6.	COVENANTS AND AGREEMENTS			64

	6.1	Certain Covenants with Respect to Seller and the Business		64

		6.1.1	Operation of Seller and the Business	64

		6.1.2	Certain Employee Matters	67

		6.1.3	Certain Intellectual Property Matters	71

		6.1.4	Taxes	72

		6.1.5	Delivery of Interim Financial Statements	73

		6.1.6	Bulk Sales	73

	6.2	Obtaining Required Consents; Access; Consummating the Transactions; Further Actions		74

		6.2.1	Seller’s Covenants	73

		6.2.2	Specific Covenants With Respect to Client Consents	76

		6.2.3	Federated’s Covenants	82

	6.3	Covenants with Respect to Expenses		83

	6.4	Covenants with Respect to Litigation and Changes in Condition		84

		6.4.1	Litigation, Etc.	84

		6.4.2	Change in Condition	85

	6.5	Covenants with Respect to Publicity		85

	6.6	Restrictive Covenants		85

		6.6.1	Acknowledgements and Confidentiality	85

		6.6.2	Noncompetition and Nonsolicitation Covenants	87

		6.6.3	Enforcement	91

	6.7	Covenants with Respect to Further Actions		91

	6.8	Books and Records		91

	6.9	Exclusivity		92

	6.10	Disclosure Schedules; Updates to Certain Schedules		92

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	6.11	Change of Name and Logo	93

SECTION 7.	CONDITIONS PRECEDENT TO CLOSING		93

	7.1	Conditions Precedent to Each Party’s Obligations	93

	7.2	Conditions Precedent to Obligations of Federated	95

	7.3	Conditions Precedent to Obligations of Seller, Owner Parties and Joining Owners	98

SECTION 8.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		100

SECTION 9.	TERMINATION		100

SECTION 10.	INDEMNIFICATION		102

	10.1	Indemnification of Federated by Seller and Owner Parties	102

	10.2	Indemnification of Seller and Owners by Federated	103

	10.3	Indemnification Procedures	103

	10.4	Limitations on Indemnity Payment Obligations of Seller and Owner Parties	105

	10.5	Limitations on Indemnity Payment Obligations of Federated	107

	10.6	Set-Off	109

	10.7	Subrogation	109

	10.8	Remedies Exclusive	109

SECTION 11.	NOTICES		109

SECTION 12.	ENTIRE AGREEMENT; AMENDMENTS		110

SECTION 13.	GOVERNING LAW		111

SECTION 14.	VENUE		111

SECTION 15.	ASSIGNMENT; SUCCESSORS		111

SECTION 16.	WAIVER		113

SECTION 17.	LIMITATION ON DAMAGES		113

SECTION 18.	COUNTERPARTS		113

SECTION 19.	SEVERABILITY		113

SECTION 20.	THIRD PARTIES		113

SECTION 21.	OWNER REPRESENTATIVE		114

SECTION 22.	FIDUCIARY DUTIES		114

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Exhibits

Exhibit A	Form of Special Incentive Plan

Exhibit B-1	Illustrative Examples of the Impact of a Prior Product Transaction

Exhibit B-2	Illustrative Examples of Contingent Payment Calculations

Exhibit C	Form of Client Consent Notice for Direct Account Clients

Exhibit D-1	Form of Client Consent Notice for SMA Account Clients (Wrap Program Sponsors)

Exhibit D-2	Form of Client Consent Notice for SMA Account Clients (SMA Account Clients)

Exhibit E-1	Form of Notice to Members of Hedge Funds and Certain Collective Trusts

Exhibit E-2	Form of Notice to Limited Partners of a Certain Hedge Fund

Exhibit E-3	Form of Notice to Trust Participants of Certain Collective Trusts

Exhibit F	Form of Opinion of Counsel to Seller and the Owner Parties

Exhibit G	Form of Opinion of Counsel to Federated

Exhibit H	Form of Joinder Agreement

Schedules

Schedule 1	Owners

Schedule 1.1	Certain Contested Permitted Encumbrances

Schedule 2.1	Acquired Assets

Schedule 2.2	Retained Assets

Schedule 2.3	Assumed Liabilities

Schedule 2.4	Retained Liabilities

Schedule 3.1.1(c)	Non-Compete Parties

Schedule 3.1.3	Exceptions to No Violations

Schedule 3.1.5	Seller Required Consents

Schedule 3.1.7	Compliance Matters

Schedule 3.1.9	Financial Statement Matters

Schedule 3.1.10	Undisclosed Liabilities

Schedule 3.1.14(a)	Seller’s Contracts

Schedule 3.1.14(c)	Restrictive Covenants

Schedule 3.1.14(e)	Contract Disputes

Schedule 3.1.15(a)	Seller’s Clients

Schedule 3.1.15(c)	Client Disputes

Schedule 3.1.16	Solicitors

Schedule 3.1.17	Vendors

Schedule 3.1.18	Intellectual Property

Schedule 3.1.19(b)	Leased Real Property and Seller’s Offices

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Schedule 3.1.19(c)	Personal Property

Schedule 3.1.19(d)	Leased Personal Property

Schedule 3.1.21	Affiliated Transactions

Schedule 3.1.22	Insurance Policies

Schedule 3.1.23	Safe Deposit Boxes, Bank Accounts and Authorized Persons

Schedule 3.1.26	Seller Plans

Schedule 3.1.27	Labor Matters and Employees

Schedule 3.3.3	Product Litigation Matters

Schedule 3.3.7(a)	Product Contract Matters

Schedule 4.1.4	Federated Exceptions

Schedule 4.1.5	Federated Required Consents

Schedule 5.2	Seller Brokers and Finders

Schedule 6.1.2	Transferring Employees

Schedule 6.2.1(a)(iii)	Material Other Seller Consents

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ASSET PURCHASE AGREEMENT

This Agreement, dated as of September 12, 2008 (the “Agreement”), is among FEDERATED INVESTORS, INC. (“Federated”), a corporation organized under the laws of The Commonwealth of Pennsylvania with its principal business office located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, and CLOVER CAPITAL MANAGEMENT INC. (“Seller”), a New York corporation organized under the laws of the state of New York with headquarters located at 400 Meridian Centre, Suite 200, Rochester, New York, and those shareholders of Seller identified as signatories to this Agreement on Schedule 1 (“Owner Parties”). Certain terms used in this Agreement are defined in Section 1 of this Agreement.

W I T N E S S E T H:

WHEREAS, Seller provides investment management and advisory services, and other related services, to various Clients, including separately managed/wrap fee account Clients, direct advisory account Clients, collective trust fund Clients, subadvised registered investment company Clients, and other pooled investment vehicle or hedge fund Clients;

WHEREAS, Seller is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with the U.S. Securities and Exchange Commission (“Commission”);

WHEREAS, Seller is owned by the shareholders of Seller (“Owners”) identified on Schedule 1 and the Owners have the respective ownership interests in Seller identified on the Side Letter (as defined below); and, in addition to the covenants in this Agreement and other consideration, the Owners will benefit and receive good and valuable consideration from the Transactions contemplated by this Agreement through Seller;

WHEREAS, Seller desires to sell to Federated (or its designated advisory Subsidiaries), and Federated (either directly or through its designated advisory Subsidiaries) desires to purchase from Seller, on the terms, and subject to the conditions, set forth in this Agreement, substantially all of the assets of Seller relating to Seller’s business of providing investment management, investment advisory and related services to Seller’s Clients, including substantially all of the assets held in connection with, necessary for, or material to the business and operations of Seller’s business of: (1) providing such services to separately managed/wrap fee account Clients (“SMA Business”); (2) providing such services directly to high net worth individual, institutional and certain other Clients (“Direct Account Business”); (3) sponsoring and providing such services to common and collective trust funds (“Collective Trust Business”); (4) providing such services, on a subadvisory basis, to registered investment companies (“Subadvised Fund Business”); and (5) sponsoring and providing such services to other pooled investment vehicles or hedge funds (“Hedge Fund Business”) (collectively, as applicable, the SMA Business, the Direct Account Business, the Collective Trust Business, the Subadvised Fund Business, and the Hedge Fund Business are referred to herein as the “Business”);

WHEREAS, in connection with the Transactions contemplated by this Agreement, Federated has agreed to offer to hire the employees of Seller in accordance with Federated’s normal hiring process, policies and procedures, as contemplated in, and subject to the conditions set forth in, this Agreement;

WHEREAS, Seller and Federated intend to seek and obtain such Consents, and take such other action, as necessary to consummate the Transactions as contemplated in, and subject to the conditions set forth in, this Agreement; and

WHEREAS, upon consummation of the Transactions contemplated by this Agreement, it is the desire of Seller, the Owner Parties and Federated that Federated (or its designated advisory Subsidiaries) will: (1) serve as investment adviser to Seller’s SMA Accounts and Direct Accounts; (2) serve as investment subadviser to Seller’s Subadvised Fund Business Clients; (3) serve as investment adviser to, and, as applicable, general partner or manager of, Seller’s Collective Trust Business Clients and Hedge Fund Business Clients; and (4) otherwise own and operate the Acquired Assets and conduct the Business, all as contemplated in, and subject to the conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained in this Agreement, and intending to be legally bound, Seller, the Owner Parties and Federated agree as follows:

SECTION 1. DEFINITIONS

1.1 Certain Definitions. The following terms have the meanings specified below or are defined in the Sections referred to below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Accounts Receivable” means (i) all trade accounts receivable and rights to payment, including for services rendered, (ii) all other accounts or notes receivable, (iii) all bonds and other evidences of Indebtedness, (iv) the full benefit of all security for any of the foregoing, and (v) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” is defined in Section 2.1 of this Agreement.

“Acquisition Proposal” means, except as contemplated by this Agreement, (i) a sale, acquisition or other transfer (by merger, stock sale, asset sale, dissolution, operation of law or otherwise) of all or some of the Business (including the Acquired Assets) or a lift-out of the employees of Seller, (ii) an acquisition of ten percent (10%) or more of the outstanding equity of Seller, or (iii) a merger, reorganization, consolidation, other business combination or similar strategic transaction involving Seller, the Business, the Acquired Assets or the Products.

“Advisers Act” is defined in the recitals to this Agreement.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person, including a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. For purposes of this definition, “Control” (and “controlled by” and “under common control with”) means (a) owning, directly or indirectly, 25% or more of the voting securities of a Person or (b) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise. An “Affiliate” of a Person also includes any Affiliated Person of such Person.

“Affiliated Person” shall mean, with respect to any Person, an “affiliated person” of such Person as such term is defined in Section 2(a)(3) of the 1940 Act.

“Aggregate Consideration” means an amount equal to the sum of (a) Aggregate Purchase Price Consideration (less the portion deemed to be interest as contemplated in Section 2.5.5), plus (b) an amount equal to Federated’s portion of the transaction costs as contemplated in Section 6.3 of this Agreement.

“Aggregate Purchase Price Consideration” means an amount equal to the sum of (a) the Closing Payment, plus (b) the Contingent Payments.

“Agreement” is defined in the preamble to this Agreement and means this Asset Purchase Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Anniversary Date” means the First Anniversary Date, Second Anniversary Date, Third Anniversary Date, Fourth Anniversary Date, and Fifth Anniversary Date, as applicable.

“Anniversary Date Contingent Payment CAGR” means the greater of (a) 0% and (b) the annual compounded growth rate in Net Investment Advisory Revenues for the applicable Relevant Period over the Starting Revenue (Non-Fixed Income). For purposes of calculating the Anniversary Date Contingent Payment CAGR, the following formula shall be utilized: ([the Nth root of (Net Investment Advisory Revenues for the Relevant Period ending on the N Anniversary Date /Starting Revenue (Non-Fixed Income))] -1) whereby, N = the applicable Anniversary Date and shall be either 1, 2, 3, 4, or 5.

“Anniversary Date Contingent Payments” means, as applicable, the First Anniversary Date Contingent Payment, the Second Anniversary Date Contingent Payment, the Third Anniversary Date Contingent Payment, the Fourth Anniversary Date Contingent Payment, and the Fifth Anniversary Date Contingent Payment.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including, the common law), rules, regulations, interpretations, guidelines, ordinances, codes, orders or other authority of any Governmental Authority, (b) Governmental Approvals, and (c) orders, decisions, injunctions, judgments, writs, awards, and decrees of or agreements with any Governmental Authority, each as interpreted as of the date of this Agreement or the Closing Date (as applicable).

“Applicable Non-Compete Period” is defined in Section 6.6.2(c) of this Agreement.

“Assumed Liabilities” is defined in Section 2.3 of this Agreement.

“Audited Financial Statements” is defined in Section 3.1.9(a) of this Agreement.

“Authority Claim” means, with respect to any Party, any action or claim for Losses arising out of, resulting from or relating to any breach of or inaccuracy in any Authority Representation made by such Party.

“Authority Representations” is defined in Section 8(a)(i) of this Agreement.

“Base Date” is defined in Section 3.1.15(a) of this Agreement.

“Base Revenue Amount” is defined within the definition of “Net Investment Advisory Revenue” in this Section 1.1 of the Agreement.

“Board” means the Board of directors, trustees or managers, or other governing Person or body, as applicable, of (i) Seller (ii) Federated, or (iii) any other applicable Person.

“Business” is defined in the recitals to this Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which the New York Stock Exchange is closed.

“Client” means, with respect to any Person, such Person’s investment management, advisory or subadvisory Clients, including any other Persons considered to be a “client” of such Person as that term is defined in the Advisers Act. For avoidance of doubt, Seller’s Clients include the accountholders of the SMA Accounts, any Wrap Program Sponsors, the accountholders of the Direct Accounts, the Subadvised Funds, the investment adviser to the Subadvised Funds, the Collective Trusts, the Hedge Funds, and, without limiting the foregoing, any other Persons considered to be a “client” of Seller as that term is defined in the Advisers Act.

“Closing” is defined in Section 2.7 of this Agreement.

“Closing Date” is defined in Section 2.7 of this Agreement.

“Closing Payment” means an amount equal to (i) 2.14465, multiplied by (ii) Starting Revenue.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any Applicable Law of a State providing for welfare plan continuation coverage.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Costs” is defined in Section 2.6(a)(i) of this Agreement.

“Collective Trust Business” is defined in the recitals to this Agreement.

“Collective Trust Contracts” is defined in Section 3.1.14(a)(iv) of this Agreement.

“Collective Trusts” means the: Clover Capital Multi Cap Value Equity Common Fund, LLC; Clover Capital Mid Cap Value Equity Common Fund, LLC; Clover Capital Enhanced Small Cap Value Equity Common Fund, LLC; Clover Capital Core Fixed Income Common Fund, LLC; Clover Capital Multi Cap Value Equity Fund Group Trust; and Clover Capital Core Fixed Income Fund Group Trust; and any other common fund or collective trust exempt from being registered as an “investment company” under the 1940 Act pursuant to Section 3(c)(3) or Section 3(c)(11) of the 1940 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), the shares of or interests in which are privately offered and not registered under the 1933 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), to which Seller begins providing investment management, investment advisory or other services (whether as adviser, subadviser or otherwise), or, as applicable, sponsoring, between the date of this Agreement and the Closing as permitted under this Agreement and the other Transaction Documents.

“Commission” is defined in the recitals to this Agreement.

“Competing Business” is defined in Section 6.6.2(b) of this Agreement.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Consenting Client” means Clients from which Seller has received Consent (or is deemed to have received Consent) to the Transactions in accordance with Section 6.2.2 and Section 7.1(c) (including Implied Consent Clients and new Clients of Seller between the date of this Agreement and the Closing Date which have granted their Consent in accordance with Section 6.2.2 or which signed an Investment Advisory Contract containing the required Consent) which Consent has not been withdrawn or modified, and remains in full force and effect, as of the Closing.

“Contingent Payments” means the Anniversary Date Contingent Payments, as applicable.

“Contingent Payment Statement” is defined in Section 2.5.4(a) of this Agreement.

“Contracts” means, in respect of any Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, custody agreements, advisory agreements, subadvisory agreements, Wrap Program Sponsor agreements, research provider agreements, model portfolio provider agreements, electronic trading agreements, prime brokerage agreements, “soft dollar” agreements, transfer agency agreements, administration agreements, outsourcing agreements, shareholder services agreements, distribution agreements, employment agreements, confidentiality agreements, intellectual property assignment agreements, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, whether written or oral, to which such Person is a party or by which such Person or any of its properties or assets may be bound or affected, in each case as amended, supplemented, restated, waived or otherwise modified and including all exhibits, schedules or other attachments thereto.

“Control” is defined within the definitions of “Affiliate” and “Non-Compete Parties,” as applicable, in Section 1.1 of this Agreement.

“Deductible Amount” or “Deductible” is defined in Section 10.4((h)(i) of this Agreement.

“Direct Accounts” means accounts of Clients (other than SMA Accounts, Subadvised Funds, Collective Trusts and Hedge Funds) to which, or in respect of which, investment management, investment advisory or other services are provided (whether on a discretionary, non-discretionary or other basis, and whether by providing model portfolios, recommendations or other advice, and whether as adviser, subadviser or otherwise) to high net worth individuals, institutions or other Persons. For the avoidance of doubt, when used with respect to Seller or Seller’s Direct Account Business, “Direct Accounts” means the accounts of Clients of the Direct Account Business.

“Direct Account Business” is defined in the recitals to this Agreement.

“Direct Account Contracts” is defined in Section 3.1.14(a)(ii) of this Agreement.

“Employment Agreements” means the employment agreements to be signed by those employees of Seller designated on Schedule 1 as signing Employment Agreements, in such form as mutually agreed upon by Federated and such employees.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, Tax lien, assessment or claim, security interest, adverse claim, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning restriction or other restriction, whether existing prior to, at or after the Closing.

“Environmental Law” means any Applicable Law regulating or relating to human health or safety or the protection of natural resources or the environment (including Applicable Laws relating to pollution, contamination or the handling, release or disposal of Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Claims” is defined in Section 10.8 of this Agreement.

“Federated” is defined in the preamble to this Agreement.

“Federated Change of Control” means (i) the acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of 25% or more of the outstanding capital stock of Federated entitled to vote for the election of directors (“Voting Shares”); (ii) the merger or consolidation of Federated with one or more other corporations as a result of which the holders of the outstanding Voting Shares of Federated immediately before the merger or consolidation hold less than 75% of the Voting Shares of the surviving or resulting corporation; or (iii) the sale of all or substantially all of the assets of Federated.

“Federated Fund” means any (a) mutual fund in the Federated family of mutual funds or (b) other Fund Product sponsored, offered or distributed, and advised (whether or not a subadviser also is engaged), by Federated or its Affiliates.

“Federated Indemnitees” is defined in Section 10.1 of this Agreement.

“Federated Indemnity Cap” is defined in Section 10.5(f)(i) of this Agreement.

“Federated Plan” is defined in Section 6.1.2(d) of this Agreement.

“Fifth Anniversary Date” means the date that is five (5) Fiscal Years after the Closing Date.

“Fifth Anniversary Date Contingent Payment” means an amount equal to the greater of (a) $0 or (b) an amount equal to the sum of (i) the Fifth A Tier, plus (ii) the Fifth B Tier, minus (iii) Anniversary Date Contingent Payments previously made.

“Fifth A Tier” means an amount equal to the greater of:

(a) $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Fifth Anniversary Date is less than 15%, then an amount equal to the product of:

(i) the Tier A Maximum Contingent Payment Amount,

multiplied by

(ii) the quotient of: (A) the Anniversary Date Contingent Payment CAGR as of the Fifth Anniversary Date, divided by (B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Fifth Anniversary Date is 15% or more, then the Tier A Maximum Contingent Payment Amount.

“Fifth B Tier” means an amount equal to:

(a) if the Anniversary Date Contingent Payment CAGR determined as of the Fifth Anniversary Date is equal to, or less than, 15%, then an amount equal to $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Fifth Anniversary Date is greater than 15% but less than 30%, then an amount equal to the product of:

(i) the Tier B Maximum Contingent Payment Amount,

multiplied by

(ii) the quotient of:

(A) (1) the Anniversary Date Contingent Payment CAGR as of the Fifth Anniversary Date, minus (2) 15%,

divided by

(B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Fifth Anniversary Date is 30% or more, then the Tier B Maximum Contingent Payment Amount.

“Financial Statements” is defined in Section 3.1.9(a) of this Agreement.

“FINRA” means the U.S. Financial Industry Regulatory Authority.

“First Anniversary Date” means the date that is one (1) Fiscal Year after the Closing Date.

“First Anniversary Date Contingent Payment” means an amount equal to the sum of (a) the First A Tier, plus (b) the First B Tier.

“First A Tier” means an amount equal to the greater of:

(a) $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is less than 15%, then an amount equal to the product of:

(i) the product of: (A) the Tier A Maximum Contingent Payment Amount, multiplied by (B) 0.20,

multiplied by

(ii) the quotient of: (A) the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date, divided by (B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is 15% or more, then an amount equal to the product of: (i) the Tier A Maximum Contingent Payment Amount, multiplied by (ii) 0.20.

“First B Tier” means an amount equal to:

(a) if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is equal to, or less than, 15%, then an amount equal to $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is greater than 15% but less than 30%, then an amount equal to the product of:

(i) the product of: (A) the Tier B Maximum Contingent Payment Amount, multiplied by (B) 0.20,

multiplied by

(ii) the quotient of:

(A) (1) the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date, minus (2) 15%,

divided by

(B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the First Anniversary Date is 30% or more, then an amount equal to the product of: (i) the Tier B Maximum Contingent Payment Amount, multiplied by (ii) 0.20.

“Fiscal Year” means a period of 365 days (or, as applicable in the event of a leap year, 366 days).

“Fixed Income Products” means any Products that are managed (whether as adviser or subadviser) by Seller’s Investment Management Team at or prior to the Closing utilizing or in accordance with a fixed income investment style, strategy or mandate. For the avoidance of doubt, any “balanced” or “equity” Products shall not be considered “Fixed Income Products.”

“Fourth Anniversary Date” means the date that is four (4) Fiscal Years after the Closing Date.

“Fourth Anniversary Date Contingent Payment” means an amount equal to the greater of (a) $0 or (b) an amount equal to the sum of (i) the Fourth A Tier, plus (ii) the Fourth B Tier, minus (iii) all Anniversary Date Contingent Payments previously made.

“Fourth A Tier” means an amount equal to the greater of:

(a) $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is less than 15%, then an amount equal to the product of:

(i) the product of: (A) the Tier A Maximum Contingent Payment Amount, multiplied by (B) 0.80,

multiplied by

(ii) the quotient of: (A) the Anniversary Date Contingent Payment CAGR as of the Fourth Anniversary Date, divided by (B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is 15% or more, then an amount equal to the product of: (i) the Tier A Maximum Contingent Payment Amount, multiplied by (ii) 0.80.

“Fourth B Tier” means an amount equal to:

(a) if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is equal to, or less than, 15%, then an amount equal to $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is greater than 15% but less than 30%, then an amount equal to the product of:

(i) the product of: (A) the Tier B Maximum Contingent Payment Amount, multiplied by (B) 0.80,

multiplied by

(ii) the quotient of:

(A) (1) the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date, minus (2) 15%,

divided by

(B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Fourth Anniversary Date is 30% or more, then an amount equal to the product of: (i) the Tier B Maximum Contingent Payment Amount, multiplied by (ii) 0.80.

“Fund/Account Net Investment Advisory Revenue” means the gross investment advisory fee revenue associated with a Fund Product or Direct Account (as applicable) on the net assets of the Fund Product or Direct Account (as applicable) during the Fiscal Year prior to the Relevant Revenue Determination Date, less (a) advisory fee waivers during such Fiscal Year, (b) fund/account expenses reimbursed during such Fiscal Year, and (c) any Supplemental Payments (whether asset-based or otherwise) paid by a Person other than such Fund Product or Direct Account during such Fiscal Year; provided, however, that Fund/Account Net Investment Advisory Revenue shall exclude investment advisory fee revenue (whether for serving as adviser or subadviser) attributable to Client assets managed, advised or subadvised by Seller or Seller’s Investment Management Team prior to the Relevant Revenue Determination Date.

“Fund Product” means any investment company, mutual fund, business development company, partnership, fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, hedge fund or other pooled investment vehicle, whether or not registered under the 1940 Act or 1933 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), and whether or not Federated or an Affiliate serves as investment adviser, distributor or service provider to such product.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation, by-laws and other organizational documents, as amended, (b) with respect to any limited liability company, its articles or certificate of formation, limited liability company agreement, operating agreement and other organizational documents, as amended, (c) with respect to any business trust, its declaration of trust, trust agreement and other organizational documents, as amended, and (d) with respect to any other Person, its comparable governing agreements and other organizational documents, as amended.

“Governmental Approval” means any Consent of, with, from or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state, territory or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization (as such term is defined in the 1934 Act), including FINRA and the Commission.

“Governmental Authority/Investor Litigation Claim” means any action or claim for Losses arising out of, resulting from or relating to any breach of or inaccuracy in any Litigation Representation made by Seller, any Owner Party or any other Owner executing and delivering a Joinder Agreement, or any other Litigation (including any Litigation asserted against or affecting Seller, any Owner, the Acquired Assets, the Business or any Product) arising out of, resulting from or relating to actions, omissions, events or periods of time occurring, or the operation of Seller, ownership or operation of the Acquired Assets, the conduct of the Business or the provision of services to, or, as applicable, sponsoring of, the Products, prior to the Closing, in each case which (1) results in any Liability for monetary fines, awards, judgments or penalties payable to a Governmental Authority, or for amounts (or the value of any vouchers, credits or similar items) reimbursed, contributed or otherwise paid or remitted to, or for the benefit of, any Client (including any former Client) or any trustee (including any former trustee) of the Collective Trusts organized as trusts, or any Product or any shareholders or interest holders (including any former shareholders or interest holders) of any Product, at the direction of, or pursuant to (or in reasonable anticipation of), an order of, or settlement or other Contract entered into with, a Governmental Authority, or (2) involves Litigation in which any Client (including any former Client) of the Business (or any trustee (including any former trustee) of the Collective Trusts organized as trusts) or any shareholder of or interest holder (including any former shareholder or interest holder) in any Product is or becomes a plaintiff or co-plaintiff or otherwise seeks monetary, equitable or other relief.

“Hazardous Substance” means substances, materials, chemicals, compounds, products, pollutants or contaminants that:

(a) Are or contain asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas or related materials;

(b) Require remedial action or preventative action (including performing studies, monitoring or testing) under an Environmental Law, or are defined, listed or identified as a “hazardous waste” or “hazardous substance” or words of similar import under an Environmental Law; or

(c) Are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and are regulated by any Governmental Authority or Environmental Law.

“Hedge Fund Business” is defined in the recitals to this Agreement.

“Hedge Fund Contracts” is defined in Section 3.1.14(a)(v) of this Agreement.

“Hedge Funds” means the: Clover Absolute Return Fund, LLC; Clover MicroMax Fund, LLC; Large Cap Advantage Fund, LLC; and Clover Focus Series: Income Plus Fund, L.P.; and any other hedge fund or pooled investment vehicle exempt from being registered as an “investment company” under the 1940 Act pursuant to Section 3(c)(1) or Section 3(c)(7) of the 1940 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), the shares of or interests in which are privately offered and not registered under the 1933 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), to which Seller begins providing investment management, investment advisory or other services (whether as adviser, subadviser or otherwise), or, as applicable, sponsoring, between the date of this Agreement and the Closing as permitted under this Agreement and the other Transaction Documents.

“Immediate Family Members” means, with respect to any natural person, such person’s children, stepchildren, parents, stepparents, spouse, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, nieces, nephews, step-nieces, step-nephews, grandchildren and step-grandchildren.

“Implied Consent Clients” means (i) those Clients whose Investment Advisory Contracts or, as applicable, any related Other Required Client-Related Contracts require consent, but not written consent, to be assigned, and (ii) each SMA Account Client who does not have a written Investment Advisory Contract directly with Seller and to whom Seller and Federated intend to provide an implied or negative Consent notice as contemplated in, and subject to, Section 6.2.2(b).

“Indebtedness” means, other than trade payables incurred in the ordinary course consistent with past practice, any indebtedness for borrowed money, amounts owing for asset acquisitions, guarantees of third parties’ obligations, obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, and similar obligations.

“Indemnified Party” is defined in Section 10.3(a) of this Agreement.

“Indemnifying Party” is defined in Section 10.3(a) of this Agreement.

“Indemnity Cap” means the Seller Indemnity Cap, Owner Party Indemnity Cap and Federated Indemnity Cap, as applicable.

“Intellectual Property” includes any (i) registered and unregistered United States and foreign trademarks, service marks, names, trade names, logos, trade dress, copyrights, copyrightable works, Internet or web domain names, web sites, email addresses, telephone and facsimile numbers (including 800/888 or similar numbers) and similar rights (including listings, registrations and applications to list, register, or renew the listing or registration of, any of these), and all documentation relating thereto; (ii) United States and foreign letters patent and patent applications; (iii) inventions, processes, designs, formulae, models, trade secrets, know-how, technical data, specifications, pricing and cost information, business and marketing plans, strategies and proposals, customer lists, and confidential information; (iv) computer software, data, source code, executable code, databases, and related documentation; (v) other proprietary information or intellectual property rights; (vi) all goodwill arising from or relating to any of the foregoing; (vii) rights to sue for and remedies against past, present and future infringements, misappropriations or other violations of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law; (viii) tangible embodiments of any of the above (in any medium including electronic media); and (ix) licenses of rights in any of the above (whether as licensee or licensor).

“Intellectual Property Contracts” is defined in Section 3.1.14(a)(vi) of this Agreement.

“Interim Financial Statements” is defined in Section 3.1.9(a) of this Agreement.

“Investment Advisory Contract” means any Contract pursuant to which a Person provides services (whether as adviser, subadviser or otherwise) that would render such Person an “investment adviser” as defined in Section 202(a)(11) of the Advisers Act or Section 2(a)(20) of the 1940 Act (without taking into account any exceptions or exemptions to or from such definitions).

“Investment Models” is defined in Section 3.1.18 of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means the form of Joinder Agreement attached hereto as Exhibit H, which, as contemplated in this Agreement, shall be executed and delivered in a mutually acceptable form by the Owners of Seller (other than the Owner Parties) who join as Parties to this Agreement for the purposes specified in such Joinder Agreement.

“Knowledge” means the actual knowledge of a Person after commercially reasonable inquiry.

“Lead Team Member” means: (a) Michael E. Jones, (b) if Michael E. Jones is no longer an employee of Federated or its Subsidiaries, Stephen Gutch, or (c) if both Michael E. Jones and Stephen Gutch are no longer employees of Federated or its Subsidiaries, then the deemed successor to whichever of Messrs. Jones and Gutch that was the last to leave Federated’s or its Subsidiaries’ employ.

“Leased Personal Property” is defined in Section 3.1.19(d) of this Agreement.

“Level A Owner” means those Owners classified on Schedule 1 as a Level A Owner.

“Level B Owner” means those Owners classified on Schedule 1 as a Level B Owner.

“Level C Owner” means those Owners classified on Schedule 1 as a Level C Owner.

“Level D Owner” means those Owners classified on Schedule 1 as a Level D Owner.

“Level E Owner” means those Owners classified on Schedule 1 as a Level E Owner.

“Liabilities” or “Liability” mean any claim, debt, loss, cost, expense, duty, charge, commitment, assessment, Tax, obligation or other liability of any kind whatsoever, whether or not accrued or fixed, known or unknown, assessed or assessable, absolute or contingent, determined or determinable, or when due or to become due, or otherwise.

“Litigation” means any action, cause of action, claim, demand, charge, suit, proceeding, audit, citation, summons, subpoena, hearing, inquiry, examination, or investigation, or other litigation of any nature (including any appeal), civil, criminal, administrative, regulatory or otherwise, in law, in equity or otherwise, pending or threatened, by or before any Governmental Authority.

“Litigation Representations” means the representations and warranties in Sections 3.1.6, 3.1.18(d)(ii), 3.2.5, and 3.3.3, and the relevant portions of the following Sections relating to Litigation: Sections 3.1.4 (last sentence), 3.1.7(a) (second sentence), 3.1.7(f) (last sentence), 3.1.14(e) (last sentence), 3.1.26(a) (last sentence), 3.1.27 (fifth sentence), and 3.3.4(d) (first and second sentences).

“Losses” is defined in Section 10.1 of this Agreement.

“Material Adverse Change” means:

(a) When used with respect to Seller, the term “Material Adverse Change” means any event, circumstance or condition (whether taken individually or in the aggregate with all other such effects) (i) which does or could reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Seller, the Business, the Collective Trusts or the Hedge Funds, or (ii) which does or could reasonably be expected to materially impair the ability of Seller to perform its obligations under this Agreement or any other Transaction Document. For the avoidance of doubt, a “Material Adverse Change” may include Seller’s loss of certain key employees identified as such on Schedule 3.1.27. For avoidance of doubt, a “Material Adverse Change” will not include any event, circumstance or condition caused by:

(A) (i) a change in the general financial market conditions in the United States (including changes in interest rates or prices of securities generally), or (ii) a national emergency or war or the occurrence of any military or terrorist act, in each case which affects companies in the same sector in the same fashion and does not affect the Seller, the Acquired Assets, the Business, or any Collective Trust or Hedge Fund, taken as a whole, disproportionately compared with such other companies;

(B) the announcement of this Agreement; or

(C) so long as the condition to Closing set forth in Section 7.1(c) is satisfied at Closing, the loss in and of itself by Seller of Clients between the date hereof and the Closing Date.

(b) When used with respect to Federated, the term “Material Adverse Change” means any event, circumstance or condition (whether taken individually or in the aggregate with all other such effects) (i) which does or could reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Federated (or its advisory Subsidiaries), or (ii) which does or could reasonably be expected to materially impair the ability of Federated (or its advisory Subsidiaries) to perform its obligations under this Agreement or any other Transaction Document. For avoidance of doubt, a “Material Adverse Change” will not include any event, circumstance or condition caused by:

(A) (i) a change in the general financial market conditions in the United States (including changes in interest rates or prices of securities generally), or (ii) a national emergency or war or the occurrence of any military or terrorist act, in each case which affects companies in the same sector in the same fashion and does not affect Federated (or its advisory Subsidiaries), taken as a whole, disproportionately compared with such other companies;

(B) the announcement of this Agreement; or

(C) the loss in and of itself by Federated (or its advisory Subsidiaries) of Clients between the date hereof and the Closing Date.

“Measurement Period” means:

(a) If the Closing occurs on or before the fifth Business Day of a calendar month, a period beginning on the first day of the calendar month, and ending on the last day of the calendar month, that ends immediately prior to the calendar month immediately preceding the calendar month in which the Closing occurs; and

(b) If the Closing occurs after the fifth Business Day of a calendar month, a period beginning on the first day of the calendar month, and ending on the last day of the calendar month, that ends immediately prior to the calendar month in which the Closing occurs.

“Merged Product” is defined within the definition of “Net Investment Advisory Revenue” in this Section 1.1 of the Agreement.

“Merger” is defined within the definition of “Net Investment Advisory Revenue” in this Section 1.1 of the Agreement.

“Minimum Claim Amount” is defined in Section 10.4(g)(i) of this Agreement.

“Net Investment Advisory Revenue” means the gross investment advisory fee revenue earned by Federated (or its advisory Subsidiaries) (whether as adviser or subadviser) for services rendered in respect of the Post-Closing AUM during the applicable Relevant Period, less (a)(i) fee waivers by Federated (or its Subsidiaries) in respect of the Post-Closing AUM during the applicable Relevant Period to the extent not repaid to Federated or any of its Subsidiaries (it being understood that any such amounts that are repaid in a subsequent Relevant Period shall be deemed to be investment advisory fee revenue in such subsequent Relevant Period), and (ii) expenses reimbursed by Federated (or its Subsidiaries) in respect of the Post-Closing AUM during the applicable Relevant Period to the extent not repaid to Federated or any of its Subsidiaries (it being understood that any such amounts that are repaid in a subsequent Relevant Period shall be deemed to be investment advisory fee revenue in such subsequent Relevant Period), and (b) any Supplemental Payments (whether asset-based or otherwise) paid by Federated or its Subsidiaries in respect of the Post-Closing AUM during such Relevant Period, reduced as follows:

(1) If:

(A) Federated requests members of Seller’s Investment Management Team to (i) advise or subadvise (x) a Federated Fund (other than a New Fund Product) or (y) a Direct Account (other than a New Account), or (ii) subadvise a Fund Product that is not a Federated Fund (each, as applicable, a “Referred Product”); or

(B) A Fund Product is merged, reorganized or otherwise consolidated (whether by asset sale, stock sale, or otherwise) with or into, or if assets are transferred by a Fund Product (whether by redemption and purchase transactions or otherwise, other than ordinary course purchases, redemptions, contributions, withdrawals or share exchanges) to, any Post-Closing Business Product (and whether or not the such Post-Closing Business Product survives or is the recipient of such assets (each, as applicable, a “Merged Product”; and each such event being a “Merger”), then, in each case, for purposes of calculating any Contingent Payments that may be owing under Section 2.5.2 of this Agreement, the Net Investment Advisory Revenue earned during the applicable Relevant Period shall, subject to subsection (3) of this definition, be reduced as follows:

(I) For the first Fiscal Year after the day that is, as applicable, either (each such date being, as applicable, the “Relevant Revenue Determination Date”):

(x) The day immediately prior to the date on which any members of Seller’s Investment Management Team begin advising or subadvising such Referred Product pursuant to Federated’s request as contemplated in subsection (1)(A) above; or

(y) The date the Merger involving the Merged Product occurs as contemplated in subsection (1)(B) above (i.e., immediately prior to the consummation of the Merger),

by 90% of the Fund/Account Net Investment Advisory Revenue of any such (x) Referred Product or (y) Merged Product, in each case calculated as of the close of business on the Relevant Revenue Determination Date (the “Base Revenue Amount”);

(II) For the second Fiscal Year after the applicable Relevant Revenue Determination Date, by 75% of the Base Revenue Amount;

(III) For the third Fiscal Year after the applicable Relevant Revenue Determination Date, by 60% of the Base Revenue Amount;

(IV) For the fourth Fiscal Year after the applicable Relevant Revenue Determination Date, by 45% of the Base Revenue Amount; and

(V) For the fifth Fiscal Year after the applicable Relevant Revenue Determination Date, by 30% of the Base Revenue Amount; and

(2) If Federated consummates a Prior Product Transaction and the gross investment advisory fee revenue earned by Federated (or its advisory Subsidiaries) from the management of the applicable Prior Product is otherwise includible as Net Investment Advisory Revenue, then, in each case, for purposes of calculating any Contingent Payments that may be owing under Section 2.5.2 of this Agreement, the Net Investment Advisory Revenue earned during the applicable Relevant Period shall, subject to subsection (3) of this definition, be reduced by:

(I) 20% of any upfront or contingent purchase price (it being understood that purchase price shall not include any Supplemental Payments or any amounts within clause (II) below) paid by Federated or any of its Affiliates during the applicable Relevant Period to the investment adviser (or Affiliate thereof) (the “Prior Product Seller”) that sells Federated its business of (and assets relating to) managing the Prior Product (the “Prior Product Price”) relating to a Prior Product Transaction; and

(II) Any amount paid by Federated or any of its Affiliates during the applicable Relevant Period to the Prior Product Seller or its Affiliates relating to a Prior Product Transaction represented as a percentage of advisory (net or gross) revenue earned by Federated (or its advisory Subsidiaries) (“Prior Product Revenue Share”) in respect of a Prior Product. For the avoidance of doubt, any such Prior Product Revenue Share shall not (x) include any Prior Product Price, or (y) be considered a Supplemental Payment for purposes of this Agreement.

The sum of any Prior Product Price and Prior Product Revenue Share are referred to as the “Prior Product Transaction Cost” relating to a Prior Product Transaction during the applicable Relevant Period.

(3) Notwithstanding the foregoing, in no event will: (A) the amount of any reductions under subsection (1) of this definition exceed the Net Investment Advisory Revenue during the applicable Relevant Period prior to any such reduction; or (B) the reductions under subsection (2) result in the difference of (I) the Net Investment Advisory Revenue earned by Federated (or its advisory Subsidiaries) from the management of the applicable Prior Product and (II) the Prior Product Transaction Cost being less than the Net Management Fee during the applicable Relevant Period. In addition, for the avoidance of doubt, no Prior Product shall be considered a Referred Product for purposes of this definition.

Illustrative examples of the impact of Federated consummating a Prior Product Transaction are set forth in Exhibit B-1 to this Agreement.

“Net Management Fee” means, in respect of any Prior Product during any applicable Relevant Period, an amount equal to the product of (a) the average net assets (excluding the average net assets of any Merged or Referred Products during such Relevant Period) in the Prior Product during the Relevant Period, multiplied by, (b) the gross subadvisory fee (expressed in terms of basis points).

“Neutral Accounting Firm” is defined in Section 2.5.4(d)(i) of this Agreement.

“New Accounts” means (subject to the next sentence in this definition) any new SMA Accounts or Direct Accounts originated after the Closing that are managed, whether as adviser or subadviser, by the members of Seller’s Investment Management Team. For the avoidance of doubt, “New Accounts” does not mean any SMA Accounts or Direct Accounts (a) managed by Federated or its advisory Subsidiaries (whether as adviser or subadviser) as of the Closing or (b) originated after the Closing Date, and managed for more than one (1) year after being originated, by Federated or any advisory Subsidiary of Federated independently of the members of Seller’s Investment Management Team.

“New Business Products” means (a) the New Fund Products and (b) the New Accounts, as applicable.

“New Fund Products” means (subject to the next sentence in this definition) (a) any Federated Fund organized, created, registered (if applicable) or offered after the Closing Date that is managed, whether as adviser or subadviser, and (b) any other Fund Product (that is not a Federated Fund) that is subadvised after the Closing Date, in each case by the members of Seller’s Investment Management Team. For the avoidance of doubt, “New Fund Products” shall not mean (1)(i) (A) any Federated Fund as of the Closing or (B) any other Fund Product (that is not a Federated Fund) that is subadvised by Federated or its advisory Subsidiaries as of the Closing, or (ii) (A) any other Federated Fund organized, created, registered (if applicable), and offered after the Closing Date that is managed, for more than one (1) year after being offered, by Federated or any advisory Subsidiary of Federated, (B) any other Fund Product (that is not a Federated Fund) that begins to be subadvised, and is subadvised for more than one (1) year, by Federated or any advisory Subsidiary of Federated after the Closing Date, in each case independently of the members of Seller’s Investment Management Team, or (2) any Federated Fund or other Fund Product that is organized, created or registered, or acquired, in connection with a Merger.

“Non-Compete Parties” means (a) Seller and (b) (i) any Owner and (ii) any Person (including Subsidiaries and other Affiliates) controlled by Seller or any Owner. For purposes of this definition, “Control” (or “controlled”) means (A) owning, directly or indirectly, 25% or more of the voting securities of a Person or (B) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract or credit arrangement, or otherwise.

“Other Business Contracts” is defined in Section 3.1.14(a)(xi) of this Agreement.

“Other Required Client-Related Contracts” means, as applicable, any related Direct Account Contract, SMA Contract, Subadvised Fund Contract, Collective Trust Contract and Hedge Fund Contract, other than an Investment Advisory Contract, (a) to which Seller is a party and (b) which was entered into by Seller in order to permit Seller to provide investment management or advisory, or other, services to an applicable Direct Account, SMA Account, Subadvised Fund, Collective Trust or Hedge Fund, or is otherwise necessary for Seller to provide such services to an applicable Direct Account, SMA Account, Subadvised Fund, Collective Trust or Hedge Fund, in the same manner as Seller provides such services prior to the Closing.

“Outstanding Offers” is defined in Section 3.1.14(a)(xii) of this Agreement.

“Owner Party Indemnity Cap” is defined in Section 10.4(i)(i) of this Agreement.

“Owner Representative” is defined in Section 21 of this Agreement.

“Owner Parties” is defined in the preamble to this Agreement.

“Owners” is defined in the recitals to this Agreement, and includes the Level A Owners, Level B Owners, Level C Owners, Level D Owners and Level E Owners.

“Parties” means Federated, Seller, and the Owner Parties, and, with respect to those provisions applicable to the other Owners or the other Non-Compete Parties (including by the terms of this Agreement or any Joinder Agreement), such other Owners and the other Non-Compete Parties, as applicable.

“Permitted Encumbrances” means (a) Encumbrances for utilities, current Taxes or assessments or other governmental charges (i) not yet due and payable or (ii) that are being contested in good faith and identified on Schedule 1.1, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business, (c) statutory Encumbrances arising in the ordinary course of business, and (d) the ownership interests of the lessor or licensor of leased assets or licensed Intellectual Property, the terms of the lease agreement or license and Encumbrances on the ownership interests of the lessor or licensor in such leased assets or licensed Intellectual Property; provided, that for purposes of Sections 3.1.11(a) (first sentence) and 3.1.18, Permitted Encumbrances also include (i) Encumbrances arising in the ordinary course out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, and (ii) deposits securing in the ordinary course liability to insurance carriers under insurance or self-insurance arrangements.

“Person” shall mean any individual, corporation, partnership, joint venture, association, enterprise, joint stock company, limited liability company, trust, unincorporated organization or any other entity, whether acting in an individual, fiduciary or other capacity, or, as applicable, a Governmental Authority.

“Personal Property” is defined in Section 3.1.19(c) of this Agreement.

“Personal Property Lease Contracts” is defined in Section 3.1.14(a)(viii) of this Agreement.

“Policies” is defined in Section 3.1.22 of this Agreement.

“Post-Closing AUM” means, as of any applicable date, the net assets of the Post-Closing Business Products under management, whether as adviser or subadviser, by the members of Seller’s Investment Management Team as of the close of business on such date.

“Post-Closing Business Products” means (a)(i) when used for purposes of the definition of “Post-Closing AUM,” the Transferred Products (Non-Fixed Income), together with, in the case of the Collective Trusts, the Hedge Funds and the Subadvised Funds that are Transferred Products (Non-Fixed Income), as contemplated in clause (1)(B) of the definition of “Net Investment Advisory Revenue”, any Fund Product into which the Collective Trusts, Hedge Funds or Subadvised Funds are merged, reorganized, or otherwise consolidated (whether by asset sale, stock sale or otherwise) or to which assets of any of them are transferred (whether by redemption and purchase transactions or otherwise, other than ordinary course purchases, redemptions, contributions, withdrawals or share exchanges), or (ii) when used for purposes unrelated to the definition of “Post-Closing AUM”, the Transferred Products, (b) the New Business Products, (c) the Referred Products and (d) the Merged Products, as applicable, in each case (in the case of clauses (a), (b), (c) and (d)) that are managed (whether as adviser or subadviser) by Seller’s Investment Management Team.

“Pre-Closing Product Liabilities” means all Liabilities of any Collective Trust or Hedge Fund, or arising out of, resulting from or relating to the services provided to any such Product by its respective services providers, and all Liabilities of any Direct Account, SMA Account or Subadvised Fund arising out of, resulting from or relating to the services provided to any Direct Account, SMA Account or Subadvised Fund by Seller, in each case existing at or prior to the Closing, or arising from or relating to, actions, omissions, events or periods of time occurring, or the operation of any Product, on or prior to, the Closing Date; provided, that, in the case of any Product, such Liabilities shall not include ordinary course redemptions or withdrawals, or brokerage fees or other customary expenses paid or incurred by such Products in the ordinary course consistent with past practices.

“Prior Product” means an investment company registered under the 1940 Act, or any series thereof (as applicable), whose shares are registered under the 1933 Act, and (a) for which Seller is engaged to provide investment management or advisory services as a subadviser to such registered investment company or series thereof (as applicable) as of the Closing and (b) which becomes a Transferred Product.

“Prior Product Price” is defined within the definition of “Net Investment Advisory Revenue” in Section 1.1 of this Agreement.

“Prior Product Revenue Share” is defined within the definition of “Net Investment Advisory Revenue” in Section 1.1 of this Agreement.

“Prior Product Seller” is defined within the definition of “Net Investment Advisory Revenue” in Section 1.1 of this Agreement.

“Prior Product Transaction” means any transaction in which either (a) Federated (or its advisory Subsidiaries) acquires certain assets of the investment adviser to any Prior Product relating to its management of such Prior Product, and, in connection with such transaction, such Prior Product is reorganized into one or more existing or newly created investment companies, or series of investment companies, within the Federated family of mutual funds, or (b) another transaction occurs that results in Federated (or its advisory Subsidiaries) becoming the primary investment adviser to such Prior Product.

“Prior Product Transaction Cost” is defined within the definition of “Net Investment Advisory Revenue” in Section 1.1 of this Agreement.

“Product Contracts” is defined in Section 3.3.7(a) of this Agreement.

“Product Financial Statements” is defined in Section 3.3.5 of this Agreement.

“Products” means the Direct Accounts, SMA Accounts, Subadvised Funds, Collective Trusts and Hedge Funds to which investment management, investment advisory or other services (whether as adviser, subadviser or otherwise) are provided by Seller or, as applicable, Seller sponsors.

“Protected Client” is defined in Section 6.6.2(a)(i)(A) of this Agreement.

“Protected Employee” is defined in Section 6.6.2(a)(ii)(A) of this Agreement.

“Protected Information” is defined in Section 6.6.1 of this Agreement.

“Real Property Lease Contracts” is defined in Section 3.1.14(a)(ix) of this Agreement.

“Referred Product” is defined within the definition of “Net Investment Advisory Revenue” in this Section 1.1 of the Agreement.

“Relevant Period” means the period of time beginning on, in the case of the First Anniversary Date Contingent Payment, the day after the Closing, and, in the case of any other such Anniversary Date Contingent Payments, the day after the last Anniversary Date, and ending on the next Anniversary Date.

“Relevant Revenue Determination Date” is defined within the definition of “Net Investment Advisory Revenue” in Section 1.1 of this Agreement.

“Retained Assets” is defined in Section 2.2 of this Agreement.

“Retained Liabilities” means, other than the Assumed Liabilities specifically assumed by Federated (or its designated advisory Subsidiaries) pursuant to Section 2.3 of this Agreement, all Liabilities of Seller, including:

(a) Liabilities of Seller, whether existing prior to, at or after the Closing that arise out of, result from or relate to actions, omissions, events or periods of time occurring, or the operation of Seller, ownership or operation of the Acquired Assets, the conduct of the Business or the provision of services to, or, as applicable, sponsoring of, the Products, prior to the Closing, including:

(i) Any Liability of Seller arising out of, resulting from or relating to:

(A) Seller’s management of, or, as applicable, sponsoring of, any Product on or prior to the Closing Date;

(B) Seller’s provision of any other services to any Product on or prior to the Closing Date;

(C) Any Litigation, whether threatened or pending prior to the Closing or commenced after the Closing and arising out of, resulting from any action or omission taken or made, or other event or circumstance that occurred or existed, on or prior to the Closing Date, including (1) any Liability for monetary fines, awards, judgments or penalties payable to a Governmental Authority, and (2) any Liability for amounts (or the value of any vouchers, credits or similar items) reimbursed, contributed or otherwise paid or remitted to, or for the benefit of, any Client or Product or its shareholders or interest holders at the direction of, or pursuant to (or in anticipation of) an order of, or settlement or other agreement entered into with, a Governmental Authority;

(D) Any loan facility or other obligation for Indebtedness;

(E) Any environmental, health or safety violations or Liabilities arising out of, resulting from or relating to Seller’s operation of the Business or leasing, ownership, operation or use of any real property prior to the Closing;

(F) Any Intellectual Property owned, licensed or used in connection with the Business prior to the Closing;

(G) Any employment, post-employment, retirement, severance, retention, termination, non-solicitation, commission, consulting, or other employment-related agreement between Seller or any Affiliate of Seller and any current or former employee of Seller or any Affiliate of Seller;

(H) Any Seller Plan, any of Seller’s or any Seller Affiliate’s payroll, salary, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option, bonus, severance, medical, disability, or vacation plans, change in control payments, or other Liabilities owing by Seller or any Affiliate of Seller to any current or former employee of Seller or any Affiliate of Seller (except for those Liabilities that may arise as to certain applicable benefits for certain Transferring Employees during the Transition Period for which Federated has agreed to be responsible in accordance with the second paragraph of Section 6.1.2(d)(i) and any “carry-over vacation days” accrued on Seller’s financial books and records that Federated has agreed that Transferred Employees may carry-over to 2009, and for which Federated has agreed to be responsible, in accordance with Section 6.1.2(h), which are included as “Assumed Liabilities” on Schedule 2.3);

(I) Any employee or labor grievance by any current or former employee of Seller or any Affiliate of Seller;

(J) Any allegations by any current or former employee, independent contractor or other Person associated with Seller or its respective Affiliates of sex, age, race, religious, ethnic, sexual orientation, gender, body form, disability, pregnancy or other discrimination;

(K) Any dismissal by Seller or any Affiliate of Seller of any current or former employee, independent contractor or other Person associated with Seller or any Affiliate of Seller;

(L) Any dispute with or concerning any current or former employee, independent contractor or other Person associated with, Seller or its Affiliates regarding compensation or benefits, including severance, deferred compensation, health benefits, retirement benefits or other similar matters;

(M) Any Contract or other arrangement between Seller and any Owner or any Affiliate of Seller or any Owner; or

(N) Any violation of, of failure to comply with, any Applicable Law or Governmental Authorization by Seller prior to the Closing;

(ii) Any Liability of Seller under any Contract that arises after the Closing but arises out of, results from or relates to any breach by, or other action or omission of, Seller upon or prior to the Closing;

(iii) Any Liability of Seller for Taxes, including any Taxes arising out of, resulting from or relating to Seller’s operation of the Business or ownership of the Acquired Assets prior to the Closing Date, any Taxes that will arise out of, result from or relate to the sale, assignment or transfer of the Acquired Assets pursuant to this Agreement (except for the portion of any transfer, documentary, sales, use, stamp, registration or similar such Taxes for which Seller is not responsible under Section 6.1.4(d)), and any Liability of Seller for unpaid Taxes of any Person under Regulation 1.1502-6 (or similar provisions of state or local Applicable Laws or the Applicable Laws of any jurisdiction other than the United States);

(iv) Any Liability of Seller or any Affiliate of Seller to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller or any Affiliate of Seller;

(v) Any Liability of Seller to indemnify, reimburse or advance amounts to any Person arising out of, resulting from or relating to any Contract that terminates or expires at or prior to Closing or otherwise relates to an action, omission, event or circumstance taken, made, occurring or existing at or prior to the Closing;

(vi) Any Liability of Seller to distribute to any Owner or otherwise apply all or any part of the Aggregate Purchase Price Consideration received pursuant to this Agreement;

(vii) Any trade payable of Seller that remains unpaid at Closing to the extent it relates to periods prior to the Closing Date;

(viii) Any Liability of Seller under this Agreement or any assignment and assumption agreement, any bill of sale, or any other Transaction Document or other instrument executed or delivered in connection with this Agreement or the Transactions; and

(b) any other Liabilities arising out of, resulting from or relating to any Retained Asset; and

(c) any other Liabilities specifically identified on Schedule 2.4 to this Agreement.

“Schedule Bring-Down Date” means the date that is five (5) Business Days prior to the Closing Date.

“Schedule Update” is defined in Section 6.10(c) of this Agreement.

“Second Anniversary Date” means the date that is two (2) Fiscal Years after the Closing Date.

“Second Anniversary Date Contingent Payment” means an amount equal to the greater of (a) $0 or (b) an amount equal to the sum of (i) the Second A Tier, plus (ii) the Second B Tier, minus (iii) all Anniversary Date Contingent Payments previously made.

“Second A Tier” means an amount equal to the greater of:

(a) $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is less than 15%, then an amount equal to the product of:

(i) the product of: (A) the Tier A Maximum Contingent Payment Amount, multiplied by (B) 0.40,

multiplied by

(ii) the quotient of: (A) the Anniversary Date Contingent Payment CAGR as of the Second Anniversary Date, divided by (B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is 15% or more, then an amount equal to the product of (i) the Tier A Maximum Contingent Payment Amount, multiplied by (ii) 0.40.

“Second B Tier” means an amount equal to:

(a) if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is equal to, or less than, 15%, then an amount equal to $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is greater than 15% but less than 30%, then an amount equal to the product of:

(i) the product of: (A) the Tier B Maximum Contingent Payment Amount, multiplied by (B) 0.40,

multiplied by

(ii) the quotient of:

(A) (1) the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date, minus (2) 15%,

divided by

(B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Second Anniversary Date is 30% or more, then an amount equal to the product of: (i) the Tier B Maximum Contingent Payment Amount, multiplied by (ii) 0.40.

“Seller” is defined in the preamble to this Agreement.

“Seller AUM” means the net assets of the Transferred Products under management, whether as adviser or subadviser, by Seller’s Investment Management Team as of the close of business.

“Seller AUM (Non-Fixed Income)” means, as of any applicable date, the net assets of the Transferred Products (Non-Fixed Income) under management, whether as adviser or subadviser, by Seller’s Investment Management Team as of the close of business on such date.

“Seller Indemnitees” is defined in Section 10.2 of this Agreement.

“Seller Indemnity Cap” is defined in Section 10.4(i)(i) of this Agreement.

“Seller Net Investment Advisory Revenue” means the gross investment advisory fee revenue earned by Seller (whether as advisor or subadviser) in respect of the Seller AUM during the Measurement Period, less (a)(i) fee waivers by Seller or its Affiliates in respect of the Seller AUM during the Measurement Period, and (ii) expenses reimbursed by Seller or its Affiliates in respect of the Seller AUM during the Measurement Period, and (b) any Supplemental Payments (whether asset-based or otherwise) paid by Seller or its Affiliates in respect of the Seller AUM during such Measurement Period.

“Seller Net Investment Advisory Revenue (Non-Fixed Income)” means the gross investment advisory fee revenue earned by Seller (whether as advisor or subadviser) in respect of the Seller AUM (Non-Fixed Income) during the Measurement Period, less (a)(i) fee waivers by Seller or its Affiliates in respect of the Seller AUM (Non-Fixed Income) during the Measurement Period, and (ii) expenses reimbursed by Seller or its Affiliates in respect of the Seller AUM (Non-Fixed Income) during the Measurement Period, and (b) any Supplemental Payments (whether asset-based or otherwise) paid by Seller or its Affiliates in respect of the Seller AUM (Non-Fixed Income) during such Measurement Period.

“Seller Plan” is defined in Section 3.1.26(a) of this Agreement.

“Seller’s Investment Management Team” means:

(a) For periods prior to the Closing, any or all of the current employees of Seller, and the future employees or hires of Seller prior to the Closing, who are the investment professionals responsible for the day-to-day management of the Products. The current members of Seller’s Investment Management Team are separately identified as such on the list of employees included in on Schedule 3.1.27 to this Agreement.

(b) For periods after the Closing, those members of Seller’s Investment Management Team (as defined in clause (a) above) that become employees of Federated (or its advisory Subsidiaries) upon Closing, and the future employees or hires of Federated (or its advisory Subsidiaries) after the Closing approved as members of “Seller’s Investment Management Team” by the Lead Team Member, who are the investment professionals responsible for the day-to-day management of the Post-Closing Business Products.

“Seventh Anniversary Date” means the date that is seven (7) Fiscal Years after the Closing Date.

“Side Letter” is defined in Section 3.1.1(d) of this Agreement.

“SMA Accounts” means accounts of Clients to which, or in respect of which, investment management, advisory or other services are provided (whether on a discretionary, non-discretionary, or other basis, and whether by providing model portfolios, recommendations or other advice, and whether as adviser, subadviser or otherwise) through or in connection with a separately managed account/wrap fee program or other investment program intended to satisfy the safe harbor provided in Rule 3(a)-4 under the 1940 Act. For the avoidance of doubt, when used with respect to Seller or Seller’s SMA Business, “SMA Accounts” means the accounts of Clients of the SMA Business.

“SMA Business” is defined in the recitals to this Agreement.

“SMA Contracts” is defined in Section 3.1.14(a)(i) of this Agreement.

“Solicitation Contracts” is defined in Section 3.1.14(a)(x) of this Agreement.

“Solicitors” is defined in Section 3.1.16 of this Agreement.

“Special Incentive Plan” means that certain Federated Investors, Inc.—Clover Special Incentive Plan for certain employees of Seller who become employees of Federated or its Subsidiaries upon the Closing (and that may in certain circumstances be available for new participants), in the form attached as Exhibit A.

“Starting Revenue” means the annualized Seller Net Investment Advisory Revenue, determined in accordance with GAAP, attributable to Consenting Clients.

“Starting Revenue (Non-Fixed Income)” means the annualized Seller Net Investment Advisory Revenue (Non-Fixed Income), determined in accordance with GAAP, attributable to Consenting Clients.

“Subadvised Fund Business” is defined in the recitals to this Agreement.

“Subadvised Fund Contracts” is defined in Section 3.1.14(a)(iii) of this Agreement.

“Subadvised Funds” means the: Touchstone Clover Core Fixed Income Fund, a series of Touchstone Funds Group Trust; Touchstone Diversified Small Cap Value Fund, a series of Touchstone Funds Group Trust; Touchstone Value Opportunities Fund, a series of Touchstone Funds Group Trust; and MassMutual Select Small Company Value Fund, a series of MassMutual Select Funds; and any other investment companies or mutual funds registered under the 1940 Act, the shares of which are registered for public distribution under the 1933 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), to which Seller begins providing investment management, investment advisory or other services (as subadviser) between the date of this Agreement and the Closing as permitted under this Agreement and the other Transaction Documents.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, business or statutory trust, partnership, association or other business entity of which more than 50% of either (a) the outstanding voting stock or other equity interests, or (b) the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto, is at a relevant time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Supplemental Payments” means, as applicable, (a) any “adviser pay” or supplemental payments paid to financial intermediaries or other third-parties for (i) the performance of subadvisory services, the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential Clients, or investors or potential investors, or (ii) the ongoing maintenance of relationships with Clients or investors (including the performance of services with respect to such Clients or investors), by an investment adviser, a distributor or any Affiliate of any of them (other than a Fund Product or Direct Account) (whether as revenue sharing, or for shareholder services, recordkeeping services or other services), and (b) any amounts paid to finders or solicitors for finder, referral or solicitation services relating to Clients or potential Clients, or investors or potential investors, including payments made by investment advisers or their Affiliates in compliance with Rule 206(4)-3 under the Advisers Act.

“Tax” or “Taxes” means any federal, state, territorial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, custom, duty, stamp, occupation, premium, profits, windfall profits, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax, or similar fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic, foreign or otherwise, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Tax Claim” means any action or claim for Losses arising out of, resulting from, or relating to: (a) any breach of or inaccuracy in any Tax Representation; (b) any breach of or failure to perform under Section 6.1.4 of this Agreement; and (c) any Taxes constituting a Retained Liability or Pre-Closing Product Liability.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed with any Governmental Authority, domestic, foreign or otherwise, relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Tax Representations” is defined in Section 8(a)(iii) of this Agreement.

“Ten-Year Employee” is defined in Section 6.1.2(d)(ii) of this Agreement.

“Third Anniversary Date” means the date, which is three (3) Fiscal Years after the Closing Date.

“Third Anniversary Date Contingent Payment” means an amount equal to the greater of (a) $0 or (b) an amount equal to the sum of (i) the Third A Tier, plus (ii) the Third B Tier, minus (iii) all Anniversary Date Contingent Payments previously made.

“Third A Tier” means an amount equal to the greater of:

(a) $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is less than 15%, then an amount equal to the product of:

(i) the product of: (A) the Tier A Maximum Contingent Payment Amount, multiplied by (B) 0.60,

multiplied by

(ii) the quotient of: (A) the Anniversary Date Contingent Payment CAGR as of the Third Anniversary Date, divided by (B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is 15% or more, then an amount equal to the product of: (i) the Tier A Maximum Contingent Payment Amount, multiplied by (ii) 0.60.

“Third B Tier” means an amount equal to:

(a) if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is equal to, or less than, 15%, then an amount equal to $0; or

(b) if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is greater than 15% but less than 30%, then an amount equal to the product of:

(i) the product of: (A) the Tier B Maximum Contingent Payment Amount, multiplied by (B) 0.60,

multiplied by

(ii) the quotient of:

(A) (1) the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date, minus (2) 15%,

divided by

(B) 15%; or

(c) if the Anniversary Date Contingent Payment CAGR determined as of the Third Anniversary Date is 30% or more, then an amount equal to the product of: (i) the Tier B Maximum Contingent Payment Amount, multiplied by (ii) 0.60.

“Tier A Maximum Contingent Payment Amount” means an amount equal to the product of: (a) 1.92924, and (b) the Starting Revenue (Non-Fixed Income).

“Tier B Maximum Contingent Payment Amount” means an amount equal to the product of: (a) 1.73630, and (b) the Starting Revenue (Non-Fixed Income).

“Title Claim” means any action or claim for Losses arising out of, resulting from or relating to any breach of or inaccuracy in any Title Representation.

“Title Representation” is defined in Section 8(a)(ii) of this Agreement.

“Transaction Document” means this Agreement, each Joinder Agreement, and any other document, Contract or certificate executed and delivered in connection with this Agreement or the consummation of the Transactions (other than any Employment Agreements or other Contracts or documents entered into with any employee of Seller who becomes an employee of Federated or its Subsidiaries upon the Closing).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transferred Products” means the Products for which Federated (or its designated advisory Subsidiaries) become the investment adviser or subadviser (and, as applicable with respect to the Collective Trusts and Hedge Funds, general partner or manager) as of the Closing as a result of the consummation of the Transactions in accordance with this Agreement and the other Transaction Documents.

“Transferred Products (Non-Fixed Income)” means the Transferred Products that are not Fixed Income Products.

“Transferring Employees” is defined in Section 6.1.2(b) of this Agreement.

“Transition Period” is defined in Section 6.1.2(d) of this Agreement.

“True-Up Date” is defined in Section 2.6(g) of this Agreement.

“True-Up Statement” is defined in Section 2.6(g) of this Agreement.

“Vendor Contracts” is defined in Section 3.1.14(a)(vii) of this Agreement.

“Vendors” is defined in Section 3.1.17 of this Agreement.

“Voting Shares” is defined within the definition of “Federated Change of Control” in this Section 1.1.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Wrap Program Sponsor” means any Person who is or who holds themselves out to be a sponsor of a separately managed account/wrap fee program or a turn-key asset management platform provider, and any other Person that offers, sponsors, organizes or administers an investment program, or assists in the selection or provides advice to Clients regarding the selection of Persons responsible for managing Clients’ accounts in an investment program, intended to satisfy the safe harbor provided in Rule 3(a)-4 under the 1940 Act.

1.2 Construction. The section headings in this Agreement and any other Transaction Document are inserted for convenience only and are not intended to affect the interpretation of this Agreement or any other Transaction Document. Any reference in this Agreement to any Section refers to the corresponding Section of this Agreement or such other Transaction Document, as applicable. Any reference in this Agreement or any other Transaction Document to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement or such other Transaction Document as applicable and all such Schedules and Exhibits are incorporated herein by reference. The words “include” and “including” in this Agreement or any other Transaction Document are to be construed as being followed by “without limitation.” This Agreement and any other Transaction Document will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement or any other Transaction Document. Unless the context requires otherwise, any reference to any Applicable Law in this Agreement or any other Transaction Document will be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof or as of the Closing Date (as applicable). All accounting terms not specifically defined in this Agreement will be construed when used in this Agreement or any other Transaction Document in accordance with GAAP. The word “or” in this Agreement or any other Transaction Document is disjunctive but not necessarily exclusive (and should be construed, accordingly, as “and/or”). All words in this Agreement and any other Transaction Document will be construed to be of such gender or number, as the circumstances require. Unless specifically provided otherwise in this Agreement or any other Transaction Document, any reference to “days” shall mean calendar days. References in this Agreement or any other Transaction Document to advisory fees or advisory fee revenues include asset-based fees, performance fees and other advisory fees. References in this Agreement or any other Transaction Document to “net assets” mean gross assets net of associated liabilities.

SECTION 2. PURCHASE AND SALE OF ASSETS

2.1 Sale and Purchase of the Acquired Assets. Subject to and upon the terms and conditions set forth in this Agreement, at Closing, Seller shall (and the Owner Parties shall cause Seller to) sell, transfer, convey, assign and deliver to Federated (or to any advisory Subsidiaries of Federated designated by Federated), and Federated (or its designated advisory Subsidiaries) shall purchase or acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all rights, title and interest of Seller in, to and under (a) all assets of Seller (except for the Retained Assets), and (b) all goodwill of Seller related to such assets and the Business (collectively, but not including the Retained Assets, the “Acquired Assets”). For the avoidance of doubt, the Acquired Assets include:

(a) All SMA Contracts;

(b) All Direct Account Contracts;

(c) All Subadvised Fund Contracts (other than any Investment Advisory Contract);

(d) All Collective Trust Contracts;

(e) All Hedge Fund Contracts and any general partnership interests of Seller in the Hedge Funds;

(f) All Intellectual Property Contracts;

(g) All Vendor Contracts;

(h) All Personal Property Lease Contracts;

(i) All Real Property Lease Contracts;

(j) All Solicitation Contracts;

(k) All Other Business Contracts;

(l) All Outstanding Offers;

(m) All Personal Property (including any warranties thereon);

(n) All intangible rights and intangible property of Seller, including Seller’s name, logo and any service marks, all Investment Models, all Intellectual Property comprising such Investment Models, and the other Intellectual Property identified or required to be identified on Schedule 3.1.18, going concern value and goodwill;

(o) Any Governmental Approvals, and any pending applications therefor or renewals thereof, identified on Schedule 2.1(o), in each case to the extent transferable to Federated (or its designated Subsidiaries);

(p) All Accounts Receivable (except to the extent included in Retained Assets as relating to periods on or prior to the Closing Date and to be remitted to Seller pursuant to Section 2.6 of this Agreement);

(q) All credits, prepaid expenses, other prepaid items, deferred charges, advance payments, claims for refunds, indemnification rights, guarantees (where Seller is not the guarantor), security deposits, warranty rights, and rights of offset, including those identified on Schedule 2.1(q), in each instance, to the extent relating to periods after the Closing Date (except to the extent included in Retained Assets as relating to periods on or prior to the Closing Date and to be remitted to Seller pursuant to Section 2.6 of this Agreement);

(r) All performance records of or relating to any Product or the Business;

(s) General books and records relating to the Business or the Products, and, to the extent not considered a part of such general books and records, all policies and procedures, logs, marketing and Client lists, Client/shareholder files, account information, information relating to security holdings, credit files, computer stored or generated reports, performance records, referral sources, advertising, marketing and promotional materials, service and warranty records, creative materials, personnel records (subject to requirements under Applicable Law), studies, reports, correspondence, and other data, records and information on any tangible medium or that is stored in any electronic or other medium, relating to the Acquired Assets, the Business or any Product, and wherever located or stored (it being agreed and understood that Seller shall have the right to retain copies of all books and records relating to the Acquired Assets, the Business and the Products to the extent, and for so long as, required to comply with Applicable Law, and subject to maintaining such books and records in strict confidence and subject to the same information security standards as exist on the date hereof (and any additional legally mandated information security standards), not using such books and records for any purpose inconsistent with this Agreement (including Section 6.6) and not disclosing such books and records to any third-party, except as expressly required under Applicable Law);

(t) Any other Contracts and assets, tangible or intangible, relating to the Acquired Assets, the Business or any Product, and necessary for the conduct of the Business by Federated (or its designated Subsidiaries) that are not specifically identified as Retained Assets, including those identified or described on Schedule 2.1(t);

(u) All insurance benefits (other than insurance benefits arising under or in relation to any Seller Plan), including rights and proceeds, arising from or relating to the Acquired Assets, the Business, the Products or the Assumed Liabilities, in each instance, to the extent relating to periods after the Closing Date (except to the extent included in Retained Assets as relating to periods on or prior to the Closing Date); and

(v) All rights, demands, causes of action, Litigation and other claims of Seller against third parties relating to the Acquired Assets, the Business or the Products, whether choate or inchoate, known or unknown, contingent or non-contingent, or otherwise, including all such rights, demands, causes of action, Litigation and claims identified on Schedule 2.1(v), in each instance, to the extent relating to periods after the Closing Date (except to the extent included in Retained Assets as relating to periods on or prior to the Closing Date).

After the Closing, Seller shall have no further rights, title and interest in, to or under, or to utilize, any Acquired Asset (including Seller’s name, logo, and any service mark included in the Acquired Assets).

2.2 Retained Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement or any other Transaction Document, the following assets of Seller (collectively, the “Retained Assets”) are not part of the Acquired Assets and shall remain the property of Seller after the Closing:

(a) All cash and short-term investments, and bank accounts, of Seller;

(b) All minute books, stock records and corporate seals of Seller;

(c) Any shares of capital stock of Seller held in treasury;

(d) All personnel records that Seller is required by Applicable Law to retain in its possession (provided, that, to the extent permitted by Applicable Law, Seller shall deliver copies of such records to Federated prior to the Closing, but only with respect to those employees of Seller that Federated (or its Subsidiaries) will hire upon Closing);

(e) Rights in connection with and assets, including insurance benefits, of any Seller Plan;

(f) All employment agreements or employment offer letters or outstanding, unaccepted offers of employment, or non-solicitation agreements, commission agreements, consulting agreements or other employment-related agreements;

(g) All Accounts Receivable relating to periods on or prior to the Closing Date;

(h) All claims for refund of Taxes and other governmental charges relating to periods on or prior to the Closing Date;

(i) All insurance proceeds relating to periods on or prior to the Closing Date;

(j) All credits, prepaid expenses, other prepaid items, deferred charges, advance payments, and security deposits existing as of the Closing Date;

(k) All amounts received in respect of claims for refunds, set-off, indemnification or warranty made with respect to operation of the Business on or prior to the Closing Date;

(l) All rights, demands, causes of action, Litigation and other claims of Seller against third parties relating to the Acquired Assets, the Business, the Products, or any Seller Plan or with respect to any current or former employee or independent contractor associated with Seller or its respective Affiliates, whether choate or inchoate, known or unknown, contingent or non-contingent, or otherwise, to the extent related to the operation of the Business on or prior to the Closing Date;

(m) All amounts received in respect of demands, causes of action, Litigation and other claims of Seller against third parties relating to the Acquired Assets, the Business or the Products finally determined prior to, or initiated on or prior to and pending on, the Closing Date;

(n) All (i) insurance policies of Seller and (ii) insurance benefits of Seller, including rights and proceeds, arising from or relating to the Acquired Assets, the Business or the Products, to the extent related to the operation of the Business on or prior to the Closing Date;

(o) All Governmental Approvals, and any pending applications therefor or renewals thereof, other than those identified on Schedule 2.1(o) that are transferred to Federated or its Affiliates;

(p) This Agreement and all other Transaction Documents, including Seller’s rights hereunder and thereunder; and

(q) All taxpayer and other identification numbers of Seller;

(r) All qualifications to do business as a foreign corporation and arrangements with registered agents relating to foreign qualifications; and

(s) All Tax Returns of Seller;

(t) Any other asset of Seller identified or described on Schedule 2.2 or otherwise specifically included as a Retained Asset pursuant to the terms of this Agreement.

2.3 Assumed Liabilities. At the Closing, Federated shall assume and agree to pay, honor and discharge when due only (collectively, the “Assumed Liabilities”): (i) all Liabilities arising out of, resulting from, or relating to the ownership and operation of the Acquired Assets, the conduct of the Business or the provision of services to, or as applicable, sponsoring of, the Transferred Products, after the Closing Date by Federated or any of its Subsidiaries; (ii) the portion of any transfer, documentary, sales, use, stamp, registration or similar such Taxes for which Federated is responsible under Section 6.1.4(d); (iii) all Liabilities that may arise as to certain applicable benefits for Transferring Employees during the Transition Period for which Federated has agreed to be responsible for in accordance with the second paragraph of Section 6.1.2(d)(i); (iv) any “carry-over vacation days” accrued on Seller’s financial books and records that Federated has agreed that Transferred Employees may carry-over to 2009, and for which Federated has agreed to be responsible, in accordance with Section 6.1.2(h); and (v) any other Liability of Seller specifically identified on Schedule 2.3.

2.4 Retained Liabilities. Seller shall retain all Retained Liabilities, and the Retained Liabilities shall remain the sole responsibility of, and shall be paid, performed and discharged in a timely manner solely by, Seller. Neither Federated nor any of its Affiliates, nor any director, trustee, officer, employee, agent or other representative of any of them, shall hereby assume, or otherwise hereby become liable for, any Retained Liabilities and Pre-Closing Product Liabilities.

2.5 Consideration. In consideration of the sale and transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Federated (or its designated Subsidiaries) in accordance with this Agreement and the other Transaction Documents, and subject to the terms and conditions in this Agreement and the other Transaction Documents:

2.5.1 Closing Payment. At Closing, Federated shall pay to Seller the Closing Payment.

2.5.2 Contingent Payments.

(a) On or before the 60th day after the First Anniversary Date, Federated shall pay Seller the First Anniversary Date Contingent Payment that has been earned, if any.

(b) On or before the 60th day after the Second Anniversary Date, Federated shall pay Seller the Second Anniversary Date Contingent Payment that has been earned, if any.

(c) On or before the 60th day after the Third Anniversary Date, Federated shall pay Seller the Third Anniversary Date Contingent Payment that has been earned, if any.

(d) On or before the 60th day after the Fourth Anniversary Date, Federated shall pay Seller the Fourth Anniversary Date Contingent Payment that has been earned, if any.

(e) On or before the 60th day after the Fifth Anniversary Date, Federated shall pay Seller the Fifth Anniversary Date Contingent Payment that has been earned, if any.

Illustrative examples of the Contingent Payment calculations are set forth in Exhibit B-2 to this Agreement.

2.5.3 Payment Mechanics.

(a) All payments required to be made under this Section 2.5 shall be made by wire transfer of immediately available funds to an account specified in writing by the Party entitled to receive a payment to the Party required to make such payment not less than three (3) Business Days prior to the date on which such payment is due.

(b) If any payment required to be made under this Section 2.5 is due to be paid on a date that is not a Business Day, then such payment shall be made on the next Business Day following such date.

2.5.4 Contingent Payment Statements.

(a) Federated shall prepare in good faith and deliver to Seller within sixty (60) days after each Anniversary Date a statement, together with reasonable supporting documentation, setting forth Federated’s calculation of the Contingent Payments to be determined as of such Anniversary Date or, if no such payment is due, the calculation supporting the absence of such a payment (each a “Contingent Payment Statement”). It is the intention of the Parties that, if a Contingent Payment is required to be made by Federated under Section 2.5.2, the applicable Contingent Payment Statement would be provided on the same date that such Contingent Payment is made by Federated on or before the 60th day after the applicable Anniversary Date.

(b) Federated shall cause Federated’s counsel and accountants, and, as applicable and necessary, seek to cause each Post-Closing Business Product’s service providers, counsel and accountants, to give Seller and its representatives, counsel and accountants, reasonable access to Federated’s and, as applicable, such Post-Closing Business Product’s books, records and personnel needed to enable Seller to review on a fully-informed basis each Contingent Payment Statement.

(c) As soon as practicable, but not later than fifteen (15) days after receiving a Contingent Payment Statement from Federated, Seller shall notify Federated of any dispute with respect to the calculation of any Contingent Payment specifying the dispute in reasonable detail. If Seller does not notify Federated of a dispute within this fifteen (15)-day period, or if Seller notifies Federated that Seller agrees with Federated’s calculations, then Federated’s calculations as delivered to Seller shall be final and binding and not subject to further dispute.

(d) If Seller timely notifies Federated of a dispute pursuant to Section 2.5.4(c), Federated and Seller will have ten (10) days after the date of such notice to mutually resolve the dispute. If Seller and Federated resolve the dispute within such ten (10)-day period or at any time thereafter, the agreed upon amount of the applicable Contingent Payment shall be final and binding and not subject to further dispute. If the dispute is not resolved within such ten (10)-day period:

(i) Seller or Federated, upon notice to the other, may require that the dispute shall be referred for resolution to an accounting firm agreed upon at the time by Seller and Federated, provided that if Seller and Federated cannot so agree each of them shall select an accounting firm, and those firms (each at the expense of the respective Party that selected them) shall designate a third firm to resolve the dispute (the firm so agreed or designated, “Neutral Accounting Firm”);

(ii) If Seller or Federated requires the dispute to be referred to the Neutral Accounting Firm, Seller and Federated shall use their commercially reasonable efforts to cause the Neutral Accounting Firm to issue within thirty (30) days after its selection a written report stating its resolution of the dispute selecting either Federated’s determination of the applicable Contingent Payment(s), Seller’s determination of the applicable Contingent Payment(s), or an amount in between the two;

(iii) If Seller or Federated requires the dispute to be referred to the Neutral Accounting Firm, upon the Neutral Accounting Firm issuing its written report, the amount of applicable Contingent Payment(s) determined by the Neutral Accounting Firm shall be final and binding and not subject to further dispute; and

(iv) If Seller or Federated requires the dispute to be referred to the Neutral Accounting Firm: (A) Seller shall pay the Neutral Accounting Firm’s fees and expenses if the Neutral Accounting Firm agrees with Federated’s determination of the applicable Contingent Payment(s) (or disputed portion thereof); (B) Federated shall pay the Neutral Accounting Firm’s fees and expenses if the Neutral Accounting Firm agrees with Seller’s determination of the applicable Contingent Payment(s) (or disputed portion thereof); and (C) Seller and Federated shall each pay one-half of the Neutral Accounting Firm’s fees and expenses if the Neutral Accounting Firm fails to agree with either Seller’s or Federated’s determination of the applicable Contingent Payment(s) (or disputed portion thereof).

Upon the disputed portion of any applicable Contingent Payment(s) being determined in accordance with this Section 2.5.4(d), if the final amount of the applicable Contingent Payment is greater than the amount paid by Federated pursuant to Section 2.5.2, Federated shall pay the additional amount owing to Seller within five (5) Business Days after either Federated and Seller agree upon the Contingent Payment or the Neutral Accounting Firm issues its final and binding written report, whichever is applicable.

2.5.5 Tax Treatment. Federated, Seller and the Owners hereby agree that the Contingent Payments are intended to be reported for Tax purposes under the installment method of accounting as set forth in Section 453 of the Code and that, accordingly, each Contingent Payment will consist of a payment of principal and a payment of interest as set forth in the

Treasury Regulations. Neither Federated, Seller, nor any Owner shall take any Tax position contrary with such intended treatment, unless (i) otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code or (ii) in connection with an allocation (A) to the restrictive covenants set forth in Section 6.6 of this Agreement or (B) to such other items that a Party believes necessary or appropriate.

2.6 Post-Closing True-Ups. Federated and Seller shall (and the Owner Parties shall cause Seller to) cooperate and work together after the Closing until the First Anniversary Date to apportion the pre-Closing and post-Closing economic benefits and economic burdens and expenses of owning and operating the Acquired Assets, conducting the Business and providing services to, and, as applicable, sponsoring, the Products and Transferred Products (as applicable). Specifically, Federated, Seller and the Owner Parties agree:

(a) To the extent that Federated (or any Affiliate of Federated) receives any amount (or the economic benefit of any amount) on or prior to the First Anniversary Date in respect of an Acquired Asset or the Business that relates to Seller’s ownership or operation of the Acquired Assets, conducting of the Business or provision of services to, and, as applicable, sponsoring of, the Products on or prior to the Closing Date, Federated shall remit such amounts (or the value of the economic benefit of any such amount) actually received to Seller in accordance with this Section 2.6. If Federated (or any Affiliate of Federated) receives any such amount (or the economic benefit of such amount) on or prior to the First Anniversary Date, Federated also shall promptly notify Seller in writing of such receipt by Federated (or any Affiliate of Federated) and the amount of any Collection Costs paid or incurred by Federated (or any Affiliate of Federated) in connection with the receipt of any such amount (or the economic benefit of any such amount). Federated may offset against any such amount (or the value of the economic benefit of any such amount) that Federated has agreed to remit to Seller:

(i) Any reasonable costs, expenses or other Liabilities paid or incurred (other than overhead and other internal costs) in connection with the receipt of any such amount (or the economic benefit of any such amount) (collectively, “Collection Costs”) by Federated and its Affiliates;

(ii) Any amounts (or the value of any economic benefit) that Seller is required to remit to Federated under Section 2.6(b) below (to the extent that Seller has not remitted the same to Federated); and

(iii) Any amounts (or the value of any economic burden) for which Seller is responsible under Section 2.6(c) below.

The Parties agree that nothing in this Section 2.6 is intended, or shall be construed, (A) as a guarantee that any amounts (or the economic benefit of any amounts) shall be received, or (B) to require Federated (or its Affiliates) or Seller (or any Owner) to take or make any particular action or omission to ensure that any amounts (or the economic benefit of any amounts) are received.

(b) To the extent that Seller receives any amount (or the economic benefit of any amount) on or prior to the First Anniversary Date in respect of an Acquired Asset or the Business that relates to Federated’s (or its designated Subsidiaries’)

ownership or operation of the Acquired Assets, conducting of the Business or provision of services to, and, as applicable, sponsoring of, any Post-Closing Business Products after the Closing Date, Seller and the Owner Parties agree that Seller shall remit such amounts (or the value of the economic benefit of any such amount) actually received to Federated in accordance with this Section 2.6. If Seller receives any such amount (or the economic benefit of such amount) on or prior to the First Anniversary Date, Seller also shall (and the Owner Parties shall cause Seller to) promptly notify Federated in writing of such receipt by Seller and the amount of any Collection Costs paid or incurred by Seller in connection with the receipt of any such amount (or the economic benefit of any such amount). Seller may offset against any such amount (or the value of the economic benefit of any such amount) that Seller has agreed to remit to Federated:

(i) Any Collection Costs paid or incurred by Seller;

(ii) Any amounts (or the value of any economic benefit) that Federated is required to remit to Seller under Section 2.6(a) above (to the extent that Federated has not remitted the same to Seller); and

(iii) Any amounts (or the value of any economic burden) for which Federated is responsible under Section 2.6(d) below.

(c) To the extent that Federated, its Affiliates or any Transferred Products suffer, pay or incur any amount (or the economic burden of any amount) constituting a Retained Liability on or prior to the First Anniversary Date, including in respect of an Acquired Asset or the Business that relates to Seller’s ownership or operation of the Acquired Assets, conducting of the Business and provision of services to, and, as applicable, sponsoring of, the Products on or prior to the Closing Date, Federated shall promptly notify Seller in writing of such amount (or the value of the economic burden of any such amount) and Seller shall remit such amounts (or the value of the economic burden of any such amounts), and excess Collection Costs, to Federated in accordance with this Section 2.6(c). If Federated offsets any amounts (or the value of the economic benefit or burden of such amounts) that Seller is responsible to remit to Federated under Section 2.6(b) or this Section 2.6(c) against any amounts (or the value of the economic benefits or burdens of such amounts) that Federated is responsible to remit to Seller as contemplated in Section 2.6(a) above or Section 2.6(d) below, then Seller shall be responsible under Section 2.6(b) above and this Section 2.6(c) for only any remaining amounts (or the value of the economic benefit or burden of such amounts) and any excess Collection Costs of Federated or its Affiliates.

(d) To the extent that Seller suffers, pays or incurs any amount (or the economic burden of any amount) constituting an Assumed Liability on or prior to the First Anniversary Date, including in respect of an Acquired Asset or the Business that relates to Federated’s (or its designated Subsidiaries’) ownership or operation of the Acquired Assets, conducting of the Business and provision of services to, and, as applicable, sponsoring of, the Transferred Products after the Closing Date, Seller shall (and the Owner Parties shall cause Seller to) promptly notify Federated in writing of such amount (or the value of the economic burden of any such amount) and Federated shall remit such amounts (or the value of the economic burden of any such amount) to Seller in accordance with this Section 2.6(d). If Seller offsets any amounts (or the value of the economic benefit or burden of such amounts) that Federated is responsible to remit to Seller under Section 2.6(a) or this Section 2.6(d) against any amounts (or the value of the economic benefits or burdens of such amounts) that Seller is responsible to remit to Federated as contemplated in Section 2.6(b) or Section 2.6(c) above, then Federated shall be responsible under Section 2.6(a) above and this Section 2.6(d) for only any remaining amounts (or the value of the economic benefit or burden of such amounts) and any excess Collection Costs of Seller.

(e) All payments required to be made under this Section 2.6 shall be made in accordance with Section 2.5.3(a) of this Agreement.

(f) If any payment required to be made under this Section 2.6 is due to be paid on a date that is not a Business Day, then such payment shall be made on the next Business Day following such date.

(g) Based on its records and any notices received from Seller pursuant to this Section 2.6, Federated shall prepare in good faith and deliver to Seller within forty-five (45) days after the date that is (i) ninety (90) days after the Closing Date, (ii) one-hundred eighty days (180) days after the Closing Date, (iii) two-hundred seventy days (270) days after the Closing Date, and (iv) the First Anniversary Date (each such date being a “True-Up Date”), a statement, together with reasonable supporting documentation, setting forth:

(A) Any amounts (or the value of the economic benefit or burden of such amounts) that Federated is responsible to remit to Seller under this Section 2.6 or that have already been remitted to Seller (including any offsets as contemplated in this Section 2.6);

(B) Any amounts (or the value of the economic benefit or burden of such amounts) that Seller is responsible to remit to Federated under this Section 2.6 or that have already been remitted to Federated (including any offsets as contemplated in this Section 2.6); and

(C) The net amount to be paid by Federated or Seller (as applicable) for the applicable period pursuant to this Section 2.6, in each case together with reasonable supporting documentation (each a “True-Up Statement”). The failure of either Federated or Seller to provide any notice contemplated in Section 2.6(a) through 2.6(d) shall not preclude any amount (or the value of any economic benefit or burden) from being included in any True-Up Statement or dispute notice relating thereto.

(h) Each Party shall cause its counsel and accountants, and, as applicable and necessary, seek to cause each Product’s or Post-Closing Business Product’s (as applicable) service providers, counsel and accountants, to give Federated and Seller (as applicable), and their respective representatives, counsel and accountants, reasonable access to such Party’s and, as applicable, such Product’s or Post-Closing Business Product’s (as applicable) books, records and personnel needed to enable Federated and Seller (as applicable) to review and confirm on a fully-informed basis each True-Up Statement.

(i) As soon as practicable, but not later than thirty (30) days after Federated delivers a True-Up Statement, Seller or Federated (as applicable) shall notify the other Party of any dispute with respect to the calculations contemplated in this Section 2.6 specifying the dispute in reasonable detail. If Federated or Seller (as applicable) does not notify the other Party of a dispute within this thirty (30)-day period, or if Federated and Seller agree with Federated’s initial calculations, then Federated’s calculations as delivered to Seller in such True-Up Statement shall be final and binding and not subject to further dispute.

(j)(i) Any amounts required to be paid by Federated or Seller (as applicable) pursuant to this Section 2.6 shall be paid by Federated or Seller (as applicable) within ninety (90) days after the applicable True-Up Date.

(ii) If Seller or Federated (as applicable) timely notifies the other Party of a dispute pursuant to Section 2.6(i), and the dispute is not resolved within ten (10) days after the date of such notice, (A) Federated or Seller (as applicable) shall make the undisputed portion of any such payment no later than (1) the date on which such payment is due, or (2) the date which is eleven (11) days after the date on which Seller or Federated (as applicable) timely notifies the other Party of a dispute pursuant to Section 2.6(i) (or such later date mutually agreed upon by Federated and Seller), and (B) Federated and Seller shall resolve the dispute, and Federated and Seller (as applicable) shall make any remaining payments, in the same manner as disputes are resolved and disputed payments are made pursuant to Section 2.5.4(d) of this Agreement.

(iii) The Neutral Accounting Firm’s fees and expenses also will be paid in the same manner as contemplated in Section 2.5.4(d).

(k) Notwithstanding any other provision of this Agreement or any other Transaction Document, the Parties agree that any amounts required to be paid by Federated or Seller pursuant to this Section 2.6 (other than the fees and expenses of the Neutral Accounting Firm as contemplated in Section 2.6(j)(iii) above to the extent not paid) shall not count for purposes of any Minimum Claim Amount, Deductible Amount or any Indemnity Cap.

2.7 Closing Date. The closing of the Transactions contemplated by this Agreement and the other Transaction Documents (the “Closing”) shall take place at the offices of Federated, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779, on such day that is a Friday, and at such time, as the Parties may agree promptly following the satisfaction or waiver of all conditions to the consummation of the Transactions (other than those conditions which can only be fulfilled at the Closing) (the “Closing Date”), provided, however, that the Closing may occur at such other time, date and place as the Parties may agree; and provided, further, that unless otherwise agreed to by the Owner Representative, the Closing shall not occur prior to seventy-five (75) days after the date of this Agreement if Starting Revenue attributable to Consenting Clients is less than $17,582,019. Subject to the provisions of Section 9 below, failure to consummate the purchase and sale provided for in this Agreement and the other Transaction Documents on the date, time and place determined pursuant to the foregoing provisions of this Section 2.7 shall not result in the termination of this Agreement or any other Transaction Document and shall not relieve any Party of any obligation under this Agreement or any other Transaction Document if (a) such failure occurred despite good faith efforts of the Parties to this Agreement, and (b) the Closing occurs on the next Friday (which is a Business Day and which is not the last Friday of the month) after the date of such failure to close.

2.8 Allocation of Aggregate Consideration. The Assumed Liabilities and Aggregate Consideration for the Acquired Assets shall be allocated, for Tax purposes, among the Acquired Assets, the restrictive covenants set forth in Section 6.6 of this Agreement and such other items that a Party believes necessary or appropriate (and, to the extent any of the Acquired Assets constitute interests in any entity taxable as a partnership for federal income tax purposes, among the assets of such entity) in accordance with (a) Section 1060 of the Code and the Treasury Regulations promulgated pursuant thereto (and, if applicable, Section 751 of the Code)

and (b) this Section 2.8. Federated shall prepare and deliver to Seller within one hundred eighty days (180) days after the Closing Date (but, if earlier, in no event fewer than sixty (60) days prior to the date that any Tax Return required to be filed by Seller (including any allowable extension) and that reflects the transactions contemplated herein is due) a preliminary allocation statement to allocate the Closing Payment and deliver it to Seller for review; thereafter, Federated shall prepare and deliver to Seller within one hundred eighty days (180) days after the close of each calendar year (but, if earlier, in no event fewer than sixty (60) days prior to the date that any Tax Return required to be filed by Seller (including any allowable extension) and that reflects the transactions contemplated herein is due) during which any Contingent Payments are made pursuant to this Agreement a revised allocation statement to allocate the Closing Payment and the cumulative Contingent Payments paid during or prior to such calendar year. Seller will have the opportunity to review each such draft and revised allocation statement provided by Federated pursuant to this Section 2.8 and provide written notice of objections to Federated within thirty (30) days after receiving the draft allocation statement. If Seller fails to deliver a written notice of objection within such thirty (30)-day period, Federated’s draft or revised allocation statement shall be final and binding and not subject to further dispute (but will be subject to further revision consistent with this Section 2.8 and the principles set forth in the most recent final allocation statement in the event that further Contingent Payments are made). If Seller delivers a written notice of objection to Federated in a timely manner, and Seller and Federated do not resolve such objections to their mutual satisfaction within thirty (30) days, either Seller or Federated may elect to subject the draft allocation statement to the Neutral Accounting Firm in accordance with the procedure described in, and the dispute shall be resolved in the same manner as disputes are resolved pursuant to, Section 2.5.4(d) of this Agreement. Upon such dispute being resolved, the decision of the Neutral Accounting Firm shall be final and binding and not subject to further dispute (but will be subject to further revision consistent with this Section 2.8 and the principles set forth in the most recent final allocation statement in the event that further Contingent Payments are made). Seller and Federated agree to report the federal, state and local Tax consequences of the Transactions (including filing Internal Revenue Service Form 8594 and any supplemental Form 8594) in a manner consistent with each final allocation statement, as revised from time to time to reflect additional Contingent Payments as contemplated in this Section 2.8, unless required to do otherwise pursuant to a final determination within the meaning of Section 1313 of the Code. Seller and Federated shall promptly advise each other of any Tax audit or other Litigation related to any allocation hereunder. For the avoidance of doubt, if the IRS determines that any allocation is inconsistent with Section 1060 of the Code (or other Applicable Law), the Parties understand and agree that nothing in this Agreement shall require an allocation inconsistent with such determination.

2.9 Third Party Consents. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither this Agreement nor any other Transaction Document shall constitute an agreement to assign or transfer any Acquired Asset if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a Governmental Authority, Client or other third party would constitute a breach or violation of any Governmental Approval, Applicable Law, or Contract or affect adversely the rights of Federated (or its designated Subsidiaries) or Seller thereunder or with respect thereto. In the event any such Consent (other than a Governmental Approval, a Client Consent or a Consent from the trustee of any Collective Trust) is not obtained on or prior to the Closing Date, if Federated so requests, Seller shall (and the Owner Parties shall cause Seller to) continue to use its reasonable efforts to obtain any such Consent after the Closing Date until such time as such Consent has been obtained, and Seller will (and the Owner Parties shall cause Seller to) cooperate with Federated in any lawful and economically feasible arrangement to provide Federated (or its designated Subsidiaries) with the benefits of, and interest of Seller in the benefits under, any such Acquired Asset, including performance by Seller, as agent, if legally and economically feasible; provided, that Federated shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Federated (or its designated Subsidiaries) would have been responsible therefor hereunder as an Assumed Liability if such Consent had been obtained. Nothing in this Section 2.9 shall be deemed a waiver by Federated of the right for Federated (or its designated Subsidiaries) to have received on or before the Closing an effective assignment of the Acquired Assets as contemplated in this Agreement and the other Transaction Documents, nor shall this Section 2.9 be deemed to constitute an agreement to exclude from the Acquired Assets any assets included in the Acquired Assets pursuant to Section 2.1 of this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER, OWNER PARTIES AND JOINING OWNERS

3.1 Representations and Warranties of Seller. Seller represents and warrants to Federated as follows:

3.1.1 Incorporation and Qualification; Non-Compete Parties.

(a) Seller is a duly incorporated and subsisting corporation under the laws of the State of New York. Seller has the requisite corporate power and authority to conduct its business as currently conducted and to own, lease and operate the properties and assets used in connection therewith. Seller is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Change with respect to Seller. Seller has delivered to Federated true, accurate and complete copies of its Governing Documents, in each case, as amended and in effect on the date hereof.

(b) Seller does not have any Subsidiaries.

(c) Any Persons constituting, as of the date of this Agreement, Non-Compete Parties of Seller or, to Seller’s Knowledge, of the Owners, under clause (b)(ii) of the definition of “Non-Compete Parties” in Section 1.1 of this Agreement are set forth on Schedule 3.1.1(c) to this Agreement.

(d) Schedule 1 is (and as of the Schedule Bring-Down Date will be) true, accurate, and complete with respect to, based on Seller’s books and records, such Owner being identified as a shareholder of Seller. The information included in that certain letter from Seller to Federated, dated as of the date hereof (the “Side Letter”), setting forth, based on Seller’s books and records, (i) the Owners’ respective percentage ownership interests in Seller and (ii) the ratios/percentages and, as applicable, Owner Party Indemnity Caps, contemplated in Sections 10.4(i) and 15 of this Agreement is true and accurate as of the date hereof and, as supplemented by Seller as of the Schedule Bring-Down Date, will be true and accurate as of the Schedule Bring-Down Date.

3.1.2 Authority. Seller has full corporate power and authority to enter into this Agreement and each other Transaction Document to which Seller is a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions contemplated hereby and thereby. Seller has taken all corporate action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each other Transaction Document to which Seller is a party, and no further corporate action, or action on the part of Seller’s shareholders, is necessary to authorize this Agreement or any other Transaction Document to which Seller is a party or to consummate the Transactions. Seller has delivered, or prior to Closing will deliver, to Federated evidence of such actions in a form reasonably satisfactory to Federated. This Agreement and each other Transaction Document to which Seller is a party have been (or, when executed and delivered, will be) duly executed and delivered by Seller, and are (or, when executed and delivered, will constitute) valid and legally binding agreements and obligations of Seller, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

3.1.3 No Violations. Except as disclosed on Schedule 3.1.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller, and the consummation of the Transactions, will not breach or violate any provision of any Governing Document of Seller, nor breach or violate the terms of any material Contract to which Seller is a party or by which its assets or properties are bound or any Applicable Law to which Seller is subject or by which Seller is obligated or any of Seller’s properties or assets are bound, other than breaches and violations that would not, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, (b) materially and adversely the Acquired Assets, (c) materially and adversely the Business, or (d) materially and adversely any Product. Except as disclosed on Schedule 3.1.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller, and the consummation of the Transactions, also will not result in or give rise to a right of termination, cancellation, amendment or acceleration of an obligation or loss of a benefit affecting, or result in the imposition of any Encumbrances (other than Permitted Encumbrances) on, any of the Acquired Assets.

3.1.4 No Convictions, Sanctions or Other Violations. Seller is not ineligible (whether by virtue of its own conduct, acts or omissions or by virtue of the conduct, acts or omissions of its Affiliated Persons) under Section 9(a) or 9(b) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company. Neither Seller nor, to Seller’s Knowledge, any “person associated with an investment adviser” (as defined in the Advisers Act) with respect to Seller is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser, or pursuant to Rule 206(4)-3 under the Advisers Act to serve as a solicitor, and has not been the subject of any legal or disciplinary event that must be disclosed to Clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. Seller is not precluded from acting as a fiduciary by operation of Section 411 of ERISA and Seller has no Knowledge of any basis for Seller or any of its directors, officers, or employees who are involved in Seller’s investment management function becoming subject to disqualification from serving in any capacity described in Section 411(a) of ERISA by virtue of Section 411 of ERISA. Neither Seller nor, to Seller’s Knowledge, any “person associated with an investment adviser” with respect to Seller as contemplated above is otherwise ineligible under any other Applicable Law from providing investment management or advisory services (or any other services provided by Seller) with respect to any Product or the Business. There is no judicial or administrative action, suit, proceeding, investigation or other Litigation, pending or, to Seller’s Knowledge, threatened that could reasonably be expected to result in Seller or, to Seller’s Knowledge, any Affiliated Person of Seller (or any “person associated with an investment adviser” with respect to Seller as contemplated above) becoming ineligible to serve in such positions or capacity or requiring disclosure to Clients of Seller.

3.1.5 Governmental Approvals; Other Consents. Schedule 3.1.5 sets forth a true and complete list of each Consent of, and each declaration to or filing or registration with, any Governmental Authority, and each Consent of any other Person (other than the approval of the Transactions by Seller’s Board, which has been obtained on or prior to the date of this Agreement), that is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller or the consummation of the Transactions.

3.1.6 Litigation. No Litigation is pending or, to Seller’s Knowledge, threatened against (a) Seller relating to the Acquired Assets, the Business or any Product, or (b) Seller related to this Agreement, any other Transaction Document or the Transactions, including any Litigation that seeks to delay, hinder, or prohibit execution of this Agreement or any other Transaction Document or the consummation of the Transactions, and, in each case, Seller does not have Knowledge (without commercially reasonable inquiry) of any events, facts or circumstances that could reasonably likely serve as the basis for any such Litigation. There are, and within the past five years have been, no outstanding judgments, decrees, injunctions, stipulations or orders against or relating to Seller or, to Seller’s Knowledge (in the case of any SMA Account or Subadvised Fund, without commercially reasonable inquiry), any Direct Account, SMA Account, Subadvised Fund, Collective Trust or Hedge Fund. There are no consent decrees or similar arrangements entered into with a Governmental Authority or other Person by, or relating to, Seller, the Acquired Assets, the Business, or, to Seller’s Knowledge (in the case of any SMA Account or Subadvised Fund, without commercially reasonable inquiry), any Direct Account, SMA Account, Subadvised Fund, Collective Trust or Hedge Fund that are still in effect or were in effect within the past five years.

3.1.7 Compliance.

(a) Seller has complied and is in compliance in all material respects with all Applicable Law (such as, for example and without limitation, Section 206 of the Advisers Act, Section 36 of the 1940 Act, and the regulations promulgated thereunder, governing or imposing fiduciary duties) relating to the Business, the Acquired Assets and the Products, and with the material provisions of all Contracts, and investment policies and restrictions, applicable to the Business or the Products, or that constitute part of the Acquired Assets to which it is a party; and Seller has possessed and possesses all material Governmental Approvals and other Consents required under any Applicable Law to own and operate the Acquired Assets, conduct the Business and provide services to, or, as applicable, sponsor, the Products as conducted within the past five years and as currently conducted, and has been and is in material compliance with all such Governmental Approvals and other Consents, and all such required Governmental Approvals and other Consents are in full force and effect. There is no Litigation pending (or, to Seller’s

Knowledge, threatened) that could reasonably be expected to result, nor will entering into the Transactions reasonably be expected to result, in the revocation, cancellation or suspension, or any adverse modification, of a Governmental Approval or other Consent applicable to the Acquired Assets, the Business or, to Seller’s Knowledge (in the case of the SMA Accounts and Subadvised Funds, without commercially reasonable inquiry), any Product. Neither Seller nor any Affiliate of Seller has received notice of a material violation of any Applicable Law (including, as applicable, Rule 3a-4 under the 1940 Act) by Seller, the Acquired Assets, the Business or any Product, and Seller does not have Knowledge (in the case of the SMA Accounts and Subadvised Funds, without commercially reasonable inquiry) of any such material violation. Any Investment Advisory Contracts pursuant to which Seller provides investment advisory or management services comply in all material respects with, and have been duly adopted, approved and entered into by Seller (and, to Seller’s Knowledge (without commercially reasonable inquiry), each other party thereto) as required under, any Applicable Law, including, being adopted, approved and entered into by Seller in compliance with Sections 203 and 205 of the Advisers Act (including Rule 204-3 and, as applicable, Rules 205-1, 205-2 and 205-3 thereunder) and, with respect to the Subadvised Funds, to Seller’s Knowledge, being approved and entered into by each party thereto in compliance with Section 15 of the 1940 Act (including, as applicable, Rules 15a-1, 15a-2, 15a-3 and 15a-4 thereunder).

(b) Seller has filed a registration statement on Form ADV and those other Governmental Approvals set forth on Schedule 3.1.7 required under Applicable Law. Seller is duly registered as an investment adviser under the Advisers Act. The Governmental Approvals and other Consents needed to conduct the Business, own and operate the Acquired Assets and provide services to, or, as applicable, sponsor the Products are set forth on Schedule 3.1.7 have been duly obtained, and are in full force and effect. Schedule 3.1.7 lists all the states and other jurisdictions with respect to which Seller, or its directors, officers, employees, agents or representatives, have filed or are required to file any qualifications (including as a foreign corporation), licenses, filings (including “notice filings”) or other Governmental Approvals or Consents to do business or to act as an investment adviser. Schedule 3.1.7 also identifies each state and other jurisdiction with respect to which Seller, or its directors, officers, employees, agents or representatives, are exempt from filing any such qualifications, licenses, filings or other Governmental Approvals or Consents. No claim has been made since January 1, 2003 or is pending, or, to Seller’s Knowledge, threatened by any Governmental Authority or other Person in a state or other jurisdiction where Seller or its directors, officers, employees, agents or representatives, have not so filed any such qualification, license, filing or other Governmental Approvals or Consents that Seller, or its directors, officers, employees, agents or representatives, are or may or will be required to file any such qualification, license, filing or other Governmental Approval. Schedule 3.1.7 also lists all the states and other jurisdictions with respect to or in which any Collective Trust or Hedge Fund is offered and all the states and other jurisdictions with respect to which any Collective Trust or Hedge Fund has filed since January 1, 2003 or is required to file any “blue sky” or other Governmental Approvals or Consents in connection with the offering of, or the offering of shares or interests in, such Collective Trusts or Hedge Fund (or such a filing has been made with respect to such Collective Trust or Hedge Fund). Schedule 3.1.7 also identifies each state and other jurisdiction with respect to or in which any Collective Trust or Hedge Fund is offered, or shares of or interests in such Collective Trust or Hedge Fund are offered, but no “blue sky” or other Governmental Approval filing or other Consent is required to be made or obtained in order for such Collective Trust or Hedge Fund, or shares of or interests in such Collective Trust or Hedge Fund, to be offered in such state or other jurisdiction. Schedule 3.1.7 also identifies each state or other jurisdiction in which Direct Account Clients or SMA Account Clients of Seller reside and for which Seller is required to make a “notice filing” under Applicable Law.

Except for the Governmental Approvals and Consents identified on Schedule 3.1.7, neither Seller nor any of its directors, officers, employees, representatives or agents, is or is required to be, registered or appointed, or is otherwise required to obtain any Governmental Approvals or other Consents, as an investment adviser, investment adviser representative, solicitor, broker-dealer, broker-dealer agent, commodity pool operator, commodity trading adviser, registered representative, sales person, transfer agent or in any other capacity with the Commission or other Governmental Authority in connection with the services performed by Seller or such Person on behalf of Seller. All such filings, registrations and other Governmental Approvals and Consents prepared since January 1, 2003 were prepared, in all material respects, in accordance with Applicable Law and did not when filed contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made, and have been at all times when in effect (and as of the Closing Date will be) true and correct in all material respects and not materially misleading and will not as of the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made. Seller has provided to Federated true, accurate and complete copies of such filings, registrations and other Governmental Approvals and Consents.

(c) Except as disclosed on Schedule 3.1.7, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to Seller, the Business, or the Acquired Assets, or, to Seller’s Knowledge, Seller’s directors, officers, employees, representatives and agents, or, to Seller’s Knowledge (in the case of any SMA Accounts or Subadvised Funds, without commercially reasonable inquiry), the Direct Accounts, the Collective Trusts, the Hedge Funds, the Subadvised Funds or SMA Accounts.

(d) Seller (i) has adopted a formal code of ethics complying with Section 17(j) of the 1940 Act and Rule 204A-1 promulgated under the Advisers Act; (ii) has adopted and implemented a written policy on insider trading complying with Section 204A of the Advisers Act; (iii) has adopted and implemented a written policy on allocations of initial public offerings of securities; (iv) has adopted and implemented written policies and procedures with respect to proxy voting complying with Rule 206(4)-6 promulgated under the Advisers Act; and (v) has adopted and implemented written policies and procedures reasonably designed to prevent violations of (A) the Advisers Act and the rules promulgated thereunder (including Rule 206(4)-8) (and, as required, other Applicable Laws) complying with Rule 206(4)-7 under the Advisers Act and, (B) to the extent applicable to Seller as a service provider to the Subadvised Funds, the Federal Securities Laws (as defined in the 1940 Act) complying with Rule 38a-1 under the 1940 Act. Seller has adopted a written policy regarding privacy and the confidentiality of customer/Client information that is consistent with, and Seller has conducted the Business, operated the Acquired Assets and provided services to, or as applicable, sponsored, the Products in compliance with, the Gramm-Leach-Bliley Act, the applicable regulations promulgated thereunder, and all other Applicable Laws relating to privacy, information security and the confidentiality of customer/Client information; a true, accurate and complete copy of Seller’s current privacy notices have been delivered or made available to Federated prior to the date hereof. Seller has delivered or made available to Federated true, accurate and complete copies of such policies and procedures, as well as copies or summaries of all annual reviews of such policies and procedures provided to the Boards of Seller, any Wrap Program Sponsor, the trustee of the Collective Trusts or any other Person. Except as reported and documented in accordance with the compliance policies and procedures of Seller, and set forth on Schedule 3.1.7, there have been no material violations of such policies and procedures (or any similar policies and procedures in effect prior to the effective dates of the above provisions, rules and regulations) by Seller or its officers, directors, managers, employees, representatives, agents, service providers, or other supervised persons or access persons.

(e) Seller has maintained all books and records required under Applicable Law to be maintained in connection with conducting the Business, the ownership or operation of the Acquired Assets and providing services to, or, as applicable, sponsoring, the Products. The books and records included in the Acquired Assets are complete and accurate in all material respects, and accurately reflect in all material respects, all transactions with Clients of the Business. The minute books of Seller, all of which have been made available to Federated, also contain true, accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board and committees of the Board.

(f) Seller has delivered or made available to Federated copies of all correspondence between Seller and the Commission or other Governmental Authority relating to any examination or inquiry by the Commission or other Governmental Authority with respect to Seller’s compliance with Applicable Law. Neither Seller, any Owner nor any of Seller’s directors, officers, employees, representatives or agents (in their capacities as such on behalf of Seller) have been enjoined, indicted, convicted or made the subject of any investigations (excluding routine examinations by regulatory or self-regulatory organizations), disciplinary proceedings, consent decrees, administrative orders or other Litigation on account of a violation (or alleged violation) of Applicable Law.

3.1.8 Hart-Scott-Rodino. Seller (a) is its own “ultimate parent entity,” as such term is defined under the Premerger Notification Rules to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) has not derived revenues in any manufacturing industry in the 2007 calendar year, and (c) holds less than $12.6 million in total assets, as determined in accordance with 16 C.F.R. § 801.11.

3.1.9 Financial Statements; No Material Adverse Change; Solvency

(a) Seller has delivered to Federated copies of its audited financial statements (including a balance sheet, and statements of income, changes in shareholders’ equity and cash flows) for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, together with the corresponding auditor’s reports to Seller prepared by Seller’s independent certified public accountants (collectively, including the notes thereto, the “Audited Financial Statements”). Seller also has delivered to Federated copies of its unaudited financial statements (including a balance sheet, and statements of income, changes in shareholder equity and cash flows) for each month between December 31, 2007 and July 31, 2008 (collectively, the “Interim Financial Statements”). Except as described on Schedule 3.1.9, these Audited Financial Statements and Interim Financial Statements, which are referred to collectively, as applicable, as the “Financial Statements,” present (or, as applicable, will present) fairly the financial position of Seller in all material respects as of the specified date and the results of operations, changes in shareholders’ equity and cash flows of Seller in all material respects for the specified periods, subject, in the case of the Interim Financial Statements, to year-end audit adjustments and the absence of footnotes. Such Financial Statements have been (or, as applicable will be) prepared from, and are in accordance with, the account records of Seller. Seller has delivered to Federated copies of all letters from Seller’s auditors to Seller’s Board or audit committee thereof during the three Fiscal Years preceding the date of this Agreement, together with copies of all responses thereto.

(b) Since December 31, 2007, there has not been any Material Adverse Change with respect to Seller, the Acquired Assets or the Business.

(c) Seller is not now insolvent and will not be rendered insolvent by any of the Transactions contemplated by this Agreement or any other Transaction Document. As used in this Section 3.1.9(c), “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(d) Immediately after giving effect to the consummation of the Transactions, (i) Seller will be able to pay its Liabilities as they become due in the usual course of business; (ii) Seller will not have unreasonably small capital with which to conduct its remaining business and affairs; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened Litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.1.10 No Undisclosed Liabilities. Except as disclosed on Schedule 3.1.10, Seller has no Liabilities, obligations or commitments of any nature, whether or not accrued or fixed, known or unknown, assessed or assessable, absolute or contingent, determined or determinable, or when due or to become due, or otherwise, arising out of, resulting from or relating to the Business, any Acquired Asset or any Product, other than Liabilities that (i) were specifically disclosed or reserved against on the balance sheet included in the most recently delivered Audited Financial Statements or specifically disclosed in the notes to that balance sheet (but, in either case, only to the extent so disclosed or reserved against), or (ii) were incurred in the ordinary course consistent with past practice (or as required for Seller’s performance of this Agreement and the other Transaction Documents), and individually or in the aggregate have not resulted, and could not reasonably be expected to result, in a Material Adverse Change with respect to Seller. Any such Liabilities within clauses (i) or (ii) do not and will not materially impair the ability of Seller to perform its obligations hereunder.

3.1.11 Title to Acquired Assets; Sufficiency of Assets.

(a) Seller has good and marketable title to, or, in the case of leased property, a valid leasehold in, each of the Acquired Assets free and clear of any Encumbrances (other than Permitted Encumbrances). At the Closing, Seller will transfer to Federated (or its designated Subsidiaries) good and marketable title to, or, in the case of leased property, a valid leasehold in, each of the Acquired Assets free and clear of any Encumbrances (other than Permitted Encumbrances). Neither any Owner, nor any other Affiliate of Seller, has any rights, title or interests in, to or under the Acquired Assets.

(b) Except for any assets specifically included in the Retained Assets, the Acquired Assets constitute all of the assets, tangible or intangible, of any nature whatsoever, necessary to operate and conduct the Business and provide services to, or, as applicable, sponsor, the Products in the manner operated, conducted and provided (or, as applicable, sponsored) by Seller.

3.1.12 Taxes of Seller.

(a) All Tax Returns with respect to Taxes assessed or assessable against or otherwise relating to Seller, the Acquired Assets or the Business that are or have been required to be filed (or will be required to be filed for periods ending on or prior to the Closing Date) have been (or will be) duly and timely filed. All such Tax Returns are (or will be when filed) true, accurate and complete. All income Taxes and all other material Taxes of any kind, for all periods covered by such Tax Returns or portions thereof ending through the date hereof, and through the Closing, assessed or assessable against or otherwise relating to Seller, the Acquired Assets or the Business (whether or not shown or required to be shown on any Tax Return) have been (or will be) duly and timely paid in full. There are no Encumbrances on any of the Acquired Assets in connection with the payment or non-payment of Taxes, or filing or failure to file any Tax Return, other than Tax-related Permitted Encumbrances, and Seller does not have Knowledge (without having to undertake commercially reasonable inquiry) of any claim, which if determined adversely, would result in any such Encumbrance (other than Encumbrances for Taxes not yet due and payable or that are being contested in good faith). Seller has delivered to Federated copies of all Tax Returns filed by Seller since January 1, 2003.

(b) There is no outstanding waiver of any statute of limitations relating to Taxes that has been executed or given by Seller. No Contract extending, or having the effect of extending, the period of assessment or collection of any Taxes exists, and no power of attorney with respect to any such Taxes has been filed with the IRS or any other Governmental Authority, and Seller currently is not otherwise the beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes that Seller is or was required by Applicable Law to withhold, deduct or collect have been duly withheld, deducted and collected (or will be duly withheld, deducted or collected by the Closing) and, to the extent required, have been (or will be) paid to the proper Governmental Authority, and all Forms W-2 and 1099 required with respect thereto have been (or will be) properly completed and timely filed. There is no tax sharing agreement, tax allocation agreement, closing agreement, tax indemnity obligation or similar Contract, understanding or practice with respect to Taxes that will require any payment by Seller or Federated (or its Affiliates).

(d) Seller is not a “foreign person” within the meaning of Section 1445(f) of the Code.

(e) Seller qualifies, and has filed a valid and timely election to be treated, as an “S” corporation as defined in Section 1361 of the Code and for purposes of any state Applicable Law. Seller (i) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code or similar provision under any other Applicable Law and (ii) has no Liability for Taxes of any other Person under Treasury Regulation § 1.1502-6 or similar provision under any other Applicable Law, as a transferee or successor by Contract or otherwise.

3.1.13 Accounts Receivable. All Accounts Receivable of Seller prior to the Closing have arisen or will have arisen out of the bona fide performance of services and other business transactions in the ordinary course of business. Seller has no security for its Accounts Receivable.

3.1.14 Contracts.

(a) The subparts of Schedule 3.1.14(a) specified below set forth as of the date of this Agreement (and will set forth as of the Schedule Bring-Down Date prior to Closing) all written Contracts that constitute part of the Acquired Assets (or is an Investment Advisory Contract for the Subadvised Funds), or a description of any oral Contracts that constitute part of the Acquired Assets, to which Seller is a party, by which Seller is bound or to which Seller is subject (it being understood that Contracts listed or described in any other Schedule to this Agreement may be incorporated into Schedule 3.1.14(a) by cross-referencing such Schedule on Schedule 3.1.14(a)):

(i) All such Contracts relating to the SMA Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(i) (including any Investment Advisory Contracts, Wrap Program Sponsor Contracts, platform Contracts, model portfolio provider Contracts, electronic trading or order routing Contracts, powers of attorney, soft dollar Contracts, or directed trading Contracts), and any Investment Advisory Contracts are specifically identified as such (such Contracts, together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “SMA Contracts”);

(ii) All such Contracts relating to the Direct Account Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(ii) (including any Investment Advisory Contracts, powers of attorney, soft dollar Contracts, directed trading Contracts or custodian Contracts), and any Investment Advisory Contracts are specifically identified as such (such Contracts, together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Direct Account Contracts”);

(iii) All such Contracts relating to the Subadvised Fund Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(iii), and any Investment Advisory Contracts are specifically identified as such (even if such Investment Advisory Contract is not included in the Acquired Assets) (such Contracts being the “Subadvised Fund Contracts”);

(iv) All such Contracts relating to the Collective Trust Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(iv) (including any Investment Advisory Contracts, powers of attorney, soft dollar Contracts, directed trading Contracts, custodian Contracts, distribution Contracts, transfer agency Contracts, administrative services Contracts, accounting services Contracts, private placement, subscription or adoption Contracts), and any Investment Advisory Contracts are specifically identified as such (such Contracts being the “Collective Trust Contracts”);

(v) All such Contracts relating to the Hedge Fund Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(v) (including any Investment Advisory Contracts, powers of attorney, soft dollar Contracts, directed trading Contracts, custodian Contracts, distribution Contracts, transfer agency Contracts, administrative services Contracts, accounting services Contracts, or private placement, subscription or adoption Contracts), and any Investment Advisory Contracts are specifically identified as such (such Contracts being the “Hedge Fund Contracts”);

(vi) All such Contracts relating to software, maintenance, training, licenses or other Intellectual Property used, or held for use, owned, or developed, invented or otherwise created, in connection with the Business (including any intellectual property assignment agreements, but excluding any “shrink wrap” licenses) are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(vi) (such Contracts, together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Intellectual Property Contracts”);

(vii) All such Contracts with market data providers, other information providers, outsourcers, service providers, record retention companies or other vendors engaged, used in connection with or otherwise relating to the Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(vii) (such Contracts, together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Vendor Contracts”);

(viii) All such Contracts for the lease or use of computers, postage machines, fax machines, copiers, other equipment, office furniture or other tangible personal property in connection with the Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(viii) (such Contracts, together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Personal Property Lease Contracts”);

(ix) All such Contracts for the lease or use of real property used, or held for use, in connection with the Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(ix) (such Contracts being the “Real Property Lease Contracts”);

(x) All such Contracts for finder or solicitation services with third-party solicitors of Clients or potential Clients of the Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(x) (such Contracts being the “Solicitation Contracts”);

(xi) Any confidentiality agreements or other Contracts relating to the Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(xi) (such Contracts being the “Other Business Contracts”); and

(xii) All outstanding written or oral offers or solicitations (other than relating to employment) made by or to Seller to enter into any Contract with respect to the Business are (and will be as of the Schedule Bring-Down Date) set forth or described on Schedule 3.1.14(a)(xii) (such offers or solicitations being the “Outstanding Offers”).

(b) Except to the extent specifically identified as Retained Assets in Section 2.2 (including on Schedule 2.2), and subject to Sections 7.1(c) and Sections 7.2(c)(ii), (i) all of the above Contracts are included in the Acquired Assets, and (ii) the above Contracts will permit Federated (or its designated Subsidiaries) to operate the Acquired Assets, conduct the Business and provide services to, or, as applicable, sponsor, the Products in substantially the same manner operated, conducted and provided (or, as applicable, sponsored) by Seller. Seller has made available to Federated true, accurate and complete copies of all of the written Contracts (including all exhibits, schedules and amendments) included or required to be included in any subpart of Schedule 3.1.14(a) as of the date of this Agreement (and, as applicable, as of the Schedule Bring-Down Date).

(c) Except as disclosed on Schedule 3.1.14(c), Seller is not subject to a competitive restriction in any Contract that would prevent Federated or its Affiliates from conducting their investment advisory, management and other businesses in a substantially similar manner to which such businesses are conducted on the date of this Agreement and, assuming no material changes to such businesses, as will be conducted on the Closing Date.

(d) Each Contract to which Seller is legally bound or subject, including each of the Contracts listed or described, or required to be listed or described, on subparts to Schedule 3.1.14(a) hereto or any other Schedule hereto, or included in the Acquired Assets, (1) has been duly authorized, executed and delivered by Seller and, to Seller’s Knowledge (without commercially reasonable inquiry), each other party to it; and (2) is in full force and effect and constitutes the valid and legally binding obligation of Seller and, to Seller’s Knowledge (without commercially reasonable inquiry), each other party to it, enforceable against Seller and, to Seller’s Knowledge (without commercially reasonable inquiry), each other party to it in accordance with its terms (such enforceability being subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to applicable general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

(e) Seller is in compliance in all material respects with the terms and conditions of each such Contract. There does not exist under any Contract listed or described, or required to be listed or described, on subparts to Schedule 3.1.14(a) hereto a material event of default, or event or condition that, after notice or lapse of time or both, would constitute a material event of default under it, on the part of Seller or, to Seller’s Knowledge (without commercially reasonable inquiry), on the part of any other party to it. Except as disclosed on Schedule 3.1.14(e), no complaint, controversy, disagreement or Litigation is pending, or, to Seller’s Knowledge (without commercially reasonable inquiry), is threatened by or between Seller and any counterparty to any Contract that constitutes part of the Acquired Assets.

(f) Other than pursuant to customary indemnification provisions included in any of the Contracts included in the Acquired Assets, Seller has not guaranteed, or become subject to any similar obligation with respect to, any Liabilities of any other Person pursuant to or in connection with any Contract included in the Acquired Assets. None of Seller’s obligations or other Liabilities under any Contract included in the Acquired Assets is guaranteed by or subject to a similar contingent obligation of any other Person.

3.1.15 Clients.

(a) Schedule 3.1.15(a) lists, as of July 31, 2008 or such later date as specified in an applicable Schedule (the “Base Date”), and will list as of the Schedule Bring-Down Date, Seller’s Clients, and for each Client:

(i) The Client’s name;

(ii) Whether Seller advises that Client directly or is that Client’s subadviser;

(iii) Whether Seller’s advisory services to the Client are discretionary, non-discretionary (including the provision of model portfolios) or impersonal;

(iv) The amount of Client assets under management by Seller;

(v) The fee schedule for that Client (and whether the fee is a fixed fee, an asset-based fee, a fulcrum fee, a performance fee or other arrangement);

(vi) The product of subparagraphs (iv) and (v);

(vii) Whether the Client’s assets are managed in accordance with an equity, fixed income or balanced strategy;

(viii) If applicable with respect to a Client, the separately managed account/wrap fee program through which the Client’s assets under management are managed by Seller, including the Wrap Program Sponsor, the name of the separately managed account/wrap fee program, a summary of the structure of the separately managed account/wrap fee program (i.e., subadvised, dual contract, model-based, etc.) and Seller’s role within that structure (including, in the case of a model-based program, whether Seller also executes trades at the request of the Wrap Program Sponsor); and

(ix) The manner of Consent required from such Client to consummate the Transactions (e.g., affirmative, negative, or new Contract).

For purposes of signing this Agreement, it is understood and agreed that (a) for purposes of the Schedule 3.1.15(a) delivered at signing, with respect to each underlying SMA Account Client, Seller shall only be required to list such Client in Schedule 3.1.15(a) if such Client has a written Investment Advisory Contract directly with Seller, and (b) Seller will provide an updated Schedule 3.1.15(a) promptly after the execution and delivery of this Agreement pursuant to Section 6.10(c) and as of the Schedule Bring-Down Date pursuant to Section 6.10(b), with each such update containing such information regarding other SMA Account Clients as is readily available or accessible to Seller.

In addition to the information required above, Schedule 3.1.15(a) also separately identifies as of the Base Date (and will set forth as of the Schedule Bring-Down Date) the Subadvised Funds and their investment adviser, the Collective Trusts and their trustee, and the Hedge Funds and their general partners/managers.

In addition to the information required above, Schedule 3.1.15(a) also identifies as of the Base Date (and will identify as of the Schedule Bring-Down Date) each Client that has represented to Seller (or which Seller has subsequently gained Knowledge (without commercially reasonable inquiry)) that the Client is (A) an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Part 4 of Subtitle B of Title I of ERISA, or a Person acting on behalf of such a plan or (B) a “plan” as defined in Section 4975(e) and subject to Section 4975 of the Code, or a Person acting on behalf of such a plan.

(b) Except for the Persons listed on Schedule 3.1.15(a), Seller does not provide investment management or advisory services (or any other services provided by Seller) to, and does not receive any management or advisory fee, subadvisory fee, performance fee, profit participation, equity return or other income from, any Person.

(c) Except as disclosed on Schedule 3.1.15(c), no controversy, disagreement or written complaint exists by or between Seller and any Client (or the trustee of any Collective Trust) or directly involving Seller’s provision of investment management or advisory services (or any other services provided by Seller) to any Client.

3.1.16 Solicitors. Schedule 3.1.16 includes as of the date of this Agreement, and will include as of the Schedule Bring-Down Date, a true, accurate and complete list of all finders or third-party solicitors of Clients or potential Clients of the Business (“Solicitors”).

3.1.17 Vendors. Schedule 3.1.17 includes as of the date of this Agreement, and will include as of the Schedule Bring-Down Date, a true, accurate and complete list of all market data providers, other information providers, fund service providers, or record retention companies engaged or used by Seller in connection with or otherwise relating to the Business (“Vendors”).

3.1.18 Intellectual Property.

(a) Schedule 3.1.18 hereto sets forth a true, accurate and complete list of all Intellectual Property owned, licensed or used by Seller in connection with the management or the operation of the Acquired Assets, conduct of the Business or provision of services to, or, as applicable, sponsoring, the Products, including any software or databases developed and owned by Seller and any investment model, strategy or process utilized to manage or operate the Acquired Assets, conduct the Business or provide services to, or, as applicable, sponsor, the Products, (the “Investment Models”) and all written Contracts (and a description of any oral Contracts) relating to Intellectual Property which Seller owns, licenses or uses in connection with the management or the operation of the Acquired Assets, conduct of the Business or provision of services to, and, as applicable, sponsoring, the Products. Seller has taken all necessary action to maintain and protect the Investment Model(s), all Intellectual Property comprising the Investment Model(s), and each item of Intellectual Property that it owns, licenses or uses to manage or otherwise operate the Acquired Assets, conduct the Business or provide services to, or, as applicable, sponsor, the Products. Except to the extent specifically identified as Retained Assets, all Intellectual Property listed on Schedule 3.1.18 is included in the Acquired Assets. Seller also has taken all reasonable action to preserve the confidential nature of all confidential information (including any proprietary information) with respect to the Acquired Assets.

(b) Except as disclosed on Schedule 3.1.18, Seller owns and possesses all rights, title and interest in all of the Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 (including the Investment Models and any related Contracts), and Seller’s ownership is free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Seller has not licensed to any other Person, or authorized any other Person to use, the Investment Model or any Intellectual Property comprising the Investment Model, or any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 that is owned by Seller.

(d) Except as set forth on Schedule 3.1.18 hereto:

(i) To Seller’s Knowledge, (A) Seller’s ownership and use of the Investment Model and any Intellectual Property comprising the Investment Model, or Seller’s ownership, licensing or use of any other Intellectual Property (whether or not disclosed or required to be disclosed on Schedule 3.1.18), does not misappropriate, violate, interfere with, infringe, or otherwise conflict with any proprietary or intellectual property rights of any Person or violate Applicable Law, and neither Seller, nor any Affiliate of Seller, has received any written, or oral, charge, complaint, claim, letter, demand or notice alleging any such misappropriation, violation, interference, infringement or conflict (including any of the foregoing alleging that Seller must license or refrain from using any intellectual property rights of any Person), and (B) there is no actual or alleged or occurring infringement, misappropriation or unlawful or unauthorized use of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property included in the Acquired Assets.

(ii) No complaint, controversy, claim or other Litigation is pending, or, to Seller’s Knowledge, threatened, against Seller or any of its Affiliates by any Person (A) regarding Seller’s ownership of the Investment Model or any Intellectual Property comprising the Investment Model, or Seller’s ownership, licensing or use of any other Intellectual Property owned, licensed or used by Seller (whether or not disclosed or required to be disclosed on Schedule 3.1.18) or (B) challenging or questioning the validity, use, enforceability, or effectiveness (as applicable) of (or alleging infringement, misappropriation or other violation of intellectual property rights relating to) the Investment Model or any Intellectual Property comprising the Investment Model, or any other Intellectual Property owned, licensed or used by Seller (whether or not disclosed or required to be disclosed on Schedule 3.1.18), or any Contract relating to the Investment Model or any Intellectual Property comprising the Investment Model, or such other Intellectual Property.

(iii) Seller is not subject to any outstanding decree, order, judgment, or stipulation (A) restricting in any manner the ownership, use or transfer of the Investment Model, any Intellectual Property comprising the Intellectual Property, or any other Intellectual Property included in the Acquired Assets or any Contracts relating to such Investment Model or Intellectual Property, or (B) which may effect the validity, use, enforceability or effectiveness of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property included in the Acquired Assets, or any Contracts related to such Investment Model or Intellectual Property.

(iv) The Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with the Investment Model, the Intellectual Property comprising the Investment Model, or any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 or included in the Acquired Assets.

(v) No loss or expiration of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 or included in the Acquired Assets is pending, threatened or reasonably foreseeable.

3.1.19 Real Property; Leased Real Property; Personal Property; Leased Personal Property.

(a) Seller does not own any real property.

(b) Schedule 3.1.19(b) includes a true, accurate and complete list of all real property leased or used by Seller in the Business. Unless specifically identified as a Retained Asset, all Real Property Lease Contracts are included in the Acquired Assets. Except as set forth on Schedule 3.1.19(b), Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the real property leased or used by Seller or any portion thereof. Seller has not received any notice that either the whole or any portion of any of real property leased or used by Seller is to be condemned, requisitioned or otherwise taken by any public authority. Seller has not received notice of, nor does Seller have Knowledge of, any public improvements that will be made that may result in special assessments against or otherwise adversely affect any of the real property leased or used by Seller. Schedule 3.1.19(b) also separately identifies Seller’s headquarters location and the location of any other offices maintained and operated by Seller. Except as identified on Schedule 3.1.19(b), Seller does not maintain any other office or conduct business at any other location, and Seller has no current intention to open any additional offices or operate at any other location.

(c) Schedule 3.1.19(c) includes, and will include as of the Schedule Bring-Down Date, a true, accurate and complete list of all computers, postage machines, fax machines, copiers, other equipment, office furniture or other tangible personal property owned by Seller (it being understood and agreed that office supplies of non-significant value, such as pencils, pens, paper, binder clips, paper clips, staples, and similar items can be identified under a general category of “office supply inventory,” and “other tangible personal property” of non-significant value can be identified under other general categories suggestive of the type of property included in such categories) and that are used to operate the Acquired Assets, conduct the Business and provide services to, and, as applicable sponsor, the Products as operated, conducted and provided (and, as applicable, sponsored) (collectively, together with any additional personal property acquired in the ordinary course and consistent with past practices, this Agreement and the other Transaction Documents, the “Personal Property”). Schedule 3.1.19(c) also sets forth Seller’s depreciation schedule for such Personal Property, which was prepared consistent with GAAP. All such Personal Property is in good and usable condition (normal wear and tear excepted).

(d) Schedule 3.1.19(d) includes, and will include as of the Schedule Bring-Down Date, a true, accurate and complete list of all computers, postage machines, fax machines, copiers, other equipment, office furniture or other tangible personal property leased or used (but not owned) by Seller and used to operate the Acquired Assets, conduct the Business and provide services to, or, as applicable sponsor, the Products as operated, conducted and provided (and, as applicable, sponsored) (collectively, “Leased Personal Property”).

3.1.20 Environmental Matters.

(a) Seller is in compliance in all material respects and has at all times complied in all material respects with the Environmental Laws relating to its Business, the Acquired Assets and any real property owned, leased or utilized by Seller in operating the Acquired Assets, conducting the Business or providing services to, or, as applicable, sponsoring, the Products. No violation of such Environmental Laws by Seller has been alleged or, to Seller’s Knowledge, threatened.

(b) Neither Seller nor, to Seller’s Knowledge, any other Person has caused or taken (or failed to cause or take) any action that will result in, and Seller is not subject to, any Liability or obligation of any nature (including indemnification obligations), whether known or unknown, absolute, accrued, fixed, conditional, contingent, determined or determinable, or otherwise and whether due or to become due, in connection with environmental conditions relating to Seller’s Business, the Acquired Assets or any real property owned, leased or utilized by Seller in operating the Acquired Assets, conducting the Business or providing services to, or, as applicable, sponsoring, the Products.

(c) Seller has made available to Federated true, accurate and complete copies of all information (including any environmental site assessments, compliance audits, studies, allegations of noncompliance or Liability) in its possession, custody or control relating to environmental conditions relating to its Business, the Acquired Assets or any real property owned, leased or utilized by Seller in operating the Acquired Assets, conducting the Business or providing services to, or, as applicable, sponsoring, the Products.

3.1.21 Affiliated Transactions. Except as identified on Schedule 3.1.21, Seller is not a party to any Contract included in the Acquired Assets or transaction with, and Seller does not otherwise receive any services from (whether or not for compensation and whether or not in the ordinary course) any Owner or any other Person that would be a “person associated with an investment adviser” (as defined in the Advisers Act) with respect to Seller.

3.1.22 Insurance. Schedule 3.1.22 lists the liability, property and casualty, workers’ compensation, directors’ and officers’ liability, errors and omissions, key man, surety bonds, and other insurance contracts (“Policies”) entered into by Seller that insure the Business, the Acquired Assets or the Products, or the directors, officers, employees, representatives or agents of Seller or the Products. The Policies are valid and binding, in full force and effect, and enforceable against the policyholders, and, to Seller’s Knowledge, the insurers, according to their terms, and no material default has been committed by Seller, or to Seller’s Knowledge, the insurer, under any of the Policies.

3.1.23 Safe Deposit Boxes; Bank Accounts; Authorized Persons. Schedule 3.1.23 lists the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains safe deposit boxes or lock boxes or bank accounts and the names of all Persons authorized to have access to such boxes and accounts.

3.1.24 Performance and Advertising.

(a) The calculation of the performance of the Business (including Seller’s performance with respect to each Product), the Direct Accounts, the Collective Trusts and the Hedge Funds, and to Seller’s Knowledge (without commercially reasonable inquiry), the SMA Accounts and Subadvised Funds, is (and will continue to be through the Closing) accurate and has been (and will continue to be through the Closing) calculated at all times in compliance with Applicable Law. Seller has maintained (and will continue to maintain through the Closing) all books and records necessary or required under Applicable Law to calculate performance of the Business (including Seller’s performance with respect to each Product), and justify such performance calculations, and all such books and records are included in the Acquired Assets.

(b) All marketing, advertising and distribution materials, disclosures and practices prepared, filed, reviewed and approved, or implemented by Seller in managing and marketing the Products and otherwise operating the Business have complied, and will continue to comply through the Closing, with Applicable Laws in all material respects, and, as of any date on which they have been or are used, all such marketing, advertising and distribution materials and disclosures have not contained or do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made.

(c) Seller does not currently claim to be in compliance with any guidelines, codes of ethics, rules or other standards sponsored or promulgated by the CFA Institute (formerly the Association of Investment Management and Research (AIMR)), including the Global Investment Performance Standards. For any prior periods during which Seller claimed to be in compliance, Seller complied in all material respects at all relevant times with such guidelines, codes of ethics, rules or other standards sponsored or promulgated by the CFA Institute (formerly the Association of Investment Management and Research (AIMR)), including the Global Investment Performance Standards, and Seller maintained, and currently possesses, the records necessary to verify compliance with the foregoing, including with respect to the performance records of Seller relating to the Business and the Products.

3.1.25 Operations of Business.

(a) Since December 31, 2007, Seller has carried on its business in the ordinary course, consistent with past practices, in all material respects. As of the Closing, Seller will not have taken or omitted to take any action that, if taken or omitted between the date of this Agreement and the Closing, would breach Section 6.1.1.

(b) Seller has not, directly or indirectly, given or agreed to give (or authorized any director, officer, employee, representative or agent of Seller (in such Person’s capacity as such) to give or agree to give), and, to Seller’s Knowledge, no director, officer, employee, representative or agent of Seller has given, any gift or similar benefit to any Client, Governmental Authority or other Person who is or may be in a position to help or hinder the Business or any Product which (a)(i) violated, or was for the purposes of concealing a violation of, Applicable Law or (ii) subjected or could reasonably be expected to subject Seller to any damage, penalty or other Liability in any civil, criminal, administrative or regulatory proceeding or other Litigation, or (b) if not given in the past, or if not continued in the future, had or could reasonably be expected to materially and adversely effect the Business.

3.1.26 Employee Benefit Plans.

(a) Schedule 3.1.26 contains a list of all current “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and consulting, severance, change in control, employment, post-employment, retirement, stock option or other equity-based performance, bonus, vacation, tuition reimbursement, employee discount, expense reimbursement, allowance, termination, retention, retiree benefit, medical, disability, life insurance, compensation, incentive or deferred compensation plan, program or agreement, whether formal or informal, maintained or contributed to by Seller for the benefit of any current or former employee, officer or director of Seller or the beneficiaries or dependents of such Persons (collectively, the “Seller Plans”). No Seller Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Seller Plan is subject to Section 302 of ERISA or Section 412 of the Code. Except as provided in Schedule 3.1.26, no Seller Plan provides life insurance or medical benefits or any other compensation or benefit (whether or not insured) with respect to current or former directors, officers, employees, representatives or agents of Seller after retirement or other termination of services except as mandated by Applicable Law. Each Seller Plan is and has been in compliance in all material respects with, and each such Seller Plan is and has been operated in all material respects in accordance with, the documents governing it and the applicable laws, rules and regulations, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other Applicable Law. Seller has no liability under any employee benefit plan that is subject to Title IV of ERISA. All contributions, premiums and expenses due and payable to or in respect of any Seller Plan or the operation or administration of any Seller Plan (whether pursuant to the terms of the Seller Plan or required by Applicable Law) relating to a period on or before the date of this Agreement and Closing Date has or will have been paid or accrued prior to the Closing Date. There are no pending, or to Seller’s Knowledge, threatened, claims, actions, investigations, proceedings or other Litigation by or on behalf of a Seller Plan, a Governmental Authority, or any other Person, involving a Seller Plan or its assets (other than routine claims for benefits).

(b) Seller has made available to Federated, with respect to each Seller Plan and to the extent applicable, true, accurate and complete copies of the Seller Plan documents in effect; any trust agreements, insurance contracts or other funding arrangements in effect; the three most recent actuarial and trust reports; any communications relating to any audits, investigations, examinations or other Litigation involving, and any other material communications received from or sent to, the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; the three most recent IRS Forms 5500 and the related schedules to them; the most recent IRS determination letter; the current summary plan descriptions; and any amendments and modifications to any such document.

3.1.27 Labor and Employee Matters. Except as set forth in Schedule 3.1.27, Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices. There are no labor unions or other labor-related organizations representing any employees, representatives or agents of Seller. To Seller’s Knowledge, there are no current labor organizing activities ongoing among any employees, representatives or agents of Seller. Seller is not a party to a collective bargaining agreement, or labor-related rules or practices agreed to, with any labor union or other labor-related organization. There is no Litigation pending or, to Seller’s Knowledge, threatened against Seller pertaining to Applicable Laws respecting employment and employment practices. Each employee (including inactive employees) of Seller is (and will be as of the Schedule Bring-Down Date) listed on Schedule 3.1.27. The information included in the Side Letter setting forth, with respect to each employee of Seller, such employee’s title/position, date of employment, base salary or wages, bonuses, date of birth, and, for inactive employees, the reason for their absence and expected date of return, is true and accurate as of the date hereof and, as supplemented by Seller as of the Schedule Bring-Down Date, will be true and accurate as of the Schedule Bring-Down Date. Schedule 3.1.27 also identifies (and will identify as of the Schedule Bring-Down Date) each employee of Seller that is a (a) member of Seller’s Investment Management Team, and (b) a key employee of Seller for purposes of the definition of “Material Adverse Change.” Seller has complied (and will continue to comply through the Closing) with and has not violated, and will not as a result of the Transactions violate, the WARN Act or any similar provisions of Applicable Law of any jurisdiction other than the United States. Seller has not entered into an employment contract with any of its employees that contains a stated term of employment.

3.2 Representations and Warranties of the Owner Parties and Joining Owners. Each Owner Party severally, and each other Owner executing and delivering a Joinder Agreement severally, represents and warrants to Federated as follows:

3.2.1 Non-Compete Parties. To such Owner’s Knowledge, any Persons constituting, as of the date of this Agreement, Non-Compete Parties of such Owner under clause (b)(ii) of the definition of “Non-Compete Parties” in Section 1.1 of this Agreement are set forth on Schedule 3.1.1(c) to this Agreement.

3.2.2 Authority. Such Owner has the capacity to execute, deliver and enter into this Agreement and each other Transaction Document to which such Owner is a party, and to perform the obligations under this Agreement and each such other Transaction Document to which such Owner is a party. This Agreement and each other Transaction Document to which such Owner is a party has been (or, when executed and delivered, will be) duly executed and delivered by such Owner, and is (or, when executed or delivered will constitute) a valid and legally binding agreement and obligation of such Owner, enforceable against such Owner in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

3.2.3 No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, will not breach or violate terms of any material Contract or Applicable Law to which such Owner is subject or by which such Owner is obligated or any of such Owner’s properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, (b) materially and adversely the Acquired Assets, (c) materially and adversely the Business, or (d) materially and adversely any Product.

3.2.4 Governmental Approvals; Other Consents. Such Owner is not required to submit, give or obtain any Consent to or from any Governmental Authority, or any other Person, in connection with the execution, delivery and performance by such Owner of this Agreement or any other Transaction Document or the consummation of the Transactions.

3.2.5 Litigation. No Litigation is pending or, to such Owner’s Knowledge, threatened against or relating to such Owner that could reasonably be expected to prevent or interfere with the consummation of the Transactions.

3.2.6 Compliance. Such Owner has complied and is in compliance in all material respects with all Applicable Law relating to such Owner’s ownership of Seller, involvement with the Acquired Assets, the Business and any Product, or approval and consummation of the Transactions.

3.3 Additional Representations and Warranties Regarding the Products. Seller represents and warrants to Federated as follows:

3.3.1 Organization and Qualification. Each Collective Trust and Hedge Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, has the requisite power and authority to conduct its business as currently conducted and to own, lease and operate the properties and assets used in connection therewith, and is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on such Product, Seller, the Acquired Assets or the Business.

3.3.2 No Violations. Upon obtaining the Consents specified in Schedule 3.1.5, the consummation of the Transactions will not breach or violate any provision of any Governing Document of any Collective Trusts or Hedge Funds, to Seller’s Knowledge, any “manager of managers” exemptive order applicable to any Subadvised Fund, nor the terms of any material Contract or Applicable Law to which any Direct Account, any Collective Trust, or any Hedge Fund (or, to Seller’s Knowledge (without commercially reasonable inquiry), any Subadvised Fund or SMA Account) is subject or by which any Direct Account, any Collective Trust, any Hedge Fund (or, to Seller’s Knowledge (without commercially reasonable inquiry), any Subadvised Fund or SMA Account) is obligated or any of the properties or assets of any Direct Account, any Collective Trust or any Hedge Fund (or, to Seller’s Knowledge (without commercially reasonable inquiry), any Subadvised Fund or SMA Account) are bound, other than breaches and violations that would not, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, (b) materially and adversely the Products, (c) materially and adversely Seller, (d) materially and adversely the Acquired Assets or (e) materially and adversely the Business.

3.3.3 Litigation. Except as disclosed on Schedule 3.3.3, no Litigation is pending or, to Seller’s Knowledge, threatened against or relating to any Direct Account, Collective Trust or Hedge Fund (or, to Seller’s Knowledge (without commercially reasonable inquiry), any Subadvised Fund or SMA Account) or their respective properties or assets, including any Litigation that would question the right, power or capacity of (i) Seller or any such Product to conduct its business, (ii) Seller to enter into and perform under this Agreement or any other Transaction Document, or (iii) the Parties to consummate the Transactions. There are no consent decrees or similar arrangements entered into with a Governmental Authority or other Person by, or relating to, any Direct Account, any Collective Trust or any Hedge Fund (or, to Seller’s Knowledge (without commercially reasonable inquiry), any Subadvised Fund or SMA Account) that are still in effect or were in effect.

3.3.4 Compliance.

(a) Seller has performed any services with respect to each Product in compliance with all Applicable Law and with the provisions of all applicable Contracts, investment policies, restrictions, registration statements, offering documents, Governing Documents or other relevant documents for such Products, in each case in all material respects.

(b) Each Collective Trust and Hedge Fund: (i) was organized, created, registered or originated in compliance with Applicable Law; (ii) has complied and is in compliance in all material respects with all Applicable Law, and with the provisions of all applicable Contracts, investment policies, restrictions, registration statements, offering documents, Governing Documents or other relevant documents for such Products or to which such Product is designated a party or bound, and (ii) possesses all material Consents required under any Applicable Law to own and operate its properties and assets, conduct its business and remain open for investment, and is in material compliance with all such Consents, and all such Consents are in full force and effect.

(c) The value of the net assets of each Collective Trust and Hedge Fund has been determined since the inception date of such Product, and is being determined using portfolio valuation methods that comply in all material respects with the valuation methods described in the Contracts, registration statements, offering documents Governing Documents and other relevant documents for such Products then in effect or currently in effect, as applicable, and any requirements imposed under Applicable Law.

(d) To Seller’s Knowledge (in the case of Subadvised Funds and SMA Accounts, without commercially reasonable inquiry), there is no Litigation pending or threatened that could reasonably be expected to result, nor will entering into the Transactions reasonably be expected to result, in the revocation, cancellation or suspension, or any adverse modification, of a Governmental Approval or other Consent applicable to any Direct Account, Collective Trust, Hedge Fund, Subadvised Fund or SMA Account. To Seller’s Knowledge (in the case of Subadvised Funds and SMA Accounts, without commercially reasonable inquiry), since January 1, 2003, no Direct Account, SMA Account, Subadvised Fund, Collective Trust, or Hedge Fund has been enjoined, indicted, convicted or made the subject of any investigations (excluding any “sweep” or routine examinations by regulatory or self-regulatory organizations), disciplinary proceedings, consent decrees, administrative orders or other Litigation on account of a violation of Applicable Law by Seller, a Collective Trust or a Hedge Fund. Neither Seller nor any Affiliate of Seller has received notice of a material violation of any Applicable Law by or with respect to any Product.

(e) The offering and sale of the shares of or interests in the Collective Trusts and Hedge Funds comply and have complied with Applicable Law in all material respects. Without limiting the foregoing, the offering documents (including offering memoranda, private placement memoranda, registration statements, offering circulars, supplemental advertising, and marketing materials, or amendments or supplements to any of them) with respect to the offering and sale of shares of or interests in the Collective Trusts and Hedge Funds did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated in them or necessary in order to make the statements in them, in light of the circumstances under which they were made, not misleading.

(f) Each Collective Trust is a common fund or collective trust exempt from being registered as an “investment company” under the 1940 Act pursuant to Section 3(c)(3) or Section 3(c)(11) of the 1940 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), and each Hedge Fund is a pooled investment vehicle exempt from being registered as an “investment company” under the 1940 Act pursuant to Section 3(c)(1) or Section 3(c)(7) of the 1940 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), and, in each case, the shares of or interests in such Collective Trusts or Hedge Funds are privately offered and not registered under the 1933 Act pursuant to an exemption from registration thereunder (but not pursuant to Section 3(a)(2) of the 1933 Act).

3.3.5 Financial Statements. Seller has delivered to Federated copies of any unaudited or audited financial statements for each of the Collective Trusts and Hedge Funds for the financial years ended December 31, 2006 and 2007, and for any interim periods from December 31, 2007 through the date of this Agreement (and through the Closing Date) for which interim financial statements are available (collectively, the “Product Financial Statements”). With respect to each such Product, the Product Financial Statements of such Product present fairly the financial position of such Product in all material respects as of the date of each such Product Financial Statement and the results of operations and changes in net assets in all material respects of such Product during the period covered by such Product Financial Statements, subject, in the case of interim financial statements, to year-end adjustments and the absence of footnotes. Seller also has delivered as of the Base Date (and, as of the Schedule Bring-Down Date will have delivered) to Federated true, accurate and complete summaries setting forth the amounts in any capital accounts, general partner accounts or other accounts relating to Seller being the manager, member or general partner of any Collective Trust or Hedge Fund.

3.3.6 No Other Pooled Vehicles. Except for the Collective Trusts, Hedge Funds, and Subadvised Funds, Company does not act as investment adviser, subadviser, distributor, administrator, fund accountant, custodian, service provider, sponsor, manager, general manager, member, managing member, general partner, or trustee of any Fund Product.

3.3.7 Governing Documents and Contracts.

(a) In addition to Seller’s Investment Advisory Contracts for the Subadvised Funds, Collective Trusts and Hedge Funds, Seller has made available to Federated true, accurate and complete copies of the following documents for each Collective Trust and Hedge Fund:

(i) The agreements and arrangements for distributing the shares of or interests in such Products (including selling agent and similar agreements);

(ii) The custody agreements, transfer agent agreements, accounting services agreements, member services agreements and similar agreements by which such Products are bound or pursuant to which such Product receives services;

(iii) The administrative service and similar agreements by which such Product is bound or under which such Product receives services;

(iv) The private placement memoranda, subscription agreements, adoption agreements and similar selling or offering documents or Contracts distributed in connection with the offering of shares of or interests in such Product;

(v) The Declarations of Trust, Trust Agreements, Bylaws, Certificates or Agreements of Limited Partnership, Certificates of Formation, Limited Liability Company Agreements and other Governing Documents of such Products, in each case as in effect on the date of this Agreement; and

(vi) Any other agreements, commitments or other Contracts relating to the business or operations of such Products;

except for any such agreements, commitments, other Contracts, or documents that are no longer effective.

All Contracts described in this Section 3.3.7(a) above are (and will be as of the Schedule Bring-Down Date) listed or described on Schedule 3.3.7(a) and are referred to, collectively, as applicable, as the “Product Contracts”.

(b) Any Product Contracts between Seller (or any Affiliate of Seller) and any Hedge Fund or Collective Trust are separately identified on Schedule 3.3.7(a). Except for the Product Contracts identified on Schedule 3.3.7(a), no Collective Trust or Hedge Fund is a party to or subject to any Contracts with Seller or any Affiliate of Seller. There are no Product Contracts between any Affiliate of Seller and any Product (other than any Hedge Fund or Collective Trust).

(c) With respect to each Collective Trust and Hedge Fund:

(i) Each applicable Product Contract (and any other agreements, commitments or other Contracts of any such Product, whether or not material to its business) has been (or, when executed and delivered, will be) duly authorized, executed and delivered by such Product that is a party to it and, to Seller’s Knowledge (without commercially reasonable inquiry), each other party to it;

(ii) Each applicable Product Contract (and, as applicable, any other agreements, commitments or other Contracts of any such Product, whether or not material to its business) is (or, when executed and delivered, will be) in full force and effect and constitutes (and, when executed and delivered, will constitute) the valid and legally binding obligation of such Product and, to Seller’s Knowledge (without commercially reasonable inquiry), each other party to it, enforceable against such Product and, to Seller’s Knowledge (without commercially reasonable inquiry), each other party to it, in accordance with its terms (such enforceability being subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law);

(iii) There does not exist under such applicable Product Contract (or, as applicable, any other agreements, commitments or other Contracts of any such Product, whether or not material to its business) any violation, breach or event of default, or event of condition that, after notice of lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of any such Product or, to Seller’s Knowledge (without commercially reasonable inquiry), any other Person.

3.3.8 Taxes. All Tax Returns with respect to Taxes assessed or assessable against or otherwise relating to the Collective Trusts or the Hedge Funds that are or have been required to be filed (or will be required to be filed for periods ending on or prior to the Closing Date) have been (or will be) duly and timely filed. All such Tax Returns are (or will be when filed) true, accurate and complete. All Taxes of any kind, for all periods covered by such Tax Returns or portions thereof ending through the date hereof, and through the Closing, assessed or assessable against or otherwise relating to such Products (whether or not shown or required to be shown on any Tax Return) have been (or will be) duly and timely paid in full. Seller has delivered to Federated copies of all Tax Returns filed by each Collective Trust and Hedge Fund since January 1, 2003.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF FEDERATED

4.1 Representations and Warranties of Federated.

Federated represents and warrants to Seller as follows:

4.1.1 Incorporation and Qualification. Federated is a corporation duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania. Federated has the requisite corporate power and authority to conduct its business as currently conducted and to own, lease, and operate the properties and assets used in connection therewith. Federated is duly qualified or licensed to do business and is in good standing in every jurisdiction where its respective business so requires, except for such failures to qualify or be licensed as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Change with respect to Federated.

4.1.2 Authority. Federated has full corporate power and authority to enter into this Agreement and each other Transaction Document to which Federated is a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions contemplated hereby and thereby. Federated has taken all corporate action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each other Transaction Document to which Federated is a party, and no further corporate action, or action on the part of Federated’s shareholders, is necessary to authorize this Agreement and each other Transaction Document to which Federated is a party or to consummate the Transactions. Federated has delivered, or prior to the Closing will deliver, to Seller evidence of such actions or proceedings in a form reasonably satisfactory to Seller. This Agreement and each other Transaction Document to which Federated is a party have been (or, when executed and delivered, will be) duly executed and delivered by Federated and are (or, when executed and delivered, will constitute) valid and legally binding agreements and obligations of Federated enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

4.1.3 No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Federated is a party by Federated, and the consummation of the Transactions, will not breach or violate any provision of the Governing Documents of Federated, nor breach or violate the terms of any material Contract to which Federated is a party or by which its assets or properties are bound or Applicable Law to which Federated is subject or by which Federated is obligated or any of Federated’s properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, affect the validity or enforceability of this Agreement or any other Transaction Document.

4.1.4 No Convictions, Sanctions or Other Violations. Federated is not ineligible (whether by virtue of its own conduct, acts or omissions or by virtue of the conduct, acts or omissions of its Affiliated Persons) under Section 9(a) or 9(b) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company. Neither Federated nor, to Federated’s Knowledge, any “person associated with an investment adviser” (as defined in the Advisers Act as applied to Federated as if it were an investment adviser) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser, or, except as disclosed in Federated’s reports filed under the 1934 Act or Schedule 4.1.4, pursuant to Rule 206(4)-3 under the Advisers Act to serve as a solicitor, and has been the subject of any legal or disciplinary event that must be disclosed to Clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. There is no judicial or administrative action, suit, proceeding, investigation or other Litigation, pending or, to Federated’s Knowledge, threatened that could reasonably be expected to result in Federated (or, to Federated’s Knowledge, any Affiliated Person that is a Subsidiary of Federated or any “person associated with an investment adviser” as contemplated above) becoming ineligible to serve in such positions or requiring disclosure to Clients of Federated’s advisory Subsidiaries. Federated’s advisory Subsidiaries are not precluded from acting as a fiduciary by operation of Section 411 of ERISA and Federated has no Knowledge of any basis for Federated’s advisory Subsidiaries or any of their respective directors, officers, or employees who are involved in Federated’s advisory Subsidiaries’ investment management functions becoming subject to disqualification from serving in any capacity described in Section 411(a) of ERISA by virtue of Section 411 of ERISA.

4.1.5 Governmental Approvals; Other Consents. Except for the approvals of the Transactions by Federated’s Board which have been obtained on or prior to the date of this Agreement and the other Consents identified on Schedule 4.1.5, Federated is not required to submit, give or obtain any Consent to or from any Governmental Authority, or any other Person, in connection with the execution, delivery, and performance of this Agreement or any other Transaction Document to which Federated is a party by Federated or the consummation of the Transactions.

4.1.6 Litigation. No Litigation is pending or, to Federated’s Knowledge, threatened against or relating to Federated that seeks to delay, hinder, or prohibit execution of this Agreement or any other Transaction Document or the consummation of the Transactions.

4.1.7 Compliance. Federated, through its advisory Subsidiaries, is in compliance, in all material respects, with all Applicable Law relating to the operation of their respective investment advisory businesses, and with the material provisions of all Contracts, and investment policies and restrictions, applicable to such businesses; and Federated and its advisory Subsidiaries possess all material Governmental Approvals and other Consents required under any Applicable Law to own and operate such businesses as currently conducted, and are in material compliance with all such Governmental Approvals and other Consents, and all such Governmental Approvals and other Consents are in full force and effect.

4.1.8 Sufficiency of Funds. Federated has available as of the date of this Agreement, and will have available as and when required, sufficient funds to satisfy Federated’s payment obligations under Section 2.5 of this Agreement.

4.1.9 Solvency.

(a) Federated is not now insolvent and will not be rendered insolvent by any of the Transactions contemplated by this Agreement or any other Transaction Document. As used in this Section 4.1.9(a), “insolvent” means that the sum of the debts and other probable liabilities of Federated exceeds the present fair saleable value of Federated’s assets.

(b) Immediately after giving effect to the consummation of the Transactions, (i) Federated will be able to pay its Liabilities as they become due in the usual course of business; (ii) Federated will not have unreasonably small capital with which to conduct its remaining business and affairs; (iii) Federated will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened Litigation, final judgments against Federated in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Federated will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of Federated. The cash available to Federated, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

SECTION 5. BROKERS OR FINDERS

5.1 Federated. Neither of Federated nor its Affiliates have employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finders’ fees, in connection with this Agreement, any other Transaction Document or the Transactions, nor has any broker or finder acted directly or indirectly for Federated or any of its Affiliates in connection with this Agreement, any other Transaction Document or the Transactions.

5.2 Seller. Except as set forth on Schedule 5.2, neither Seller, any Owner, nor any Affiliate have employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finder’s fees, in connection with this Agreement, any other Transaction Document or the Transactions, nor has any broker or finder acted directly or indirectly for Seller, any Owner or any of their respective Affiliates in connection with this Agreement, any other Transaction Document or the Transactions. If a broker, financial adviser or finder has been identified on Schedule 5.2 and if any broker fees, financial advisory fees, finders fees or other Liabilities have been incurred or asserted in connection with this Agreement, any other Transaction Document or the Transactions relating to such broker, financial adviser or finder, any such broker fees, financial advisory fees, finders fees or other Liabilities shall be the sole responsibility of Seller (or, if applicable, the relevant Owner), and Federated shall not be responsible for any such fees or other Liabilities relating to any such brokers, financial advisers or finders.

SECTION 6. COVENANTS AND AGREEMENTS

6.1 Certain Covenants with Respect to Seller and the BusinessOperation of Seller and the Business.

(a) From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall (and the Owner Parties shall cause Seller to) use the Acquired Assets and conduct the Business only in the ordinary course and in a manner consistent with its past practices and this Agreement (except to the extent otherwise specifically provided in this Agreement) and Applicable Law, and use commercially reasonable efforts to preserve intact its present business organization and relationships, keep available the present services of its key officers and key employees, and to preserve, in the aggregate and in all material respects, its rights, franchises, goodwill and relations with its Clients, Solicitors, Vendors and other Persons with whom it conducts business. Seller also shall pay or otherwise discharge in the ordinary course its Liabilities as they become due. Without limiting the foregoing, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, except as otherwise expressly required or permitted pursuant to the terms of this Agreement, Seller shall (and the Owner Parties shall cause Seller to):

(i) Not enter into any Contract, or permit any amendment, supplement, waiver or other modification of any Contract, necessary for the operation of the Business, or take any action impairing, terminating or waiving any of its rights under such a Contract, in each case except in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (except to the extent otherwise specifically provided in this Agreement);

(ii) Not merge or consolidate with, purchase substantially all the assets of, or otherwise acquire any ownership interest in (in each case by operation of law or otherwise) a business, organization or other Person;

(iii) Not organize, sponsor, start or otherwise create any additional Fund Product, including any similar to the Collective Trusts or Hedge Funds, or become an adviser or subadviser to any additional Fund Products, or enter into a new line of business unrelated to the Business currently conducted, without providing prior notice to Federated;

(iv) Not expend, or commit to expend, funds for capital expenditures of more than two hundred thousand dollars ($200,000) in the aggregate, other than in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents;

(v) Not sell, transfer, lease, pledge, license, or otherwise dispose of any Acquired Assets or render any rights therein not in full force and effect, except in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (except to the extent otherwise specifically provided in this Agreement); provided, however, that nothing contained in this Section 6.1.1(a)(v) shall prohibit Seller from terminating an Investment Advisory Contract in accordance with its terms;

(vi) Not allow any of the Acquired Assets to become subject to any Encumbrance of any nature that will not be discharged in full prior to the Closing Date (other than Permitted Encumbrances);

(vii) Not incur additional Indebtedness in excess of $100,000 in the aggregate, other than in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents;

(viii) Not settle, compromise or cancel any debt owing to it, except in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (except to the extent otherwise specifically provided in this Agreement);

(ix) Not loan or advance funds other than to employees in the ordinary course of business and in a manner consistent with its past practices;

(x) Not enter into any transactions with Affiliates relating to the Business, the Acquired Assets, or the Products, except that nothing shall prohibit Seller from making dividend payments to its shareholders;

(xi)(A) Not make any material changes in management of Seller, (B) not hire, engage, fire or terminate (other than for unlawful activity or breach of fiduciary duty) any officer, employee whose base salary exceeds $50,000, representative or agent of Seller that has any involvement with the Business, the Acquired Assets or the Products, other than (x) in the ordinary course and in a manner consistent with its past practices, or (y) in connection with this Agreement, the other Transaction Documents, and the Transactions, or (C) change or otherwise alter the duties, compensation (salary, bonus or severance), or employee benefits, or other health, welfare, or severance plans or other benefits of, any officer, employee, representative or agent of Seller that has any involvement with the Business, the Acquired Assets, or any Product, other than, in the case of clause (C), (x) as required by Applicable Law, or (y) ordinary course salary increases and bonuses given in terms of timing, qualification and amount consistent with its past practices;

(xii) Not change accounting principles, policies, practices or related methodologies, except as required by changes in GAAP;

(xiii) Not settle or compromise any claim, action, proceeding or other Litigation which includes an admission of any wrongdoing or agreement to injunctive relief or would otherwise require disclosure on Seller’s Form ADV or impair Federated’s ability to operate the Acquired Assets, conduct the Business or provide services to, or, as applicable, sponsor, the Transferred Products after the Closing Date;

(xiv) Not terminate or allow to lapse any existing property, casualty, errors and omissions, liability, fidelity or other insurance policies or bonds covering the Business, the Acquired Assets, or any Product;

(xv) Not acquire any real property, lease any new real property or open any new offices, and not allow any leased real property, Leased Personal Property or Personal Property to fall into a state of disrepair or become unusable for the normal operation of the Business (normal wear and tear excepted) or into a condition that does not comply with any applicable Contract or Applicable Law;

(xvi) Not amend any Governing Document of Seller in a manner that will affect, or take any other action that will affect, Seller’s or any Owner’s authority and ability to execute, deliver and perform under this Agreement or any other Transaction Document, or the enforceability against Seller or any Owner of this Agreement or any other Transaction Document;

(xvii) Not issue, redeem or split any shares or other securities of Seller in any way or amount that could cause a change of control of Seller; and

(xviii) Not agree or commit to take any of the actions in this Section 6.1(a).

From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall (and the Owner Parties shall cause Seller to): (i) continue to manage the Products (to the extent in Seller’s control), and (ii) possess all necessary books and records, all as required to calculate, document, support and continue through the Closing (and to permit Federated (or its designated Subsidiaries) to calculate, document, support and continue to use immediately following the Closing), the 1, 3, 5 and 10 year, and since inception, (as applicable) performance records of Seller and the Business (including with respect to the Products) in accordance with Applicable Law.

(b) From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall, and the Owner Parties shall cause Seller to, use commercially reasonable efforts to cause each Hedge Fund and, to the extent within Seller’s control, each other Product to conduct its business only in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (except to the extent otherwise specifically provided in this Agreement) and Applicable Law. Without limiting the foregoing, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall (and the Owner Parties shall cause Seller to) use commercially reasonable efforts to cause each Hedge Fund and, to the extent applicable and within Seller’s control, each other Product:

(i) Not to implement any changes in such Product’s investment policies and practices without prior notice to Federated;

(ii) Not to enter into any Contract, or permit any amendment, supplement, waiver or other modification of any Contract, necessary for the operation of any Product’s business, or take any action impairing, terminating or waiving any Product’s rights under such a Contract, in each case except in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (and except to the extent otherwise specifically provided in this Agreement);

(iii) Not to enter into any transactions with Affiliates (except in the ordinary course and in a manner consistent with its past practices and, in the case of the Subadvised Funds, Section 17 under the 1940 Act and the rules promulgated thereunder);

(iv) Not to implement any changes in the Seller personnel responsible for the day-to-day management of any such Product’s portfolio, or change service providers for any Collective Trust or Hedge Fund, without prior notice to Federated;

(v) Not to settle or compromise any claim, action, proceeding or other Litigation;

(vi) Not to terminate any existing property, casualty, errors and omissions, liability, fidelity or other insurance policies or bonds covering such Products;

(vii) Not to change any accounting principles, policies, or practices, or related methodologies, of or relating to any Product, except as required by changes in GAAP;

(viii) Not to change any fee waiver or expense reimbursement practice or policy with respect to any Product without providing prior notice to Federated; and

(ix) Not to agree or commit to take any of the actions in this Section 6.1(b).

6.1.2 Certain Employee Matters.

(a) Federated (or its Subsidiaries) shall offer to hire, effective as of the Closing, those employees of Seller identified on Schedule 6.1.2 in accordance with Federated’s normal hiring process, policies and procedures, which, for the avoidance of doubt, include specific eligibility requirements (e.g., background checks) and a requirement that each Person who becomes an employee execute and deliver certain standard agreements, such as those identified in Section 6.1.2(b) below, and standards and code of conduct, before or upon the commencement of employment. Each such offer of employment shall provide for base salary or base pay that is no less favorable than that in effect for such employee immediately prior to the Closing except as otherwise provided in any Employment Agreement signed by such employee.

Each such offer also will contemplate that such employee will have at the time such employee becomes an employee of Federated (or its Subsidiaries) generally the same responsibilities (except for those employees responsible for fixed income Products) as such employee had for Seller immediately prior to the Closing, except as otherwise provided in any Employment Agreement signed by such employee.

(b) As soon as practicable following the date on which an offer of employment is extended by Federated or any of its Subsidiaries to the employees of Seller identified on Schedule 6.1.2 (and, in any event, prior to the Closing), Seller shall request those employees of Seller who have accepted Federated’s offer of employment (the “Transferring Employees”) to execute and deliver one or more of the following agreements (as determined by Federated): (i) an intellectual property assignment agreement; (ii) a non-solicitation agreement; (iii) a confidentiality agreement; or (iv) an offer letter or other agreement, in each case in the forms reasonably acceptable to Federated. In the event that any such employee does not promptly execute and deliver any such agreement, Seller shall (and the Owner Parties shall cause Seller to) discuss with such employee prior to Closing, and cooperate with Federated in any discussion Federated has with such employee prior to Closing as to, the reasons for such request, the importance thereof, and that if such employee fails to execute and deliver any such agreement required by Federated such employee will not become employed by Federated (or its Subsidiaries).

(c) Except to the extent that Federated requires a Transferring Employee to execute and deliver an Employment Agreement contemporaneously with the execution and delivery of this Agreement as reflected on Schedule 1 (which Employment Agreement shall become effective upon the Closing occurring), Seller shall (and the Owner Parties shall cause Seller to) request each other Transferring Employee who is being asked to execute an Employment Agreement as contemplated in Schedule 1 to execute and deliver the Employment Agreement as soon as practicable after the date on which such offer is extended (and, in any event, prior to the Closing), which Employment Agreement shall become effective upon the Closing.

(d) Following the Closing:

(i) Federated shall provide the Transferring Employees who become employees of Federated (or its Subsidiaries) upon Closing with incentive compensation and employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Federated and its Subsidiaries generally, except as otherwise provided in any Employment Agreement signed by such a Transferring Employee. For purposes of eligibility and vesting, and (with respect only to vacation, severance or paid time-off plans or programs) for purposes of benefit accrual and seniority, Federated and its Subsidiaries will credit and will cause each employee benefit plan sponsored by Federated or any Subsidiary (except any stock or equity based employee benefit plans) that is made available to any such Transferring Employee (a “Federated Plan”) to credit each such Transferring Employee with the number of months and years of service credited such employee under a corresponding Seller Plan as of the Closing Date. Any Federated Plan which is a health or medical plan shall provide coverage for any pre-existing health condition of such a Transferring Employee or the dependents thereof to the same extent provided by the corresponding Seller Plan under which such Transferring Employee or dependent was covered immediately prior to the Closing Date.

Transferred Employees shall be first eligible to participate in Federated health and welfare plans effective January 1, 2009. The Seller shall continue to provide such Transferring Employees with all applicable medical, prescription drug, dental, vision, and flexible spending account benefits under Seller Plans from the Closing Date through December 31, 2008 (“Transition Period”), as may be applicable. Federated agrees to reimburse Seller for all costs and expenses incurred by Seller as a result of Seller’s provision of such benefits to such Transferring Employees during the Transition Period as part of the initial true-up contemplated in Section 2.6 of this Agreement, provided that Seller has presented Federated with reasonable documentation supporting the amount of such reimbursement. Federated also agrees that Federated shall be responsible, as “Assumed Liabilities” for purposes of this Agreement, for all Liabilities that may arise as to such benefits for such Transferring Employees during the Transition Period, notwithstanding Seller’s actual provision of such health and welfare benefits to such Transferring Employees during the Transition Period (other than Liabilities as arising out of, resulting from or relating to Seller’s gross negligence or willful misconduct).

(ii) Federated shall provide any Transferring Employee who becomes an employee of Federated (or its Subsidiaries) upon Closing and who is terminated from employment with Federated and its Subsidiaries “without cause” and not for performance reasons, as determined in accordance with Federated’s normal employment processes, policies and procedures, severance pay as follows (except as otherwise provided in any Employment Agreement signed by such a Transferring Employee): (A) if such a Transferring Employee has at least 10 years of service with Federated (including the years of service with Seller) as of the date of notice of such termination (a “Ten-Year Employee”), and is so terminated on or before the day that is eighteen months after Closing, then such Transferring Employee shall receive twelve months of such Transferring Employee’s base salary or base pay (as applicable) in a single lump sum payable at termination, and (B) if such a Transferring Employee, who is not a Ten-Year Employee, is so terminated on or before the day that is eighteen months after Closing, then such Transferring Employee shall receive six-months of such Transferring Employee’s base salary or base pay (as applicable) in a single lump sum payable at termination, and (C) if such a Transferring Employee is so terminated after the day that is eighteen months after Closing, then such Transferring Employee shall receive severance pay in accordance with Federated’s standard severance plan that is applicable to similarly situated employees of Federated (or its Subsidiaries) at the time such Transferring Employee is so terminated. Any severance payment is contingent upon the Transferring Employee delivering to Federated a release and waiver of all claims relating to Employee’s employment with Federated in form and substance satisfactory to Federated.

(e) Federated shall not assume any Seller Plans. Except with respect to COBRA coverage, as described in Section 6.1.2(f) below, and except with respect to health, dental and vision benefits for Transferring Employees who become employees of Federated (or its Subsidiaries) upon the Closing during the Transition Period as contemplated in Section 6.1.2(d) above and with respect to Transition Period vacation and merit pool/bonus payments as described below, Seller shall remain liable and responsible for any and all Liabilities arising under the Seller Plans, whether such Liabilities arise before, on or after the Closing Date. If any personnel records (other than records of a Seller Plan) are retained by Seller as Retained Assets as contemplated in Section 2.2(d) of this Agreement, Seller shall (and the Owner Parties shall cause Seller to) deliver copies of such records to Federated prior to the Closing.

(f) Following the Closing, a group health plan maintained by Federated shall be solely responsible for providing COBRA coverage to all “qualified beneficiaries” with respect to any Seller Plan that is subject to COBRA, whether such obligation to provide continuing benefits or coverage arises prior to, on or after the Closing Date.

(g) Promptly after the Closing Date, Seller shall terminate and wind-down Seller’s 401(k) Plan, and timely file final Form 5500s and any other Tax Returns, and timely make any necessary filings with Governmental Authorities, as required under Applicable Law in connection with such termination and winding-down of Seller’s 401(k) Plan. Employees of Seller who are not fully vested in Seller’s 401(k) Plan shall become fully vested. Seller shall remain liable and responsible for any and all Liabilities arising under such 401(k) Plan, whether such Liabilities arise, before, on or after the Closing Date. Federated shall take no role in winding-down and terminating such 401(k) Plan following the Closing and shall have no Liability with respect thereto. Federated will make an option available to any Transferring Employees who become employees of Federated (or its Subsidiaries) upon Closing to roll-over their balances under Seller’s 401(k) Plan into Federated’s 401(k) Plan. Transferring Employees who become employees of Federated (or its Subsidiaries) upon Closing will become eligible to participate in Federated’s 401(k) Plan and Federated and its Subsidiaries will credit and will cause Federated’s 401(k) Plan to credit for vesting purposes for each such Transferring Employee with the number of years of service credited such employee under Seller’s 401(k) Plan as of the Closing Date.

(h) Transferred Employees will commence participation in the Federated vacation benefit policy effective January 1, 2009, with credit recognized for years of service with Seller. Transferred Employees shall accrue vacation benefits during the Transition Period based upon Seller’s vacation policy, and Federated shall reimburse Seller for the cost of vacation accrued during such Transition Period. Notwithstanding the foregoing, Federated shall permit Transferred Employees to carry-over to 2009 up to five (5) vacation days earned and unused under Seller’s vacation policy as of December 31, 2008 (“carry-over vacation days”) and Seller shall pay to Transferred Employees the value of any earned but unused vacation for 2008, including with respect to the Transition Period, as of December 31, 2008 that is in excess of five (5) days. All carry-over vacation days must be taken by December 31, 2009 and any carry-over vacation days not taken by December 31, 2009 will be forfeited.

(i) Transferred Employees will commence participation in Federated’s merit pool and bonus programs effective January 1, 2009 in accordance with the terms of such programs, except that Federated shall utilize the Transferred Employees’ respective “review dates” used by Seller, to determine the timing of merit increases under the Federated programs. Any bonus payments for Transferred Employees related to 2008 employment or performance shall be the sole responsibility of Seller. Notwithstanding the foregoing, Federated shall reimburse the Seller for the pro rata portion of any 2008 bonus payments for Transferred Employees that relates to the Transition Period.

(j) Nothing in this Section 6.1.2 is intended, or shall be construed, as an employment agreement with respect to any employee of Seller or to grant any such employee any right of continued employment other than on an “at will” basis.

(k) With respect to Section 3 of that certain letter agreement dated December 4, 2006 (as amended with respect to Section 3 as contemplated below with respect to lump sum payments) with that certain former employee of Seller identified on Schedule 6.1.2 as being the counterparty to such letter agreement, Federated agrees that, to the extent Seller pays amounts under Section 3 of such letter agreement to such former employee as currently contemplated in such letter agreement for the period of time as currently contemplated in such letter agreement (or in one or more lump sum payments that, in the aggregate, reasonably approximate the amount of aggregate payments that would be made under such letter agreement) for services as a consultant after the Closing Date, then Federated shall promptly reimburse Seller for such payments upon Seller providing Federated with reasonable documentation supporting the amount of such payments that have been made, so long as (and only so long as) (i) such former employee executes as of the Closing Date a letter agreement with Federated (in the form agreed upon by the former employee and Federated on or prior to the date of this Agreement) clarifying such former employee’s role and responsibilities as a consultant, and (ii) if such former employee either (A) communicates (whether in person, in writing, verbally, electronically or otherwise) with a Client of a Federated advisory Subsidiary after the Closing Date, or (B) receives remuneration from a Client of a Federated advisory Subsidiary for providing consulting or other services to such Client, such former employee provides to such Client, in the case of clause (A), at the outset of the initial such communication with such Client, or, in the case of clause (B), on the first date after the Closing Date on which such relationship between such former employee and such Client is in effect, a written disclosure statement prepared by Federated that complies with Rule 206(4)-3 under the Advisers Act (together with a copy of the relevant Federated advisory Subsidiary’s Form ADV, Part II or brochure provided in lieu thereof, which Federated shall provide to such former employee upon request), obtains such Client’s written acknowledgement of receipt, promptly provides such signed written acknowledgement to Federated’s Chief Compliance Officer, and periodically (e.g., quarterly) provides a reasonable written certification to Federated’s Chief Compliance Officer as to such former employee’s compliance with the letter agreement referenced in clause (i) above and the disclosure requirements in this clause (ii).

6.1.3 Certain Intellectual Property Matters.

(a) Effective as of the Closing, each Owner Party, and each other Owner executing and delivering a Joinder Agreement, hereby assigns to Federated (and its designated Subsidiaries) without further compensation any and all inventions, processes, designs, formulae, trade secrets, know-how, computer software, data and documentation, or other discoveries, technological innovations, improvements, copyrightable works or other Intellectual Property conceived, programmed, developed, created or otherwise made or invented by such Owner solely or jointly for the benefit of or relating to Seller, the Acquired Assets, the Business or any Product, whether or not conceived, programmed, developed, created or otherwise made or invented during working hours (as applicable), relating in any manner to the business, business plans, or development plans of Seller, the Business or any Product. All such Intellectual Property, whether patentable, not patentable or otherwise, shall be the sole and exclusive property of Federated (and its designated Subsidiaries) with respect to any and all countries. At the request and expense of Federated, at any time following the Closing Date, such Owner shall perform all lawful acts and execute, acknowledge and deliver all such instruments, agreements, assignments, certificates or other documents deemed necessary or desirable by Federated to vest or maintain in Federated (and its designated Subsidiaries) all right, title and interest in and to such Intellectual Property, and to enable Federated (and its designated Subsidiaries) to prepare, file and prosecute applications for patents, copyrights, trademarks or service marks (or other registrations) thereon in any and all countries selected by Federated, including renewals and reissues thereof, and to obtain or record sole and exclusive title to such applications, patents, copyrights, trademarks, service marks or other registrations for any and all said countries. To the extent that any work performed by any Owner is eligible to be deemed “work for hire” for purposes of the United States copyright laws, such Owner, Seller and Federated intend for it to be work for hire. To the extent that any work performed by such Owner is not deemed to be a “work for hire”, such Owner hereby assigns all proprietary rights, including copyright, in such work to Federated (and its designated Subsidiaries) without further compensation.

(b) To the extent that (A) any employee of Seller or other Person who is not either an Owner Party or an other Owner executing and delivering a Joinder Agreement has conceived, programmed, developed, created or otherwise made or invented any Intellectual Property solely or jointly for the benefit of or relating to Seller, the Acquired Assets, the Business or the Products (whether or not conceived, programmed, developed, created or otherwise made or invented during working hours (as applicable)), and (B) such employee or other Person (i) has not signed an intellectual property assignment agreement in favor of Seller that is included in the Intellectual Property Contracts being assigned and transferred to Federated as Acquired Assets under this Agreement and the other Transaction Documents, or (ii) is not signing and delivering to Federated an intellectual property assignment agreement in connection with such employee or other Person becoming an employee of Federated or its Subsidiaries upon the Closing occurring, then Seller shall (and the Owner Parties shall cause Seller to) (x) notify Federated in writing regarding the existence of any such employee or other Person no later than the Schedule Bring-Down Date, and (y) request and use best efforts to obtain from such employee an intellectual property assignment agreement from such employee or other Person containing provisions substantially similar to Section 6.1.3(a) above in favor of Federated and its Affiliates (and in a form reasonably acceptable to Federated).

6.1.4 Taxes.

(a) From and after the date of this Agreement, Seller shall, and the Owner Parties shall cause Seller to prepare and timely file, or cause to be prepared and timely filed, any and all Tax Returns and reports required to be filed by Seller with respect to any taxable period ending on or prior to, and for the period through, the Closing Date and to pay all Taxes owed by the Seller in respect of any such taxable periods.

(b) From and after the date of this Agreement, Seller shall, and the Owner Parties shall cause Seller to, cause to be prepared and timely filed any and all Tax Returns and reports required to be filed by the Collective Trusts and the Hedge Funds with respect to any taxable period ending on or prior to, and for the period through, the Closing Date and to cause to be paid all Taxes owed by the Collective Trusts and the Hedge Funds in respect of any such taxable periods.

(c) Seller shall, and the Owner Parties shall cause Seller to, and Federated shall, reasonably cooperate and assist each other, and shall cause their respective Affiliates, officers, employees, representatives and agents to reasonably cooperate and provide assistance, as may reasonably be requested by either of them, with the preparation of any Tax Return, any Tax audit, any financial statement audit, or any judicial or administrative proceedings or other Litigation relating to any Tax in respect of Seller, the Acquired Assets, the Business or any Product. In addition, each Party shall retain and provide the other with access upon reasonable notice and during normal business hours to such records or information as may be relevant to such Tax Return, Tax audit, financial statement audit, proceeding, determination or other Litigation.

(d) All transfer, documentary, sales, use, stamp, registration and other similar such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, and reasonable expenses incurred for preparing any related Tax Returns, shall be split evenly by Seller, on the one hand, and Federated (or its advisory Subsidiaries) on the other hand. Seller will (and the Owner Parties shall cause Seller to) prepare, and share and discuss with Federated in advance of filing, and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, Federated will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. All such Taxes shall be paid by Seller when due and, at Seller’s option, Federated shall reimburse Seller for Federated’s (or its advisory Subsidiary’s) one-half share of such Taxes or related Tax-Return preparation expenses either at the time such Taxes are paid by Seller or as part of the true-up process contemplated in Section 2.6 of this Agreement, in either case after Seller has presented Federated with reasonable documentation supporting the amount of such Taxes and expenses.

(e) To the extent (i) Federated (or its advisory Subsidiary) is acquiring an interest in any Collective Trust or Hedge Fund that is subject to Tax as a partnership (e.g., organized as a limited liability company or limited partnership) as an Acquired Asset, and (ii) an election under Section 754 has not already been made by such Collective Trust or Hedge Fund, Seller shall, and the Owner Parties shall cause Seller to, cause such Collective Trust or Hedge Fund to make an election under Section 754 of the Code.

(f) Seller shall (and the Owner Parties shall cause Seller to) utilize, or cause its Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

6.1.5 Delivery of Interim Financial Statements. From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall, and the Owner Parties shall cause Seller to, provide Federated with the Interim Financial Statements contemplated in Section 3.1.9 and the interim Product Financial Statements contemplated in Section 3.3.5, in each case promptly after such statements become available and to the extent not already provided to Federated prior to the date of this Agreement.

6.1.6 Bulk Sales. Seller and Federated hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement, the other Transaction Documents and the Transactions.

6.2 Obtaining Required Consents; Access; Consummating the Transactions; Further ActionsSeller’s Covenants.

(a) General Covenants Regarding Obtaining Consents; Access; and Further Actions. As promptly as reasonably practicable after the date of this Agreement, Seller shall, and the Owner Parties shall cause Seller to:

(i) Governmental Approvals. Make or give, or cause to be made or given, and use commercially reasonable efforts to obtain, or cause to be obtained, the filings, submissions, and other Governmental Approvals that Seller, any Owner Party or any Product is required to make, give or obtain under Applicable Law in connection with the consummation of the Transactions, including those Governmental Approvals identified on Schedule 3.1.5, and give any reasonable undertakings required in connection therewith.

(ii) Client Consents. Use commercially reasonable efforts (which shall not require the payment of any money or the waiver of, or the commitment to reduce, any fees), consistent with Seller’s fiduciary duties, to obtain, or cause to be obtained, the negative consents, affirmative consents, new Contracts, and other Consents (including those Consents of Clients identified on Schedule 3.1.5) necessary or desirable to:

(A) assign and transfer to Federated or its designated advisory Subsidiaries the Investment Advisory Contracts for the SMA Accounts, Direct Accounts, Collective Trusts and Hedge Funds that are included in the Acquired Assets and do not terminate in accordance with their terms upon the consummation of the Transactions or require new such Contracts to be entered into to consummate the Transactions;

(B) assign and transfer to Federated or its designated advisory Subsidiaries any other SMA Contracts, Direct Account Contracts, Subadvised Fund Contracts, Collective Trust Contracts and Hedge Fund Contracts to which Seller is a party that are included in the Acquired Assets and do not terminate in accordance with their terms upon the consummation of the Transactions or require new such Contracts to be entered into to consummate the Transactions;

(C) obtain new Investment Advisory Contracts between Federated or its designated advisory Subsidiaries and the Subadvised Funds (or their investment advisers);

(D) for any Investment Advisory Contracts, or other SMA Contracts, Direct Account Contracts, Subadvised Fund Contracts, Collective Trust Contracts and Hedge Fund Contracts to which Seller is a party, that would be included in the Acquired Assets but for the fact that they terminate in accordance with their terms upon consummation of the Transactions or require a new Contract to be entered into to consummate the Transactions, obtain new such Contracts between Federated or its designated advisory Subsidiaries and the applicable Clients or other Persons (including, in the case of the Subadvised Funds, their investment advisers, or in the case of the Collective Trusts that are organized as trusts, their trustees), all as contemplated in Section 6.2.2 below, Seller also shall, and the Owner Parties also shall cause Seller to, provide Federated fully executed copies of any such Consents or new Contracts obtained on a periodic basis prior to the Closing as contemplated in Section 6.2.2 below;

(iii) Other Consents. Use commercially reasonable efforts to make, give and obtain (which shall not require the payment of any money or the waiver of, or the commitment to reduce, any fees), or cause to be made, given or obtained, any other Consents (including any other Consents identified on Schedule 3.1.5) necessary for Seller to assign and transfer the Acquired Assets to Federated or its designated advisory Subsidiary, and for Federated or its designated advisory Subsidiary to assume the Assumed Liabilities, and to otherwise consummate the Transactions, and Seller shall, and the Owner Parties shall cause Seller to, provide Federated fully executed copies of any such other Consents obtained on a periodic basis prior to the Closing consistent with the timing for provision of Client Consents as contemplated in Section 6.2.2 below.

Without limiting Seller’s obligations to seek to make, give and obtain required Consents as contemplated in this Agreement or any other Transaction Document, Federated and Seller agree that, for purposes of the Closing, only those Consents relating to Vendor Contracts, Intellectual Property Contracts, Personal Property Lease Contracts, Real Property Lease Contracts, Solicitation Contracts or Other Business Contracts included in the Acquired Assets that Federated and Seller have agreed to identify (as of the date of this Agreement and the Schedule Bring-Down Date) on Schedule 6.2.1(a)(iii) as being material to the ownership or operation of the Acquired Assets, the conduct of the Business and the provision of services to, or, as applicable, the sponsoring of, the Products, or otherwise necessary for the consummation of the Transactions, shall be required as a condition precedent to Closing under Section 7.2(c)(ii) of this Agreement.

With respect to any Contract (other than a Contract with a Client subject to Section 7.1(c) below) for which a required Consent has not been made, given or obtained, or has been withdrawn or modified, by the Closing, or is otherwise not in full force and effect as of the Closing, unless otherwise requested in writing by Federated in accordance with Section 2.9, Seller shall (and the Owner Parties shall cause Seller to) terminate such Contract as of the Closing Date or take steps to terminate such Contract promptly after the Closing, and such Contract shall be a Retained Asset, and any Liabilities arising out of, resulting from or relating to such Contract (whether prior to, at or after the Closing) shall be Retained Liabilities, for purposes of this Agreement; and

(iv) Further Actions. Take, or cause to be taken, all other actions reasonably necessary to satisfy all Seller or mutual conditions to Closing set forth in Section 7 of this Agreement, and to consummate the Transactions.

(b) Access and Cooperation. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, Seller shall, and the Owner Parties shall cause Seller to: (i) consult with Federated in respect of, and provide reasonable assistance in connection with, communications to Clients and other matters related to obtaining required Consents; and (ii) use commercially reasonable efforts to coordinate and cooperate with Federated in exchanging information and supplying any reasonable assistance requested by Federated in connection with the filings and the other actions contemplated in Section 6.2.3 below; and (iii) give (or, as applicable, in respect of the SMA Accounts and Subadvised Funds, use commercially reasonable efforts to obtain for) Federated and its Affiliates, and their respective accountants, counsel and other representatives, full and timely access, with reasonable notice to Seller, to Seller’s offices (or other appropriate locations) and to relevant books, contracts, commitments, systems, reports, records and personnel, and give them, or give them access to, the documents, financial data, records and information (including any e-mails or data files and performance information) with respect to Seller, the Business, the Acquired Assets, and the Products, as Federated may from time to time reasonably request.

(c) Further Actions. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, and, if the Closing occurs, from and after the Closing Date, Seller shall, and the Owner Parties shall cause Seller to, use commercially reasonable efforts to take, or cause to be taken, or to execute and deliver, or cause to be executed and delivered, such other actions, Contracts or documents as Seller deems necessary, proper or desirable, or that Federated may reasonably request, in connection with the consummation of the Transactions or to confirm the rights and obligations under this Agreement or any other Transaction Documents or to render the Transactions effective.

(d) No Misrepresentations in Consents. Seller and the Owner Parties covenant that any information or data that describes Seller, its Affiliates, the Acquired Assets, the Business or any Products, or any of their business operations or plans, which is included in any filing, notice, Governmental Approval, other Consent or other document, or in any amendments or supplements thereto, filed with any Governmental Authority or provided to any Client or other Person after the date of this Agreement in connection with this Agreement, any other Transaction Document or the Transactions shall not, at the time any such filing, notice, Consent or other document, or any amendments or supplements thereto, becomes effective or is filed with any Governmental Authority or provided to any Client or other Person, contain any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in light of the circumstances under which they are made. For the avoidance of doubt, Seller shall not be responsible under this Section 6.2.1(d) for any information or data that describes Federated or its Affiliates (including information or data relating to Federated’s current intentions as to the post-Closing operation of the Business).

6.2.2 Specific Covenants With Respect to Client Consents.

(a) Direct Account Clients.

(i) Within ten (10) Business Days after the date of this Agreement, Seller shall, and the Owner Parties shall cause Seller to, send a Consent notice to all Direct Account Clients as of the date of this Agreement, in the form of Exhibit C. If any Investment Advisory Contract or other Direct Account Contract between Seller and a Direct Account Client provides that it would terminate upon the consummation of the Transactions or require a new Contract to be entered into to consummate the Transactions, Seller shall (and the Owner Parties shall cause Seller to) use commercially reasonable efforts to obtain a new Investment Advisory Contract or new other Direct Account Contract between Federated or its designated advisory Subsidiary and the applicable Direct Account Client, in substantially the same form as the existing Investment Advisory Contract or other Direct Account Contract (with such changes as may be reasonably requested by Federated; provided, that Federated shall not have the right to prevent a Consent from being obtained if any such change requested by Federated is not agreed upon) to be executed and delivered by Federated (or its designated advisory Subsidiary) and effective as of the Closing.

(ii) Seller shall, and the Owner Parties shall cause Seller to, use commercially reasonable efforts to obtain executed copies of the Consents contemplated in Sections 6.2.2(a)(i) prior to the Closing. If any Direct Account Client requires modifications to any Consent, Seller shall, and the Owner Parties shall cause Seller to, promptly notify Federated regarding the modifications and accept only those modifications that are reasonably acceptable to Federated (such acceptance not to be unreasonably withheld, conditioned, or delayed).

(iii) With respect to any Direct Account Client obtained or renewed between the date of this Agreement and the Closing, Seller shall, and the Owner Parties shall cause Seller to, obtain the affirmative written Consent of such Direct Account Client to the Transactions using the form of Consent attached as Exhibit C. Seller agrees not to enter into any Investment Advisory Contract or other Direct Account Contract with any Direct Account Client between the date of this Agreement and the Closing that would terminate upon the consummation of the Transactions or require a new Contract to be entered into to consummate the Transactions.

(iv) Any Consent notice or new Contract given or obtained pursuant to this Section 6.2.2(a) shall: (A) indicate that the Client should advise the applicable custodian for the Client’s Direct Account to accept instructions from Federated (or its advisory Subsidiaries) after the Closing; and (B) with respect to any Direct Account managed in accordance with a balanced investment strategy, contain an amendment authorizing Federated (or an advisory Subsidiary) to engage another Federated advisory Subsidiary to manage the fixed-income portion of such Direct Account.

(v) Seller shall, and the Owner Parties shall cause Seller to, provide Federated fully executed copies of all Consents given to and obtained from Direct Account Clients as contemplated in this Section 6.2.2(a) periodically from time to time between the date of this Agreement and the Closing and, in any event, no later than the Schedule Bring-Down Date (with any Consents obtained between the Schedule Bring-Down Date and the Closing Date to be provided to Federated no later than the Closing Date).

(b) SMA Account Clients.

(i) Within ten (10) Business Days after the date of this Agreement, Seller shall, and the Owner Parties shall cause Seller to:

(A) Send a Consent notice to each Wrap Program Sponsor for each separately managed account/wrap fee program in which Seller participates in any capacity, in the form attached as Exhibit D-1; provided, however, that if, after discussions with Seller and Federated, any Wrap Program Sponsor reasonably requests any modifications to Exhibit D-1, then, with respect to such Wrap Program Sponsor, Seller and Federated shall accommodate such reasonable modifications to Exhibit D-1.

(B) Use commercially reasonable efforts to cooperate with Federated and the Wrap Program Sponsor to obtain from Federated and provide to such Wrap Program Sponsor any data or information that such Wrap Program Sponsor may reasonably request in connection with the SMA Account Client Consent process and obtaining the Consents contemplated above.

(ii)(A) With respect to each underlying SMA Account Client that has a written Investment Advisory Contract or other SMA Contract directly with Seller, within ten (10) Business Days after the date of this Agreement, Seller shall, and the Owner Parties shall cause Seller to, send a Consent notice to such SMA Account Client, in the form of Exhibit D-2; provided, however, that if, after discussions with Seller and Federated, any Wrap Program Sponsor reasonably requests any modifications to Exhibit D-2, then, with respect to such Wrap Program Sponsor, Seller and Federated shall accommodate such reasonable modifications to Exhibit D-2. If any Investment Advisory Contract or other SMA Contract between Seller and an SMA Account Client provides that it would terminate upon the consummation of the Transactions or require a new Contract to be entered into to consummate the Transactions, Seller shall (and the Owner Parties shall cause Seller to)

use commercially reasonable efforts to obtain a new Investment Advisory Contract or new other SMA Contract between Federated or its designated advisory Subsidiary and the applicable SMA Account Client, in substantially the same form as the existing Investment Advisory Contract or other SMA Contract (with such changes as may be reasonably requested by Federated; provided, that Federated shall not have the right to prevent a Consent from being obtained if any such change requested by Federated is not agreed upon) to be executed and delivered by Federated (or its designated advisory Subsidiary) and effective as of the Closing.

(B) With respect to each underlying SMA Account Client that does not have a written Investment Advisory Contract directly with Seller and for which a written amendment or affirmative Consent is not required as contemplated in Section 6.2.2(b)(i) above, Seller and Federated shall discuss with the applicable Wrap Program Sponsor the solicitation of a negative or implied Consent from, and delivery of a Consent notice at least forty-five (45) days in advance of the Closing Date to, such SMA Account Client; provided, however, that the Parties agree that they will not communicate, directly or indirectly, with any such underlying SMA Account Client with respect to seeking any such Consent and providing (or the timing of providing) any such Consent notice unless supported by the applicable Wrap Program Sponsor.

(iii) Seller shall, and the Owner Parties shall cause Seller to, use commercially reasonable efforts to obtain executed copies of the Consents of Wrap Program Sponsors contemplated in Section 6.2.2(b)(i) and the Consents contemplated in Section 6.2.2(b)(ii), in each case prior to the Closing. If any Wrap Program Sponsor or SMA Account Client requires modifications to any Consent, Seller shall, and the Owner Parties shall cause Seller to, promptly notify Federated regarding the modifications and, after discussions with Federated, only accommodate reasonable modifications.

(iv) With respect to any SMA Account Client obtained or renewed between the date of this Agreement and the Closing, Seller shall, and the Owner Parties shall cause Seller to, (A) obtain the affirmative written Consent of such SMA Account Client to the Transactions using the form attached as Exhibit D-2, if there will be a written Investment Advisory Contract or other SMA Contract between the SMA Account Client and Seller, or (B) if there will not be a written Investment Advisory Contract or other SMA Contract between the SMA Account Client and Seller, if amenable to the applicable Wrap Program Sponsor notify the Client of the Transactions at the time Seller begins to manage the SMA Account Client’s portfolio in a manner consistent with, or if not amenable to the Wrap Program Sponsor follow, any procedure agreed to with the Wrap Program Sponsor as described in Section 6.2.2(b)(ii)(B). Seller agrees not to enter into any Contract with any SMA Account Client between the date of this Agreement and the Closing that would terminate upon the consummation of the Transactions or require a new Investment Advisory Contract to be entered into to consummate the Transactions.

(v) Any waiver, Consent notice or new Contract given or obtained pursuant to this Section 6.2.2(b) shall: (A) if the custodian for an applicable SMA Account is not the Wrap Program Sponsor, indicate that the Wrap Program Sponsor or Client (as applicable) should advise the applicable custodian for the Client’s SMA Account to accept instructions from Federated (or its advisory Subsidiaries) after the Closing; and (B) with respect to any SMA Account managed in accordance with a balanced investment strategy, contain an amendment authorizing Federated (or an advisory Subsidiary) to engage another Federated advisory Subsidiary to manage the fixed-income portion of such SMA Account.

(vi) Seller shall, and the Owner Parties shall cause Seller to, provide Federated fully executed copies of all Consents given to and obtained from Wrap Program Sponsors and SMA Account Clients as contemplated in this Section 6.2.2(b) periodically from time to time between the date of this Agreement and the Closing and, in any event, no later than Schedule Bring-Down Date (with any Consents obtained between the Schedule Bring-Down Date and the Closing Date to be provided to Federated no later than the Closing Date).

(c) Subadvised Funds.

(i) Within ten (10) Business Days after the date of this Agreement, Seller shall, and the Owner Parties shall cause Seller to, after consultation with and with the assistance of Federated, (A) contact each investment adviser for each Subadvised Fund to discuss the structure of, and rationale for, the Transactions and the Subadvised Fund Consent process, (B) use commercially reasonable efforts to make, give or obtain and secure the approvals required under Section 15 of the 1940 Act (or any applicable Commission exemptive order) for a new Investment Advisory Contract or other Subadvised Fund Contract between such investment adviser (and, if required by the applicable Subadvised Fund or investment adviser, the applicable Subadvised Fund) and Federated (or its designated advisory Subsidiary) in a form and substance substantially similar to the existing Investment Advisory Contract or other Subadvised Fund Contract between Seller and the Subadvised Fund or the investment adviser to such Subadvised Fund (with such changes as Federated may reasonably request; provided, that Federated shall not have the right to prevent a Consent from being obtained if any such change requested by Federated is not agreed upon), and (C) use commercially reasonable efforts to cooperate with Federated, the investment adviser and the Subadvised Fund to obtain from Federated and provide to such investment adviser and Board of the Subadvised Fund any data or information that such investment adviser or Board may reasonably request in connection with making, giving or obtaining the required Subadvised Fund Consents. If any modifications are required to the Subadvised Fund Consent process outlined in this Section 6.2.2(c) or any form of Consent, Seller shall, and the Owner Parties shall cause Seller to, promptly notify Federated regarding the modifications (if Federated representatives do not join Seller in its discussions with the investment adviser or Boards of the Subadvised Funds) and Federated and Seller shall work with such investment adviser or Board in good faith to reach a mutually acceptable plan for making, giving or obtaining any Consents required to consummate the Transactions.

(ii) Given that exemptive orders (as described below) have been obtained from the Commission under the 1940 Act with respect to each Subadvised Fund, if the investment adviser for a Subadvised Fund is amenable to a new Investment Advisory Contract with Federated (or its designated advisory Subsidiary), then Seller shall, and the Owner Parties shall cause Seller to, use commercially reasonable efforts to obtain, and assist Federated and the investment adviser to the Subadvised Fund to obtain, the approval of the Subadvised Fund’s Board of the new Investment Advisory Contract or other Subadvised Fund Contract with Federated (or its designated advisory Subsidiary) (with such changes as Federated may reasonably request; provided, that Federated shall not have the right to prevent a Consent from being obtained if any such change requested by Federated is not agreed upon), and satisfy any disclosure, information statement filing or other requirements imposed by the applicable exemptive order from the Commission under the 1940 Act which allows the investment adviser to the Subadvised Fund to terminate and enter into new Investment Advisory Contracts with subadvisers without obtaining shareholder approval of the new Investment Advisory Contracts (and make, give or obtain any Consents of Governmental Authorities required to be made, given or obtained thereunder), in each case prior to the Closing (or, in the case of any required information statement, within the period of time permitted under the applicable exemptive order).

(iii) If the Board of, or investment adviser to, a Subadvised Fund requires Federated (or its designated Subsidiaries) to execute and deliver an Investment Advisory Contract or other Subadvised Fund Contract that is not substantially similar to Seller’s current Investment Advisory Contract or other Subadvised Fund Contract, Seller shall, and the Owner Parties shall cause Seller to, promptly notify Federated regarding the modifications and not indicate acceptance of any modifications that are not reasonably acceptable to Federated.

(iv) If Federated so requests with respect to one or more Subadvised Funds, prior to and after the Closing, Seller also shall, and the Owner Parties shall cause Seller to, reasonably cooperate with Federated in developing and presenting to the investment adviser of such Subadvised Fund(s), and, if the investment adviser concurs, then to the Board and shareholders of the Subadvised Fund(s), a proposal for (A) Federated (or its designated advisory Subsidiary(ies)) to acquire certain assets of the investment adviser to the Subadvised Fund(s) relating to its management of the Subadvised Fund(s), and, in connection with such transaction, for the Subadvised Fund(s) to be reorganized into one or more existing or newly created investment companies, or series of investment companies, within the Federated family of mutual funds, or (B) another transaction acceptable to Federated that would result in Federated (or its designated advisory Subsidiaries) becoming the primary investment adviser to such Subadvised Fund(s).

(d) Collective Trusts and Hedge Funds.

(i) With respect to the Collective Trusts and Hedge Funds, Seller shall (and the Owner Parties shall cause Seller to):

(A) Limited Liability Companies. With respect to each Collective Trust and Hedge Fund that is a limited liability company, consistent with the Governing Documents of such Collective Trust or Hedge Fund, (1) at least forty-five (45) days prior to the Closing Date, resign or withdraw as manager of such Collective Trust or Hedge Fund effective as of the Closing, and appoint an advisory Subsidiary of Federated designated by Federated as successor manager of such Collective Trust or Hedge Fund, to be effective immediately prior to the effective time of Seller’s resignation or withdrawal. Seller also shall (and the Owner Parties also shall cause Seller to), at least forty five (45) days prior to the Closing Date, notify the members of such Collective Trust or Hedge Fund, using the form of notice attached hereto as Exhibit E-1.

(B) Limited Partnership. With respect to the Hedge Fund that is a limited partnership, consistent with the Governing Documents of such Hedge Fund, Seller shall (1) at least forty-five (45) days prior to the Closing Date, appoint an advisory Subsidiary(ies) of Federated designated by Federated as an additional general partner(s) of such Hedge Fund, to be effective as of the Closing (which effective date, unless otherwise agreed by Seller and Federated, shall be the first day of a month), and (2) resign or withdraw as general partner of such Hedge Fund, with such resignation and withdrawal to be effective (x) for purposes of Seller participating in the management of the business of such Hedge Fund, after Federated or its designated advisory Subsidiary(ies) become an additional general partner(s), upon Seller providing 60 days prior written notice of withdrawal from such Hedge Fund, and (y) for all other purposes, at the end of the applicable fiscal year of such Hedge Fund following Seller’s 60 days prior written notice of withdrawal from such Hedge Fund, all in accordance with the terms and provisions of the Governing Documents of such Hedge Fund. Seller also shall (and the Owner Parties also shall cause Seller to), at least forty five (45) days prior to the Closing Date, notify the limited partners of such Hedge Fund, using the form attached hereto as Exhibit E-2.

(C) Trusts. With respect to any Collective Trust that is a trust, (1) within ten (10) Business Days after the date of this Agreement, after consultation with and with the assistance of Federated, contact the trustee of the Collective Trusts to discuss the structure of, and rationale for, the Transactions and the Collective Trust Consent process described in this Section 6.6.2(d), and (2) consistent with the Governing Documents of such Collective Trust, use its commercially reasonable efforts to obtain prior to the day that is forty-five (45) days prior to the Closing Date the trustee’s Consent to Federated or its designated advisory Subsidiaries’ acquisition of all or substantially all of the Business of Seller as of the Closing. Seller also shall (and the Owner Parties also shall cause Seller to), at least forty-five (45) days prior to the Closing Date (or such later date promptly thereafter as agreed between Federated and Seller if the trustee’s Consent is not obtained in advance of the day that is forty-five (45) days prior to the Closing Date), notify the participants in such Collective Trust, using the form attached hereto as Exhibit E-3.

(ii) With respect to the Collective Trusts and Hedge Funds, Seller shall (and the Owner Parties shall cause Seller to) use commercially reasonable efforts to make, give or obtain any other Consents (whether affirmative Consent, a new Contract or otherwise) required for the assignment of any other Collective Trust Contracts or Hedge Fund Contracts to which Seller is a party to Federated or its designated advisory Subsidiaries as of the Closing. If any such other Collective Trust Contract or Hedge Fund Contract provides that it would terminate upon the consummation of the Transactions or require a new Contract to be entered into to consummate the Transactions, Seller shall (and the Owner Parties shall cause Seller to) use commercially reasonable efforts to obtain a new Contract between Federated or its designated Subsidiaries and the applicable counterparty, in substantially the same form as the existing Collective Trust Contract or Hedge Fund Contract (with such changes as may be reasonably requested by Federated; provided, that Federated shall not have the right to prevent a Consent from being obtained if any such change requested by Federated is not agreed upon) to be executed and delivered by Federated (or its designated advisory Subsidiary) and effective as of the Closing.

(iii) With respect to the Collective Trusts and Hedge Funds, Seller shall (and the Owner Parties shall cause Seller to) use commercially reasonable efforts to cooperate with Federated and the trustees to the Collective Trusts organized as trusts to obtain from Federated and provide to such trustees any data or information that the trustees may reasonably request in connection with making, giving or obtaining the required Collective Trust Consents, and to cooperate with Federated in connection with making, giving or obtaining the required Hedge Fund Consents, in each case including any such Consents identified on Schedule 3.1.5 hereto.

(iv) All Collective Trust Consents and Hedge Fund Consents, and the process to make, give or obtain them, shall be subject to the approval of Seller and Federated, such approval not to be unreasonably withheld, conditioned or delayed. If any modifications are required to the Collective Trust Consent process or Hedge Fund Consent process described in this Section 6.2.2(d) or any forms of Consent, Seller shall, and the Owner Parties shall cause Seller to, promptly notify Federated regarding the modifications (if, in the case of the Collective Trusts organized as trusts, Federated representatives do not join Seller in its discussions with such trustees) and Federated and Seller shall work together (including, as applicable, with such trustees) to reach a mutually acceptable plan for consummating the Transactions. If, in connection with obtaining a Collective Trust Consent or Hedge Fund Consent, Federated (or its designated advisory Subsidiaries) will be asked to execute and deliver an Investment Advisory Contract or other Collective Trust Contract or Hedge Fund Contract that is not substantially similar to Seller’s existing Investment Advisory Contract or other Collective Trust Contract or Hedge Fund Contract (with such changes as Federated may reasonably request; provided, that Federated shall not have the right to prevent a Consent from being obtained if any such change requested by Federated is not agreed upon), Seller shall, and the Owner Parties shall cause Seller to, promptly notify Federated regarding the modifications and not indicate acceptance of any modifications that are not reasonably acceptable to Federated.

(v) Seller shall, and the Owner Parties shall cause Seller to, provide Federated fully executed copies of all Consents given to and obtained from any Person as contemplated in this Section 6.2.2(d) periodically from time to time between the date of this Agreement and the Closing and, in any event, no later than the Schedule Bring-Down Date (with any Consents obtained between the Schedule Bring-Down Date and the Closing Date to be provided to Federated no later than the Closing Date).

6.2.3 Federated’s Covenants.

(a) General Covenants Regarding Obtaining Consents; Access; and Further Actions. As promptly as reasonably practicable after the date of this Agreement, Federated shall:

(i) Governmental Approvals. Make or give, or cause to be made or given, and use commercially reasonable efforts to obtain, or cause to be obtained, the filings, submissions, and other Governmental Approvals that Federated is required to make, give or obtain under Applicable Law in connection with the consummation of the Transactions, including those Governmental Approvals identified on Schedule 4.1.5, and give any reasonable undertakings required in connection therewith;

(ii) Other Consents. Use commercially reasonable efforts (which shall not require the payment of any money or the waiver of, or the commitment to reduce, any fees) to make, give and obtain, or cause to be made, given and obtained, any other Consents (including any other Consents identified on Schedule 4.1.5) necessary for Federated or its designated advisory Subsidiary to accept the assignment and transfer of the Acquired Assets, and for Federated or its designated advisory Subsidiary to assume the Assumed Liabilities, and to otherwise consummate the Transactions. In connection with obtaining the Consents contemplated in Section 6.2.2(d)(i)(D) above, Federated shall cause its designated advisory Subsidiary to deliver an appropriate, mutually acceptable, supplement to the applicable Governing Document of the Hedge Fund that is organized as a limited partnership, pursuant to which Federated’s designated advisory Subsidiary shall agree to be bound by the terms and provisions of such Governing Document as required by the terms thereof, and Federated’s advisory Subsidiary shall make a determination to continue the Partnership, all at such time agreed to by Federated and Seller; and

(iii) Further Actions. Take, or cause to be taken, all other actions reasonably necessary to satisfy all Federated or mutual conditions to Closing set forth in Section 7 of this Agreement, and to consummate the Transactions. Notwithstanding anything to the contrary in this Section 6.2.3, in no event shall Federated or its advisory Subsidiaries be obligated to agree to a reduction of the amount of advisory fees or other amounts by any Client or agree to an amendment to any Investment Advisory Contract or other Contract or Governing Document for purposes of obtaining any Consent (including any new Investment Advisory Contract).

(b) Access and Cooperation. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, Federated shall: (i) consult with Seller in respect of, and provide reasonable assistance in connection with, communications to Clients and other matters related to obtaining required Consents; and (ii) use commercially reasonable efforts to coordinate and cooperate with Seller in exchanging information and supplying any reasonable assistance requested by Seller in connection with the filings and the other actions contemplated in Section 6.2.1 and Section 6.2.2 above.

(c) Further Actions. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, and, if the Closing occurs, from and after the Closing Date, Federated shall use commercially reasonable efforts to take, or cause to be taken, or to execute and deliver, or cause to be executed and delivered, such other actions, Contracts or documents as Federated deems necessary, proper or desirable, or that Seller may reasonably request, in connection with the consummation of the Transactions or to confirm the rights and obligations under this Agreement or any other Transaction Documents or to render the Transactions effective.

(d) No Misrepresentations in Consents. Federated covenants that any information or data that describes Federated or its Affiliates, or any of their business operations or plans, which is included in any filing, notice, Governmental Approval, other Consent or other document, or in any amendments or supplements thereto, filed with any Governmental Authority or provided to any Client or other Person after the date of this Agreement in connection with this Agreement, any other Transaction Document or the Transactions shall not, at the time any such filing, notice, Consent or other document, or any amendments or supplements thereto, becomes effective or is filed with any Governmental Authority or provided to any Client or other Person, contain any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in light of the circumstances under which they are made. For the avoidance of doubt, Federated shall not be responsible under this Section 6.2.3(d) for any information or data that describes Seller or its Affiliates (including information or data relating to Seller’s pre-Closing operation of the Business).

6.3 Covenants with Respect to Expenses.

(a) Except as provided in Section 6.1.4(d) above or in any other provision of this Agreement, Seller and the Owners shall severally bear all of their respective expenses, costs and fees incurred by them in connection with the Transactions, including:

(i) all attorneys’, brokers’ and auditors’ fees incurred by them; (ii) all expenses incurred by them in connection with obtaining any Governmental Approvals and Consents (including in respect of any filings or submissions with respect thereto); and (iii) all expenses incurred by them in connection with preparing, executing and delivering this Agreement and the other Transaction Documents and complying with this Agreement and the other Transaction Documents, whether or not the Transactions are consummated.

(b) Except as provided in Section 6.1.4(d) above or in any other provision of this Agreement, Federated shall bear all expenses, costs and fees incurred by Federated in connection with the Transactions, including: (i) all attorneys’, brokers’ and auditors’ fees incurred by Federated; (ii) all expenses incurred by Federated in connection with obtaining any Governmental Approvals and Consents (including in respect of any filings or submissions with respect thereto); and (iii) all expenses incurred by Federated in connection with preparing, executing and delivering this Agreement and the other Transaction Documents and complying with this Agreement and the other Transaction Documents, whether or not the Transactions are consummated.

6.4 Covenants with Respect to Litigation and Changes in Condition.

6.4.1 Litigation, Etc.

(a) From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Federated shall notify Seller promptly of any Litigation as to which Federated gains Knowledge that (i) (A) is commenced against, settled, otherwise concluded and which relates to Federated (or its advisory Subsidiaries) and would reasonably be expected to have a material adverse effect on the Transactions, this Agreement or any other Transaction Document, or (B) with respect to such Litigation information or a report is, or is required to be, filed with the Commission relating in any way to or affecting the Transactions, this Agreement or any other Transaction Document, or (ii) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement or any other Transaction Document.

(b) From the date of this Agreement through the earlier of the Fifth Anniversary Date or termination of this Agreement pursuant to its terms, Seller and the Owner Parties shall:

(i) Notify Federated promptly of any Litigation as to which Seller or the Owner Parties gain Knowledge that: (A) (1) is commenced against, settled or otherwise concluded and which relates to Seller’s operation of the Acquired Assets, conduct of the Business, or provision of services to, or, as applicable, sponsoring of, the Transferred Products prior to the Closing and would reasonably be expected to have a material adverse effect on Seller, the Acquired Assets, the Business, any Transferred Product, the Transactions, this Agreement or any other Transaction Document, or (2) with respect to such Litigation information or a report is, or is required to be, filed with the Commission relating in any way to or affecting the Acquired Assets, the Business, any Transferred Product, the Transactions, this Agreement or any other Transaction Document, or (B) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement or any other Transaction Document; and

(ii) Provide Federated promptly with copies of any material written communication, and written notice of any material oral communication, to or from any Governmental Authority which relates to Seller’s operation of the Acquired Assets, conduct of the Business, or provision of services to, or, as applicable, sponsoring of, the Transferred Products prior to the Closing.

6.4.2 Change in Condition. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, each of Seller and Federated (as applicable) agree to advise the other Party in writing of any fact, condition, event or occurrence that could cause any of the conditions set forth in Section 7 (as applicable) not to be satisfied, promptly after becoming aware of the same.

6.5 Covenants with Respect to Publicity. The Parties agree that all public announcements prior to the Closing Date relating to this Agreement, any other Transaction Document or the Transactions shall only be made after such a Party has submitted, reasonably in advance, the text of such announcement to Federated (in the case of any Seller or any Owner submission) or Seller and the Owner Representative (in the case of any Federated submission) at the addresses set forth in Section 11 and Seller, Federated and the Owner Representative (as applicable) have had a reasonable opportunity to comment thereon and have consented to the release of such public announcement (which consent shall not be unreasonably withheld); provided, however, that any Party may make such disclosures as are required by Applicable Law after making reasonable efforts under the circumstances to consult in advance with Federated (in the case of Seller or any Owner Party or other Owner executing and delivering a Joinder Agreement) or Seller and the Owner Representative (in the case of Federated). Except as permitted by the preceding sentence, the Parties shall not, and shall direct their Affiliates, legal and financial advisers and other representatives not to, disclose this Agreement, its existence, or any of the terms and conditions hereof to any Person without the prior written consent of each other Party to this Agreement.

6.6 Restrictive Covenants.

6.6.1 Acknowledgements and Confidentiality.

(a) Acknowledgments. Seller and each Owner acknowledge that:

(i) Seller and the Business possess, and the Acquired Assets include, confidential and proprietary information that Federated (or its designated Subsidiaries) is acquiring through the Transactions (for purposes of this Section 6.6.1, “Protected Information”);

(ii) The Protected Information consists of all information regarding any or all of the Acquired Assets, the Business, or any Product that was, is as of the Closing, or becomes owned by Seller or otherwise within Seller’s or any Owner’s, director’s, officer’s, employee’s, agent’s or representative’s Knowledge, possession or control, including any and all (A) trade secrets or other Intellectual Property, (B) information concerning Seller’s Clients or any Product, (C) other information concerning the Acquired Assets or the Business, and (D) notes, analysis, compilations, studies, summaries, working papers or other materials prepared by or for the Business or any Product containing, based on, in whole or in part, or derived from any information included in clauses (A), (B) or (C) above, in each case no matter how documented or stored;

(iii) The Acquired Assets are or may be used, and Seller’s services comprising the Business and the Products are or may be marketed, throughout the United States and internationally;

(iv) The Business competes with other businesses that are or could be located in any part of the United States or internationally;

(v) Federated has required the covenants set forth in this Section 6.6 as a condition to Federated entering into this Agreement and the other Transaction Documents and consummating the Transactions;

(vi) The covenants set forth in this Section 6.6 are reasonable and necessary to protect and preserve the Acquired Assets and the Business, and the reasonable interests of, and benefits from the Transactions derived by, Federated from and after the Closing; and

(vii) The Business, the Products, Federated and its Affiliates (and their respective businesses, including, after the Closing, the Business and the Post-Closing Business Products) will be irreparably harmed and damaged if the covenants in this Section 6.6 are breached.

(b) Confidentiality. Except as otherwise provided in this Section 6.6, from and after the Closing, Seller and each Owner agree not to (and shall cause his, her or its Non-Compete Parties not to) at any time disclose to any unauthorized Person or use for its/his or her own account or for the benefit of any other Person (other than Federated and its Affiliates) any Protected Information, whether any of them have such information in memory or embodied in a writing (hardcopy), or in any electronic, disk or other form, without Federated’s prior written consent, unless and to the extent that (a) the Protected Information is or becomes generally known to and available for use by the public other than as a result of the fault of Seller, any Owner or any other Non-Compete Party, or any of their Affiliates, or, to Seller’s or any Owner’s Knowledge, the fault of any other Person bound by a duty of confidentiality to Federated, Seller, any Owner, any Non-Compete Party or any other their Affiliates, (b) the disclosure thereof is required by a court of competent jurisdiction or otherwise by Applicable Law, or (c) the disclosure thereof is necessary in connection with the enforcement of this Agreement or any other Transaction Document. If Seller, any Owner or any other Non-Compete Party becomes legally compelled to disclose any Protected Information, Seller shall (i) provide Federated with prior written notice (to the extent not prohibited under Applicable Law) of the need for such disclosure and the required content of such disclosure, (ii) if disclosure is required, furnish only that portion of the Protected Information which, in the written opinion of legal counsel, is legally required, and (iii) reasonably cooperate with Federated, at Federated’s request and sole expense, to enable Federated to obtain reliable assurances that confidential treatment will be accorded to the Protected Information. As requested by Federated, Seller and each Owner agree to (and shall cause his, her or its Non-Compete Parties to) deliver to Federated at any time at or following the Closing any or all Protected Information, whether in hardcopy, electronic, disk or other form, that may be in their respective possession or control. The obligations in this Section 6.6.1(b) shall survive the Closing indefinitely.

6.6.2 Noncompetition and Nonsolicitation Covenants.

(a) General Restrictions. Subject to the terms and conditions contained in this Section 6.6.2, during the Applicable Non-Compete Period, each of Seller and each Owner agrees (severally as to itself, himself or herself and its, his or her other Non-Compete Parties, if any) that neither it, he or she nor its, his or her other Non-Compete Parties, if any, shall, directly or indirectly:

(i) Solicitation of Clients. Either:

(A) Solicit, for themselves or any other Person, directly or indirectly, with respect to any Competing Business, the business of any Person that is or becomes (1) a Client of Federated or its advisory Subsidiaries (including any Person that was a Direct Account Client, SMA Account Client or other Client of Seller prior to the Closing), or (2) a shareholder of or interest holder in any Federated Fund or any Collective Trust, Hedge Fund, Subadvised Fund or other Post-Closing Business Products (collectively, each a “Protected Client”); or

(B) Otherwise induce or attempt to induce, for themselves or any other Person, directly or indirectly, any Protected Client to cease doing business with Federated, its Affiliates, any Federated Fund, any Product or any other Post-Closing Business Products; or

(ii) Solicitation of Employees; Working with Other Owners. Either:

(A) Solicit, hire or employ, or otherwise engage, for themselves or any other Person, directly or indirectly, with respect to any Competing Business as an employee, independent contractor, or otherwise, any employee of Federated or its Subsidiaries (including any Person that was an employee of Seller prior to the Closing who becomes an employee of Federated or its Subsidiaries upon the Closing occurring) (collectively, each a “Protected Employee”); or

(B) Otherwise induce or attempt to induce, for themselves or any other Person, directly or indirectly, with respect to any Competing Business any Protected Employee to terminate such employee’s employment with Federated or its Subsidiaries; or

(C) In the case of any Non-Compete Party that is an Owner, work with any other Owner (except as employees of Federated and its Subsidiaries); or

(iii) Solicitation of Proxies. Solicit, for themselves or any other Person, directly or indirectly, except Federated and its Affiliates, the proxy or vote of any shareholders of or interest holders in (A) Federated, (B) any Federated Fund, or (C) any Collective Trust, Hedge Fund, Subadvised Fund or other Post-Closing Business Product; or

(iv) Non-Competition. Engage in, own, invest in, manage, operate, finance, control, sponsor, participate in or assist, for themselves or any other Person, directly or indirectly, or lend their names or similar names to, any Competing Business (whether as sub-adviser, adviser or otherwise);

(b) Definition of “Competing Business”. Subject to the terms and conditions contained in this Section 6.6.2, for purposes of this Section 6.6.2, “Competing Business” means (i) any business, enterprise, or investment management or advisory service that offers or provides, or holds themselves out as offering or providing, (whether as adviser, sub-adviser, or otherwise, and whether in the form of model portfolios or other recommendations or advice, and whether on a discretionary, non-discretionary, or other basis) portfolio management or other investment advisory or management services (whether in or utilizing fixed income, equity or other investment styles, strategies or mandates) to any registered or unregistered Fund Products, accounts or other products of any kind, which shall include any investment company, mutual fund, business development company, direct, institutional, retail or separately managed/wrap fee, insurance or other account, any separately managed account/wrap fee program, partnership, fund, collective fund, collective trust, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, hedge fund or other pooled investment vehicle, or other product, account, program or service of any kind, whether or not registered under the 1940 Act or 1933 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), or (ii) any other investment management or advisory business (including the Business after the Closing).

(c) Definition of “Applicable Non-Compete Period”. Subject to the terms and conditions contained in this Section 6.6.2, for purposes of this Section 6.6.2, “Applicable Non-Compete Period” means the period beginning on the Closing Date and ending on:

(i) For Seller and any Affiliate of Seller that is a Non-Compete Party (other than an Owner), the Seventh Anniversary Date;

(ii) For each Level A Owner and any Affiliate of such Level A Owner that is a Non-Compete Party (other than Seller and any Affiliate controlled by Seller), the Seventh Anniversary Date;

(iii) For each Level B Owner and any Affiliate of such Level B Owner that is a Non-Compete Party (other than Seller and any Affiliate controlled by Seller), the Seventh Anniversary Date; provided that, for purposes of Section 6.6.2(a)(iv), for Stephen J. Carl as a Level B Owner such Applicable Non-Compete Period shall end on the Fourth Anniversary Date;

(iv) For each Level C Owner and any Affiliate of such Level C Owner that is a Non-Compete Party (other than Seller and any Affiliate controlled by Seller), the Fifth Anniversary Date; provided, that, for purposes of Section 6.6.2(a)(iv) such Applicable Non-Compete Period shall end on the Second Anniversary Date;

(v) For each Level D Owner and any Affiliate of such Level D Owner that is a Non-Compete Party (other than Seller and any Affiliate controlled by Seller), the Fifth Anniversary Date; provided, that, for purposes of Section 6.6.2(a)(iv) such Applicable Non-Compete Period shall end on the date that is eighteen (18) months after the Closing Date; and

(vi) For each Level E Owner and any Affiliate of such Level E Owner that is a Non-Compete Party (other than Seller and any Affiliate controlled by Seller), the Fifth Anniversary Date.

(d) Application of General Restrictions to Levels of Owners. Notwithstanding Sections 6.6.2(a) above, the restrictions contained in Section 6.6.2(a) shall be subject to the following provisions:

(i) With respect to Level B Owners (and their Affiliates that are Non-Compete Parties (other than Seller and any Affiliate controlled by Seller)),

(A) “Competing Business,” for purposes of the restriction in Section 6.6.2(a)(iv) only, shall be limited to a Competing Business in or utilizing value or core equity investment styles or strategies (for the avoidance of doubt, it is understood and agreed that employment of a Level B Owner by a Person engaged in a Competing Business will not constitute a breach of Section 6.6.2(a)(iv) if the activities of the Level B Owner do not include management, participation, or assistance in value or core equity investment styles or strategies); provided, that this Section 6.6.2(d)(i)(A) shall not apply with respect to Stephen J. Carl as a Level B Owner; and

(B) The restriction in Section 6.6.2(a)(ii)(C) shall be limited to working with any other Owner in or at a Competing Business (except as employees of Federated and its Affiliates).

(ii) With respect to Level C Owners and Level D Owners (in each case, and their Affiliates that are Non-Compete Parties (other than Seller and any Affiliate controlled by Seller)):

(A) “Competing Business,” for purposes of the restriction in Section 6.6.2(a)(iv) only, shall be limited to a Competing Business in or utilizing value or core equity investment styles or strategies (for the avoidance of doubt, it is understood and agreed that employment of a Level C Owner by a Person engaged in a Competing Business will not constitute a breach of Section 6.6.2(a)(iv) if the activities of the Level C Owner do not include management, participation, or assistance in value or core equity investment styles or strategies);

(B) The restriction in Section 6.6.2(a)(ii)(C) shall be limited to working with any other Owner in or at a Competing Business (except as employees of Federated and its Subsidiaries), and shall not apply if such Level C Owner or Level D Owner (as applicable) and another Owner, without direct or indirect consultation between or coordination with, each other (or any other Person for the purposes of circumventing the restriction in Section 6.6.2(a)(ii)(C)) become employees of the same financial services firm; and

(C) Section 6.6.2(a)(iii) shall not apply.

(iii) With respect to Level E Owners (and their Affiliates that are Non-Compete Parties (other than Seller and any Affiliate controlled by Seller)), only Sections 6.6.2(a)(i) and 6.6.2(a)(ii)(A) and (B) shall apply.

(iv) For the avoidance of doubt, to the extent that any restriction in Section 6.6.2(a) is limited or made not applicable to any Owner as a result of Sections 6.6.2(c), (d), or (e), such limitation or non-applicability shall not effect in any way the restrictions applicable to each other Owner under this Section 6.6.2. For example, and by way of illustration and without limitation of the foregoing, to the extent that a Level C Owner or Level D Owner, or a Level E Owner, may be permitted to work with another Owner as contemplated in Section 6.6.2(d)(ii)(B) or Section 6.6.2(d)(iii), respectively, such provisions and permissions do not relieve the Level A Owners and Level B Owners from having to comply with the restrictions against working with other Owners applicable to them pursuant to this Section 6.6.2.

(e) Exceptions to General Restrictions.

(i) Performance of Duties for Federated. For the avoidance of doubt, it is understood and agreed that nothing in Section 6.6.2(a) above is intended to prevent any Owner that becomes an employee of Federated or its Subsidiaries upon the Closing occurring from taking any actions within the scope of such Owner’s employment with Federated or its Subsidiaries.

(ii) Passive Ownership of 5% Interest in Public Company. Notwithstanding the restrictions contained in Section 6.6.2(a) above, an Owner may purchase or otherwise acquire, and hold, any class of securities of any enterprise (as a passive investment and without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the 1934 Act and represent less than five percent (5%) in value of the outstanding securities of such enterprise.

(iii) Serving as Teacher or Professor; Publications; Conferences. Notwithstanding the restrictions contained in Section 6.6.2(a) above, an Owner may (A) serve as a professor/teacher, and (B) with Federated’s prior written consent (which consent will not be unreasonably withheld or delayed), (i) write and publish books and journal articles, and (ii) attend conferences and participate in panel discussions on investment management and advisory services.

(iv) Charitable/Philanthropic Organizations. Notwithstanding the restrictions contained in Section 6.6.2(a) and (b), above, an Owner may act as a trustee or in another capacity, and provide investment advisory services to, a not-for-profit organization with a charitable or philanthropic purpose so long as no advisory fee or other compensation is paid to or received by (directly or indirectly) such Owner or any Affiliate or Immediate Family Members of such Owner.

(v) Managing of Family Assets. Notwithstanding the restrictions contained in Section 6.6.2(a) above, an Owner may manage his or her assets, or the assets of his or her Immediate Family Members (including acting as trustee for trusts of which such Immediate Family Members are the sole beneficiaries).

(vi) Level A Owners Ability to Manage Non-Family Assets. With respect to Level A Owners only, notwithstanding the restrictions contained in Section 6.6.2(a), above, a Level A Owner may manage the assets of other private individuals (other than Immediate Family Members) that were not Clients of Seller at any time during the Fiscal Year ending on the Closing Date, so long as (and only for so long as):

(1) A Level A Owner does not (x) advertise in a manner that competes with Federated or its advisory Subsidiaries, (y) hold himself or herself out to the public as an investment adviser, or (z) provide investment advisory or management services in a manner requiring the Level A Owner to be registered as an investment adviser under the Advisers Act; and

(2) During the Applicable Non-Compete Period, a Level A Owner does not directly or indirectly accept additional deposits of cash, securities or other assets if the total net assets managed by the Level A Owner pursuant to this subsection (vi) (after taking into account the additional deposits) exceed fifty million dollars ($50,000,000) in the aggregate.

Seller and the Owner Representative shall notify Federated in writing if any Level A Owner provides (whether as adviser, sub-adviser or otherwise) investment advisory or management services under this subsection (vi) either as of the date of this Agreement or at any time thereafter until the end of the Applicable Non-Compete Period and whether the net assets managed under this subsection (vi) are in excess of the applicable net asset limitation specified above at any time during the Applicable Non-Compete Period. Seller and the

Owner Representative also shall provide Federated with information regarding the level of net assets managed under this subsection (vi) upon reasonable request by Federated during the Applicable Non-Compete Period.

(f) Reasonable Covenants. The Seller and each Owner (on behalf of themselves and any applicable Non-Compete Party) agree that each of the covenants set forth in this Section 6.6 is reasonable with respect to its scope, duration and geographic area.

(g) Owner Levels. The Seller and each Owner agree that such Owner’s classification as a Level A Owner, Level B Owner, Level C Owner, Level D Owner or Level E Owner, as applicable, is as reflected on Schedule 1.

6.6.3 Enforcement. The restrictive covenants contained in this Section 6.6 are covenants independent of any other provision of this Agreement, and the existence of any claim that any Party or Non-Compete Party may allege against any other Party, whether based on this Agreement, any other Transaction Document or otherwise, shall not prevent the enforcement of this covenant. Federated, Seller, and the Owners agree that Federated’s remedies at law for any breach or threat of breach by any other Party or Non-Compete Party of the provisions of this Section 6.6 will be inadequate, and that Federated shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.6 and to enforce specifically the terms and provisions hereof, in each case without posting any bond or security, and in addition to any other remedy to which Federated may be entitled at law, in equity or otherwise. In the event of Litigation regarding any of the restrictive covenants set forth herein, the prevailing Party in such Litigation shall, in addition to any other remedies the prevailing Party may obtain in such Litigation, be entitled to recover from the other Party or Parties its reasonable legal fees and out-of-pocket costs incurred by such Party in enforcing or defending its rights hereunder. The length of time for which the restrictive covenants contained herein shall be in force shall not include any period of violation or any other period required for Litigation during which Federated seeks to enforce such restrictive covenants. Should any provision of this Section 6.6 be adjudged to any extent invalid by any competent tribunal or other Governmental Authority, the remaining covenants (which are intended to be considered divisible and severable) will remain enforceable and in full force and effect, and such provision shall be deemed modified to the extent necessary to make it enforceable.

6.7 Covenants with Respect to Further Actions. At the reasonable request of Federated, or Seller after the Closing Date, and without further consideration, each Party, as applicable, shall from time to time execute and deliver or cause their Affiliates to execute and deliver, as applicable, such further instruments of transfer, assignment, or consent, or other document, as may be reasonably necessary or appropriate to carry out the purposes hereof, consummate the Transactions, confirm the rights and obligations under this Agreement or any other Transaction Documents, or render the Transactions effective.

6.8 Books and Records. Seller shall, and the Owner Parties shall cause Seller to, retain all books and records (if any) relating to the Acquired Assets, the Business or any Product and not otherwise delivered to Federated, or its designated Subsidiaries, at Closing as Acquired Assets in accordance with Seller’s record retention policies as in effect, and otherwise give (or, as applicable, in respect of the SMA Accounts and Subadvised Funds, use commercially reasonable efforts to obtain for) Federated the access contemplated in clause (iii) of Section 6.2.1(b) above with respect to any such books and records after the Closing. From the Closing until the Fifth Anniversary Date, Seller shall, and the Owner Parties shall cause Seller to, not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving sixty (60) calendar days’ prior written notice to Federated offering to surrender the same to Federated (or Federated’s designated Subsidiaries) at Federated’s expense.

6.9 Exclusivity. Seller, each Owner Party and each other Owner executing and delivering a Joinder Agreement agree that until the earlier of the Closing or termination of this Agreement pursuant to its terms, they shall not directly or indirectly solicit, initiate, encourage, entertain or discuss (and shall not permit any Affiliate, directors, trustee, manager, officer, employee, representative, agent, or other Person acting on their behalf to solicit, initiate, encourage, entertain or discuss) any inquiries, proposals or offers involving any Acquisition Proposal, or respond positively or provide any information to any other Person, or otherwise take any action, with respect to an Acquisition Proposal. Seller, each Owner Party and each other Owner executing and delivering a Joinder Agreement further agree to promptly notify Federated should any of them receive or become aware of any such inquiries, proposals or offers involving any Acquisition Proposal. Seller, each Owner Party and each other Owner executing and delivering a Joinder Agreement shall (and shall ensure that their Affiliates, directors, trustees, managers, officers, employees, representations, agents and other Person acting on their behalf, and any Owner that is not an Owner Party or that is not executing and delivering a Joinder Agreement) immediately end (and not recommence unless this Agreement is terminated in accordance with its terms) any discussions or activities conducted before the date of this Agreement with respect to an Acquisition Proposal. Seller also shall, and the Owner Parties shall cause Seller to, promptly request that any confidential or proprietary information regarding Seller, the Acquired Assets, the Business or any Product that may have been disclosed (other than to Federated and its Affiliates) in connection with any discussions or activities conducted before the date of this Agreement with respect to an Acquisition Proposal be returned to Seller.

6.10 Disclosure Schedules; Updates to Certain Schedules. (a) Any matter disclosed on one Schedule delivered to Federated or Seller (as applicable) under this Agreement shall be deemed to apply only to the provision to which such schedule relates (except to the extent such schedule is specifically cross-referenced in another schedule).

(b) With respect to any schedule that is specifically required under this Agreement to be updated as of the Schedule Bring-Down Date, such schedule shall be delivered to Federated or Seller (as applicable) no later than three Business Days prior to the Closing Date. No such update to any Schedule required to be updated under this Agreement shall be deemed to amend, or effect the content or accuracy of, any Schedule as of the date of this Agreement. The following Schedules are required to be updated as of the Schedule Bring-Down Date: Schedule 1, Schedule 3.1.14(a)(i), Schedule 3.1.14(a)(ii), Schedule 3.1.14(a)(iii), Schedule 3.1.14(a)(iv), Schedule 3.1.14(a)(v), Schedule 3.1.14(a)(vi), Schedule 3.1.14(a)(vii), Schedule 3.1.14(a)(viii), Schedule 3.1.14(a)(ix), Schedule 3.1.14(a)(x), Schedule 3.1.14(a)(xi), Schedule 3.1.14(xii), Schedule 3.1.15(a), Schedule 3.1.16, Schedule 3.1.17, Schedule 3.1.19(c), Schedule 3.1.19(d), Schedule 3.1.27, Schedule 3.3.7(a), and Schedule 6.2.1(a)(iii).

(c) Notwithstanding anything to the contrary herein, at any time and from time to time prior to the Closing, Seller may supplement Schedules delivered to Federated under Section 3 hereof (or deliver additional Schedules) other than with respect to Section 3.1.25(a), solely with respect to any event, fact or circumstance arising after the date hereof for purposes of updating the representation or warranty contained in Section 3 that corresponds to such supplemental (or additional) Schedule, and Federated may supplement any Schedule delivered to Seller under Section 4 hereof (or deliver additional Schedules) solely with respect to any event, fact or circumstance arising after the date hereof for purposes of updating any representation or warranty of Federated contained in Section 3.4 that corresponds to such supplemental (or additional) Schedule (in any case, a “Schedule Update”). If any such Schedule Update addresses any event, fact or circumstance arising after the date hereof (i) in the ordinary course of business that does not constitute a breach of Section 6.1.1 or any other provision of this Agreement (other than the representation and warranty to which such Schedule Update relates) or (ii) which constitutes a Material Adverse Change with respect to Seller, a material adverse effect on an Owner Party, a material adverse effect on any Level A Owner or Level B Owner (in each case who is not an Owner Party), or a material adverse effect with respect to more than 20% of the other Owners executing and delivering a Joinder Agreement, or a Material Adverse Change with respect to Federated (as applicable), and Federated and Seller (as applicable) elect to consummate the Transactions notwithstanding the conditions set forth in Sections 7.2(a) and 7.3(a) (as applicable), then the applicable representations and warranties shall be deemed amended thereby without liability to Seller or any Owner Party, or Federated, (as applicable) for a breach of such representations or warranties. If the matters disclosed in the Schedule Update have resulted in, or would reasonably be expected to result in, a Material Adverse Change with respect to Seller, a material adverse effect on any Owner Party, a material adverse effect on any Level A Owner or Level B Owner (in each case who is not an Owner Party), or a material adverse effect with respect to more than 20% of the other Owners executing and delivering a Joinder Agreement, or a Material Adverse Change with respect to Federated (as applicable), Seller and Federated (as applicable) shall be entitled to terminate this Agreement in accordance with the provisions of Section 9(a)(vi) hereof.

6.11 Change of Name and Logo. On or immediately after the Closing Date, Seller shall, and the Owner Parties shall cause Seller to, amend its Governing Documents, make any necessary filings with Governmental Authorities, and take any other actions necessary to change Seller’s name and logo to a name and logo sufficiently dissimilar to Seller’s current name and logo as to avoid confusion. Without limiting the foregoing, Seller’s new name shall not include the word “Clover” and Seller’s new name and logo shall be reasonably acceptable to Federated (such acceptance not to be unreasonably withheld or delayed).

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Each Party’s Obligations. The obligations of Seller, and the Owner Parties, on the one hand, and Federated, on the other hand, to consummate the Transactions are subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a) No Injunctions. No court or other Governmental Authority shall have issued an order, injunction, decree, stipulation or judgment, and there shall be no action, proceeding or other Litigation pending before a court or other Governmental Authority, restraining, enjoining or otherwise prohibiting consummation of the Transactions (or seeking to restrain, enjoin or otherwise prohibit consummation of the Transactions). No court or other Governmental Authority shall have promulgated, entered or issued, or determined to be applicable to this Agreement, any Applicable Law making the consummation of the Transactions illegal, and no action, proceeding or other Litigation with respect to the application of any such Applicable Law shall be pending.

(b) Government Approvals. All Consents of any Governmental Authorities required to be given, made or obtained in connection with executing and delivering this Agreement and the other Transaction Documents or consummating the Transactions shall have been given, made or obtained, including any Governmental Approvals identified on Schedule 3.1.5 or Schedule 4.1.5, and such Governmental Approvals shall not have been withdrawn or modified, and shall remain in full force and effect, as of the Closing.

(c) Client Consents. Seller shall have made, given or obtained the Consents relating to the Subadvised Funds, and the Consents relating to the Collective Trusts and Hedge Funds required by Federated, in each case as identified on Schedule 3.1.5 and as contemplated in Section 6.2.2, and such Consents shall not have been modified or withdrawn, and shall remain in full force and effect, as of the Closing. Seller shall have obtained Consents from Consenting Clients (including with respect to the Subadvised Funds, Collective Trusts and Hedge Funds, and the Direct Account Clients and SMA Account Clients), in accordance with Section 6.2.2, to the assignment, replacement or novation of their Investment Advisory Contracts and any other applicable Other Required Client-Related Contracts such that Starting Revenue is at least equal to $14,065,615.20 and such Consents have not been withdrawn or modified, and remain in full force and effect, as of the Closing.

It is agreed and understood that the failure (or deemed failure) of an underlying SMA Account Client to grant any Consent or the withdrawal by an SMA Account Client of any Consent shall not mean that the Consent of any other underlying SMA Account Client or of the Wrap Program Sponsor has not been obtained.

For the purposes of this Section 7.1(c), each Implied Consent Client who does not give Seller a written Consent will be deemed to have given its Consent to the assignment of its Investment Advisory Contract or, as applicable, related Other Required Client-Related Contracts (and thus considered a Consenting Client) if:

(A) Except as otherwise provided in (B) below, a negative consent letter was sent to such Implied Consent Client at least forty-five (45) days prior to the Closing and, in the case of any SMA Account Client, the applicable Wrap Program Sponsor has not refused to provide, or has not withdrawn or modified, a written Consent to the Transactions prior to the Closing as contemplated in Section 6.2.2; or

(B) With respect to SMA Account Clients with whom Seller does not have a direct Investment Advisory Contract, and where the applicable Wrap Program Sponsor has not agreed to provide negative or implied Consent notices in advance of the Closing as contemplated in Section 6.2.2, if the affirmative written Consent of the Wrap Program Sponsor has been obtained and such Consent shall not have been withdrawn or modified, and shall remain in full force and effect, as of the Closing, and, in either case, before the Closing that Client has not (1) affirmatively refused to Consent, (2) terminated its Investment Advisory Contract or, as applicable, related Other Required Client-Related Contracts, or (3) withdrawn all of its assets under Seller’s management (or informed Seller, orally or in writing, that it intends to take any of these actions).

With respect to any non-Consenting Client as of the Closing Date, unless otherwise agreed in writing by Federated in its sole discretion, Seller shall have terminated its investment advisory relationship (and all related Contracts) with such non-Consenting Client, and any Investment Advisory Contract, or, as applicable, related Other Required Client-Related Contracts, with such non-Consenting Client shall be a Retained Asset, and any Liabilities arising out of, resulting from or relating to such Contract (whether prior to, at or after the Closing) shall be Retained Liabilities, for purposes of this Agreement; provided, however, that if Federated agrees, in writing and in its sole discretion, that the investment advisory relationship with a non-Consenting Client shall not be terminated, such non-Consenting Client shall be deemed to be a Consenting Client.

7.2 Conditions Precedent to Obligations of Federated. In addition to the conditions set forth in Section 7.1, the obligations of Federated under this Agreement and the other Transaction Documents to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Federated.

(a)(i) Representations Concerning Seller. All representations and warranties made by Seller in Section 3 or in any other Transaction Document:

(A) were true and correct as of the date of this Agreement (except representations and warranties made as of a certain date, which were true and correct as of such date), except for breaches of such representations and warranties that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Change with respect to Seller (it being agreed and understood that, for purposes of this Section 7.2(a), any qualification as to materiality set forth in such representations and warranties shall be disregarded); and

(B) are repeated and are true and correct as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date), except for breaches of such representations and warranties that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Change with respect to Seller (it being agreed and understood that, for purposes of this Section 7.2(a), any qualification as to materiality set forth in such representations and warranties shall be disregarded);

and Federated shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of Seller.

(ii) Representations Concerning the Owners. The representations and warranties of each Owner Party, and of each Level A Owner, each Level B Owner, and eighty percent (80%) of all other Owners executing and delivering a Joinder Agreement, in Section 3 or in any other Transaction Document:

(A) were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct as of such date) (it being agreed and understood that, for purposes of this Section 7.2(a), any qualification as to materiality set forth in such representations and warranties shall be disregarded); and

(B) are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are true and correct as of such date) (it being agreed and understood that, for purposes of this Section 7.2(a), any qualification as to materiality set forth in such representations and warranties shall be disregarded), and Federated shall have received a certificate to that effect dated the Closing Date and signed by the Owner Representative (which may be given to the Owner Representative’s Knowledge (it being understood and agreed that, for purposes of this “Knowledge qualifier” only, the Owner Representative will be deemed to have engaged in commercially reasonable inquiry if the Owner Representative inquires with each other Owner Party and each other Owner executing a Joinder Agreement (whether in person, in writing, by email or otherwise) as to the matters covered by such certificate and the Owner Representative’s ability to provide it)).

(b) Performance. Seller and each of the Owner Parties, and of each Level A Owner, each Level B Owner, and eighty percent (80%) of all other Owners executing and delivering a Joinder Agreement, shall have duly performed and complied in all material respects with the obligations and conditions that it, he or she must comply with under this Agreement or any other Transaction Document by or before Closing (it being agreed and understood that, for purposes of this Section 7.2(b), any qualification as to materiality set forth in any covenant shall be disregarded), and Federated shall have received (i) with respect to Seller, a certificate to that effect dated the Closing Date and signed by an executive officer of Seller and (ii) with respect to the Owner Parties and the Owners, a certificate to that effect dated the Closing Date and signed by the Owner Representative (which may be given to the Owner Representative’s Knowledge (it being understood and agreed that, for purposes of this “Knowledge qualifier” only, the Owner Representative will be deemed to have engaged in commercially reasonable inquiry if the Owner Representative inquires with each other Owner Party and each other Owner executing a Joinder Agreement (whether in person, in writing, by email or otherwise) as to the matters covered by such certificate and the Owner Representative’s ability to provide it)).

(c) Landlord and Other Consents.

(i) Landlord Consent. Seller shall have given, made or obtained all Consents required under the Real Property Lease Contracts included in the Acquired Assets, including any identified on Schedule 3.1.5, and such Consents shall not have been withdrawn or modified, and shall remain in full force and effect, as of the Closing.

(ii) Other Material Consents. Seller shall have given, made or obtained the Consent of any other Person, required in connection with executing and delivering this Agreement and set forth on Schedule 6.2.1(a)(iii), and such Consents shall not have been withdrawn or modified, and shall remain in full force and effect, as of the Closing.

(d) Delivery of other Transaction Documents. Federated shall have received from Seller and the Owner Parties, at the sole cost and expense of Seller:

(i) All updates to schedules required under Section 6.10(b) of this Agreement shall have been delivered to Federated by the date specified in Section 6.10(b);

(ii) All certificates, releases, satisfaction pieces, UCC-3s (including with respect to that certain Encumbrance filed against Seller in New York by Manufacturers and Traders Trust Company), and other documents and Contracts necessary to transfer to Federated (or its designated Subsidiaries) good and marketable title to the Acquired Assets, free and clear of any Encumbrances thereon (other than Permitted Encumbrances), and to otherwise consummate the Transactions, including one or more bills of sale, assignment and general conveyance in form and substance reasonably satisfactory to Federated, dated the Closing Date, with respect to the Acquired Assets;

(iii) The opinion of Bingham McCutchen LLP counsel for Seller and the Owner Parties, addressed to Federated and dated as of the Closing Date, in substantially the form set forth on Exhibit F;

(iv) A certificate substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2); and

(v) A certificate of the Secretary of Seller, a Form W-9 for Seller, and such other customary closing certificates, instruments and documents as may be reasonably requested by Federated.

(e) No Material Adverse Change. During the period from the date hereof until the Closing Date, there shall have been no Material Adverse Change with respect to Seller.

(f) No Insolvency. Seller shall not have filed any voluntary petition under Applicable Law relating to bankruptcy, insolvency, reorganization, protection from creditors or similar matters, no involuntary petition shall have been filed against Seller under any such Applicable Law and not dismissed, and no such petition shall be contemplated to be filed by Seller or, to either Seller’s or any Owner Parties’ Knowledge, threatened to be filed against Seller by any Person.

(g) No Litigation. Without limiting Section 7.1(a), there is no Litigation by or before the Commission or other Governmental Authority pending or, to the Seller’s Knowledge, threatened, against the Seller, the Acquired Assets, the Business or any Collective Trust or Hedge Fund, which has resulted in a Material Adverse Change with respect to Seller or reasonably could be expected to result in a Material Adverse Change with respect to Seller if Seller continued to operate the Acquired Assets, conduct the Business or provide services to, or, as applicable, sponsor, the Products after the Closing.

(h) Employment Agreements and Related Matters.

(i) Each of the Employment Agreements with those employees of Seller designated on Schedule 1 as being required to sign Employment Agreements on or before the date of this Agreement shall be in full force and effect (but for the

Closing), there shall be no default under it on the part of the employees party thereto and such employees shall remain willing, and eligible under Federated’s normal hiring process, policies and procedures (interpreted by Federated in accordance with its past practices), to become employees of Federated (or its Subsidiaries) upon the Closing.

(ii) Except for those directors or officers of Seller who will remain directors or officers of Seller after the Closing as identified on Schedule 3.1.27, any other employee of Seller (i) who is a director or officer of Seller, and (ii) who becomes an employee of Federated (or its Subsidiaries) upon the Closing, shall have tendered a resignation letter resigning (effective upon the Closing) from his or her employment and positions with Seller, and copies of all such resignation letters shall have been provided to Federated prior to the Closing.

(i) Change of Name and Logo. Seller shall have changed its name and logo as contemplated in Section 6.11 of this Agreement, and Seller shall have provided Federated with documentation reasonably satisfactory to Federated evidencing the change of Seller’s name and logo.

(j) Joinder Agreements. Joinder Agreements to this Agreement shall have been executed and delivered either on or before the date of this Agreement or the Closing Date by (i) each Level A Owner (who is not an Owner Party), (ii) each Level B Owner (who is not an Owner Party), and (iii) no fewer than eighty percent (80%) of all other Owners (who are not Owner Parties), pursuant to which each such Person shall have become a Party to this Agreement for purposes of Sections 1 (to the extent defined terms are used in other Sections), 1.2, 2.6(a) (last sentence), 2.7 (second sentence), 3.2, 5.2, 6.1.3, 6.5, 6.6, 6.7, 6.9, 7, 9, 10.3, 10.5, 10.6, 10.7, 10.8, and 12 through 22, and all such Joinder Agreements shall remain in full force and effect as of the Closing.

(k) Certificate. Federated shall have received on or before the Schedule Bring-Down Date a certificate signed by an executive officer of Seller certifying the Starting Revenue and Starting Revenue (Non-Fixed Income).

7.3 Conditions Precedent to Obligations of Seller, the Owner Parties and the Joining Owners. In addition to the conditions set forth in Section 7.1, the obligations of Seller, the Owner Parties and any other Owner executing and delivering a Joinder Agreement under this Agreement and the other Transaction Documents to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Seller:

(a) Representations Concerning Federated. All representations and warranties made by Federated in Section 4 or in any other Transaction Document:

(i) were true and correct as of the date of this Agreement (except representations and warranties made as of a certain date, which were true and correct as of such date), except for breaches of such representations and warranties that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Change with respect to Federated (it being agreed and understood that, for purposes of this Section 7.3(a), any qualification as to materiality set forth in such representations and warranties shall be disregarded); and

(ii) are repeated and are true and correct as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date), except for breaches of such representations and warranties that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Change with respect to Federated (it being agreed and understood that, for purposes of this Section 7.3(a), any qualification as to materiality set forth in such representations and warranties shall be disregarded);

Seller shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of Federated.

(b) Performance. Federated shall have duly performed and complied in all material respects with the obligations and conditions that it must comply with under this Agreement or any other Transaction Document by or before Closing (it being agreed and understood that, for purposes of this Section 7.3(b), any qualification as to materiality set forth in any covenant shall be disregarded), and Seller and the Owner Parties shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of Federated.

(c) Federated Consents. Federated shall have given, made or obtained the Consent of any other Person, required in connection with executing and delivering this Agreement and identified on Schedule 4.1.5 as a material Federated Consent, and such Consents shall not have been withdrawn or modified, and shall remain in full force and effect, as of the Closing.

(d) Delivery of other Transaction Documents. Seller and the Owner Parties shall have received from Federated, at the sole cost and expense of Federated:

(i) An assumption agreement in form and substance reasonably satisfactory to Seller, dated the Closing Date, with respect to the Assumed Liabilities;

(ii) The opinion of Reed Smith LLP, counsel for Federated, addressed to Seller and the Owner Parties and dated as of the Closing Date, in substantially the form set forth on Exhibit G; and

(iii) A certificate of the Secretary of Federated and such other customary closing certificates, instruments and documents as may be reasonably requested by Seller.

(e) No Material Adverse Change. During the period from the date hereof until the Closing Date, there shall have been no Material Adverse Change with respect to Federated.

(f) No Insolvency. Federated shall not have filed any voluntary petition under Applicable Law relating to bankruptcy, insolvency, reorganization, protection from creditors or similar matters, no involuntary petition shall have been filed against Federated under any such Applicable Law and not dismissed, and no such petition shall be contemplated to be filed by Federated or, to Federated’s Knowledge, threatened to be filed against Federated by any Person.

(g) Special Incentive Plan. Federated shall have executed and delivered the Special Incentive Plan at the Closing, and such plan shall be in full force and effect.

SECTION 8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

(a) The representations and warranties contained in this Agreement shall survive the Closing Date:

(i) In the case of Sections 3.1.1(a), 3.1.2, 3.2.1(a), 3.2.2, 4.1.1, and 4.1.2 (collectively, the “Authority Representations”), indefinitely;

(ii) In the case of Section 3.1.11(a) (the “Title Representation”) indefinitely;

(iii) In the case of Section 3.1.12 and Section 3.3.8 (the “Tax Representations”), for the applicable statute of limitations period plus thirty (30) days;

(iv) In the case of the Litigation Representations (A) solely for purposes of Governmental Authority/Investor Litigation Claims, for a period ending on the Third Anniversary Date, and (B) for all other purposes and in respect of all other actions or claims, for a period ending on the Second Anniversary Date; and

(v) In the case of any other representation and warranty, for a period ending on the Second Anniversary Date.

(b) Unless otherwise limited by the terms of this Agreement, covenants of the Parties shall survive the Closing until the later of (i) the date on which such covenant is fully performed and (ii) the Second Anniversary Date; provided, that if a covenant expressly provides that expires on a date certain, then such covenant shall survive the Closing until such date.

SECTION 9. TERMINATION

(a) This Agreement may be terminated prior to the Closing Date:

(i) Mutual Agreement. By the written consent of Federated and Seller;

(ii) Lapse of Time. By either Federated or Seller if the Closing has not been consummated by 5:00 p.m., Pittsburgh time, on April 30, 2009 (unless extended by mutual agreement of Federated and Seller); provided, however, the right to terminate this Agreement pursuant to this Section 9(a)(ii) shall not be available to any Party whose material breach of a representation, warranty, or covenant has been the cause or resulted in the failure of the Closing to occur before such date;

(iii) Violation of Law. By either Federated or Seller if any change in Applicable Law or how Applicable Law is interpreted makes consummation of the Transactions illegal, or if any judgment, injunction, order, or decree enjoining any Party hereto from consummating the Transactions is entered and that judgment, injunction, order, or decree becomes final and nonappealable; provided, however, that the Party(ies) seeking to terminate this Agreement pursuant to this Section 9(a)(iii) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

(iv) Seller or Owner Material Breach. By Federated if Seller or any Owner Party is in material breach of any representation, warranty or covenant set forth in this Agreement or any other Transaction Document and, with respect to a breach of the representations and warranties in Sections 3.1, 3.2 or 3.3, such breach resulted, or would reasonably be expected to result, in Material Adverse Change with respect to Seller or a material adverse effect with respect to any Owner Party, and, in each case, such breach is not cured within thirty (30) calendar days of receipt of written notice from Federated identifying such breach; provided that Federated (A) has not materially breached any of its representations or warranties set forth in this Agreement or any other Transaction Document, and (B) has performed and complied, in all material respects, with its covenants and obligations required by this Agreement or any other Transaction Document to have been performed or complied with before that time;

(v) Federated Material Breach. By Seller if Federated is in material breach of any representation, warranty or covenant set forth in this Agreement or any other Transaction Document and, with respect to a breach of the representations and warranties in Section 4.1, such breach resulted, or would reasonably be expected to result, in a Material Adverse Change with respect to Federated, and, in each case, such breach is not cured within thirty (30) calendar days of receipt of written notice from Seller identifying such breach; provided that Seller and each Owner Party (A) has not materially breached any of its representations or warranties set forth in this Agreement or any other Transaction Document, and (B) has performed and complied, in all material respects, with its covenants and obligations required by this Agreement or any other Transaction Document to have been performed or complied with before that time;

(vi) Schedule Updates. By Federated or Seller (as applicable) within five (5) Business Days after any Schedule Update is delivered by Seller or Federated (as applicable), if such Schedule Update discloses matters or events that resulted, or would reasonably be expected to result, in a Material Adverse Change with respect to Seller, a material adverse effect on any Owner Party, a material adverse effect on any Level A Owner or Level B Owner (in each case who is not an Owner Party), or a material adverse effect with respect to more than 20% of the other Owners executing and delivering a Joinder Agreement, or in a Material Adverse Change with respect to Federated, as applicable; or

(vii) Federated Change of Control. By Seller, immediately upon written notice from Seller to Federated, if a Federated Change of Control has occurred or if Federated has entered into any agreement in which Federated or its shareholders have agreed to a Federated Change of Control.

(b) If this Agreement is validly terminated pursuant to Section 9.1(a), it shall become null and void immediately and there shall be no liability or obligation to any Person in respect of this Agreement or of the Transactions, on the part of any Party, or a Party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners, or Affiliates, except that: (i) the provisions of this Section 9(b) and Sections 11, 12, 13, 14, 15, 16, 19, 20, 21 and 22 (and related definitions in Section 1) shall remain in full force and effect and shall survive any termination of this Agreement; and (ii) each Party shall remain liable for any willful or material breach of this Agreement prior to its termination (and any such termination shall be without prejudice to a non-breaching Party’s rights to seek damages or other Losses for any such willful or material breach).

(c) For all purposes (and not just with respect to a termination of this Agreement), the Parties acknowledge that the Acquired Assets, Business and Transactions are unique and recognize that, in the event of an unlawful termination or willful or material breach of this Agreement (including Section 6.1.2 and Section 6.6) or any other Transaction Document by Seller or any Owner (or, as applicable, any other Non-Compete Party) or Federated, as the case may be, money damages would be inadequate and Seller, the Owners or Federated, as applicable, would have no adequate remedy at law. Accordingly, each of the Parties hereto agrees that each of the other Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their rights and obligations against the other Parties, as applicable, not only by an action for damages but also by an action or actions for specific performance, injunction, and/or other equitable relief, without posting any bond or security.

SECTION 10. INDEMNIFICATION

10.1 Indemnification of Federated by Seller and Owner Parties. From and after the Closing Date, Seller shall, and each of the Owner Parties severally shall, indemnify, defend, and hold harmless Federated, its Affiliates (including, after the Closing, the Business), and the Post-Closing Business Products, and their respective directors, trustees, officers, employees, agents, advisers, representatives, controlling persons and other Affiliates, and their respective successors and assigns (collectively, the “Federated Indemnitees”) against any and all claims, demands, obligations, losses, fines, penalties, costs, expenses, royalties, Litigation, deficiencies, damages or other Liabilities (whether or not accrued or fixed, known or unknown, absolute or contingent, determined or determinable or when due or to become due, or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), that any of them may become subject to, or shall incur or suffer, that arise out of, result from, or relate to:

(a) Any breach of, or failure to perform, any covenant of Seller or any Owner (not just the Owner Parties) or any Non-Compete Party contained in this Agreement, any other Transaction Documents or any other instrument furnished or to be furnished to Federated (or any Affiliate of Federated) under this Agreement or any other Transaction Document (including any breaches of Section 6.6 by any Non-Compete Party);

(b) Any breach of or inaccuracy in any representation and warranty of Seller or any Owner (not just the Owner Parties) (including any representation and warranty of or applicable to Seller or such Owner) contained in this Agreement, any other Transaction Document or any other instrument furnished or to be furnished to Federated (or any Affiliate of Federated) under this Agreement or any other Transaction Document;

(c) Any Retained Liability, Pre-Closing Product Liability, and Governmental Authority/Investor Litigation Claim; and

(d) Any fraud of the Seller, any Owner or any of their respective Affiliates (or any of them).

10.2 Indemnification of Seller and Owners by Federated. From and after the Closing Date, Federated shall indemnify, defend, and hold harmless Seller, each Owner Party, and each other Owner executing and delivering a Joinder Agreement, and their respective directors, trustees, officers, employees, agents, advisers, representatives, controlling persons and other Affiliates, and their respective successors and assigns (collectively, the “Seller Indemnitees”) against any and all Losses that any of them may become subject to, or shall incur or suffer, that arise out of, result from, or relate to:

(a) Any breach of, or failure to perform, any covenant of Federated contained in this Agreement, any other Transaction Document or any other instrument furnished or to be furnished to Seller or any Owner under this Agreement or any other Transaction Document;

(b) Any breach of or inaccuracy in any representation and warranty of Federated contained in this Agreement, any other Transaction Documents or any other instrument furnished or to be furnished to Seller or any Owner under this Agreement or any other Transaction Document;

(c) Any Assumed Liability and, so long as Federated or an advisory Subsidiary of Federated has been properly appointed as a general partner and the manager of the Hedge Fund organized as a limited partnership as contemplated in Section 6.2.2 as of the Closing, and the general partnership interests of such Hedge Fund held by Seller are among the Acquired Assets, and Seller has provided the notice of withdraw required under the Governing Documents of such Hedge Fund in a timely manner, Seller serving as a general partner of such Hedge Fund after the Closing Date until the date on which the complete withdrawal of Seller as a general partner becomes effective pursuant to the terms of the Governing Documents of such Hedge Fund; and

(d) Any fraud of Federated or any of its Affiliates (or any of them).

10.3 Indemnification Procedures (a) In the case of any claim asserted by a third party against a Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has Knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any Litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party, and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or Litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or Litigation. In the event that (A) the Indemnified Party shall in good faith determine that the conduct of the defense of any claim or Litigation subject to indemnification hereunder or any proposed settlement of any such claim or Litigation by the Indemnifying Party might be expected to affect adversely (I) the Indemnified Party’s Tax liability or (II) (in the case of an Indemnified Party that is a Federated Indemnitee) the ability of a Federated Subsidiary to continue to be eligible to serve as an investment adviser or broker-dealer or the ability of Federated or a Subsidiary of Federated to maintain a Governmental Approval required for them to conduct their respective businesses in the ordinary course, or (B) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any Litigation relating thereto, then, in either case, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such claim or Litigation at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not agree to pay in full or otherwise settle such claim or Litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and provided, further, that the Indemnifying Party shall not be required to pay for the costs of more than one (1) counsel (i.e., law firm) on behalf of the Indemnified Parties. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or Litigation; provided, that if the Indemnified Parties do so take over and assume control, the Indemnified Party shall not settle such claim or Litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and provided, further, that the Indemnifying Party shall not be required to pay for the costs of more than one (1) counsel (i.e., law firm) on behalf of the Indemnified Parties. In any event, subject to entering into a mutually acceptable joint defense agreement, the Parties shall cooperate in the defense of any claim or Litigation subject to this Section 10 and make available to the others their respective applicable books and records in connection with such defense.

(b) The Parties agree that Losses hereunder shall be calculated net of: (i) any amounts recovered by the applicable Indemnified Party (in respect of the same action, claim, event or other circumstance that resulted in Losses for which indemnification is available under this Section 10) as a result of any indemnification by any third party (provided, that nothing shall require any Indemnified Party to pursue any indemnity against any third party prior to, or upon, seeking indemnification under this Agreement), and (ii) any net Tax benefit actually realized with respect to the year in which such Losses occur by the applicable Indemnified Party from the incurrence or payment of any such Losses (except to the extent that the applicable Tax benefit (or the value thereof) is or has been remitted to Seller pursuant to Section 2.6 of this Agreement), or in respect of any taxable year prior to the year in which such Losses occurred to the extent that the incurrence or payment of any such Loss generates a net operating loss that is actually utilized in a prior taxable year. In computing the amount of any such Tax benefits, the applicable Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses for which indemnification is provided under this Section 10. For purposes of this Agreement, such applicable Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such applicable Indemnified Party is reduced below the amount of Taxes that such applicable

Indemnified Party would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Losses (or the carryback of any net operating loss generated by the receipt or accrual of the indemnity payment or the incurrence or payment of such Losses) for which indemnification is provided under this Section 10. For the avoidance of doubt, this Section 10.3(b) shall not apply with respect to any applicable Tax benefit (or the value thereof) that is or has been remitted to Seller pursuant to Section 2.6 of this Agreement). If any amounts contemplated in this Section 10.3(b) are received by the Indemnified Party after payment by Seller, any Owner Party or Federated of any amount otherwise required to be paid to the Indemnified Party pursuant to this Section 10, the Indemnified Party shall (or, if the Indemnified Party is not Federated, Seller or an Owner, Federated and Seller (as applicable) shall use commercially reasonable efforts to cause the Indemnified Party to) repay to Seller, the Owner Parties or Federated (as applicable) promptly after receipt of such amounts, the amount that such Seller, the Owner Parties or Federated (as applicable) would not have had to pay pursuant to this Section 10 had such amounts been received by the Indemnified Party prior to Seller’s, the Owner Parties’ or Federated’s (as applicable) payment under this Section 10.

(c) Any indemnification payments made pursuant to this Section 10 shall be treated by all Parties as an adjustment to the Aggregate Consideration paid hereunder for federal, state and local income Tax purposes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code.

10.4 Limitations on Indemnity Payment Obligations of Seller and the Owner Parties. The indemnification obligations set forth in Section 10.1 shall be subject to Section 2.6(k) and the following:

(a) Fraud; Authority Claims; Title Claims. Any obligation under Section 10.1 arising out of, resulting from or relating to fraud, an Authority Claim or a Title Claim shall not be limited in terms of amount or duration, and shall not be subject to Section 10.4(f) (relating to time limits to assert a claim), Section 10.4(g) (relating to de minimis claims), Section 10.4(h) (relating to the Deductible), or Section 10.4(i) (relating to Indemnity Caps).

(b) Tax Claims. Any obligation under Section 10.1 arising out of, resulting from or relating to a Tax Claim shall be subject to Section 10.4(f)(ii) (relating to time limits to assert a claim, which limit shall be the applicable statute of limitations period plus thirty (30) days), Section 10.4(g) (relating to de minimis claims), Section 10.4(h) (relating to the Deductible), and Section 10.4(i) (relating to Indemnity Caps).

(c) Governmental Authority/Investor Litigation Claims. Any obligation under Section 10.1 arising out of, resulting from or relating to a Governmental Authority/Investor Litigation Claim shall be subject to Section 10.4(f)(iii) (relating to the limits to assert a claim, which limit shall be on or before the Third Anniversary Date), and shall not be subject to Section 10.4(g) (relating to de minimis claims), Section 10.4(h) (relating to the Deductible), and Section 10.4(i) (relating to Indemnity Caps).

(d) Willful Breach. Any obligation under Section 10.1 arising out of, resulting from or relating to an intentional or willful breach of this Agreement or any other Transaction Document (including any obligation to make any payment) shall not be subject to Section 10.4(h) (relating to the Deductible), but shall be subject to Section 10.4(f) (relating to time limits to assert a claim), Section 10.4(g) (relating to de minimis claims), and Section 10.4(i) (relating to Indemnity Caps).

(e) Other Claims. Except as provided in Sections 10.4(a) through (d) above, any other obligation under Section 10.1 shall be subject to Section 10.4(f) (relating to time limits to assert a claim), Section 10.4(g) (relating to de minimis claims), Section 10.4(h) (relating to the Deductible), and Section 10.4(i) (relating to Indemnity Caps); provided, however, that any claim under Section 10.1 for the failure to pay any amounts owed to any Neutral Accounting Firm, in accordance with Section 2.5.4(d)(iv) or 2.6(j)(iii), or the failure to pay any expenses, in accordance with Sections 6.1.4(d) and 6.3, shall not be subject to Sections 10.4(g) (relating to de minimis claims) and 10.4(h) (relating to the Deductible).

(f) Time Limitations. Except as provided in Section 10.4(a) above:

(i) Any claim or action that arises out of, results from or relates to a breach of any covenant must be asserted under Section 10.1(a) (relating to breaches of covenants) on or before the later of (i) the date on which such covenant is fully performed and (ii) the Second Anniversary Date;

(ii) Any claim or action that is or arises out of, results from or relates to a Tax Claim must be asserted under Section 10.1 on or before the day that is thirty (30) days after the last day of the applicable statute of limitations for such claim or action;

(iii) Any claim or action that is or arises out of, results from or relates to a Governmental Authority/Investor Litigation Claim must be asserted under Section 10.1 on or before the Third Anniversary Date; and

(iv) Any claim or action, other than those covered in clauses (i), (ii) and (iii) above, must be asserted under Section 10.1 on or before the Second Anniversary Date.

(g) De Minimis Claims.

(i) Except as provided in Sections 10.4(a), 10.4(c) and 10.4(e) above, an obligation to indemnify shall not exist under Section 10.1 unless a claim or action or a series of related claims or actions for which the Federated Indemnitees would otherwise be entitled to indemnification under Section 10.1 (but for the application of this subsection) equals or exceeds four thousand five hundred dollars ($4,500) (the “Minimum Claim Amount”), and Seller and the Owner Parties shall not be liable for any Losses with respect to any claims or actions, or a series of related claims or actions, in the event that such Losses are less than the Minimum Claim Amount.

(ii) In applying this Section 10.4(g), the Parties agree that: (A) claims or actions, or a series of related claims or actions, will be aggregated for purposes of the Minimum Claim Amount if multiple claims or actions arise from the same cause; and (B) any claims or actions, or a series of related claims or actions, that do not equal or exceed the Minimum Claim Amount shall not be counted toward the Deductible, the Seller Indemnity Cap or any Owner Party Indemnity Cap.

(h) Deductible.

(i) Except as provided in Sections 10.4(a), 10.4(c), 10.4(d) and 10.4(e) above, an obligation to indemnify under Section 10.1 shall not exist until the aggregate amount of Losses for which the Federated Indemnitees would otherwise be entitled to indemnification under Section 10.1 (but for the application of this subsection), whether from Seller or any

Owner Party, or any combination thereof, equals or exceeds eight hundred thousand dollars ($800,000) (the “Deductible Amount” or “Deductible”); thereafter, the indemnification obligations under Section 10.1 shall not be limited in terms of amount except as specifically provided in this Section 10.4.

(ii) In applying this Section 10.4(h), the Parties agree that: (A) the Deductible Amount is intended as a deductible, not a threshold, and that, except as provided in Sections 10.4(a), 10.4(c), 10.4(d) and 10.4(e) above, Seller and the Owner Parties shall not be liable for any Losses less than the Deductible Amount for which the Federated Indemnitees are otherwise entitled indemnification; and (B) Losses relating to any claims that are not subject to this Section 10.4(h) pursuant to Sections 10.4(a), 10.4(c), 10.4(d)or 10.4(e) above shall not count toward the Deductible Amount.

(i) Indemnity Caps.

(i) Except as provided in Sections 10.4(a) and 10.4(c) above: (A) the aggregate Losses payable by Seller and the Owner Parties pursuant to Section 10.1 shall not exceed fifteen million dollars ($15,000,000) (“Seller Indemnity Cap”); and (B) the aggregate Losses payable by any Owner Party pursuant to Section 10.1 shall not exceed an amount equal to (1) the Seller Indemnity Cap, multiplied by (2) the ratio (expressed as a percentage) of such Owner Party’s percentage of ownership interest in Seller as identified in the Side Letter to the total percentage of ownership interests in Seller as identified in the Side Letter held (directly or indirectly) by all Owner Parties executing and delivering this Agreement (each an “Owner Party Indemnity Cap”), which ratio/percentage and Owner Party Indemnity Cap for each Owner Party is identified in the Side Letter to this Agreement.

(ii) In applying this Section 10.4(i), the Parties agree that any Losses to which this Section 10.4(i) does not apply pursuant to Sections 10.4(a) or 10.4(c) above shall not count toward the Seller Indemnity Cap or any Owner Party Indemnity Cap.

10.5 Limitations on Indemnity Payment Obligations of Federated. The indemnification obligations set forth in Section 10.2 shall be subject to Section 2.6(k) and the following:

(a) Fraud; Aggregate Purchase Price Consideration; and Authority Claim. Any obligation under Section 10.2 arising out of, resulting from or relating to fraud, the failure to pay any Aggregate Purchase Price Consideration that becomes due and payable by Federated under this Agreement, or an Authority Claim shall not be limited in terms of amount or duration, and shall not be subject to Section 10.5(c) (relating to time limits to assert a claim), Section 10.5(d) (relating to de minimis claims), Section 10.5(e) (relating to the Deductible), or Section 10.5(f) (relating to the Federated Indemnity Cap).

(b) Other Claims. Except as provided in Section 10.5(a) above, any other obligation under Section 10.2 shall be subject to Section 10.5(c) (relating to time limits to assert a claim), Section 10.5(d) (relating to de minimis claims), Section 10.5(e) (relating to the Deductible), and Section 10.5(f) (relating to the Federated Indemnity Cap); provided, however, that any claim under Section 10.2 for the failure to pay any amounts owed to any Neutral Accounting Firm, in accordance with Section 2.5.4(d)(iv) or 2.6(j)(iii), or the failure to pay any expenses, in accordance with Sections 6.1.4(d) and 6.3, shall not be subject to Sections 10.5(d) (relating to de minimis claims) and 10.5(e) (relating to the Deductible).

(c) Time Limitations. Except as provided in Section 10.5(a) above:

(i) Any claim or action that arises out of, results from or relates to a breach of any covenant must be asserted under Section 10.2(a) (relating to breaches of covenants) on or before the later of (i) the date on which such covenant is fully performed and (ii) the Second Anniversary Date;

(ii) Any claim or action, other than those covered in clause (i) above, must be asserted under Section 10.2 on or before the Second Anniversary Date.

(d) De Minimis Claims.

(i) Except as provided in Sections 10.5(a) and 10.5(b) above, an obligation to indemnify shall not exist under Section 10.2 unless a claim or action or a series of related claims or actions for which the Seller Indemnitees would otherwise be entitled to indemnification under Section 10.2 (but for the application of this subsection) equals or exceeds the Minimum Claim Amount, and Federated shall not be liable for any Losses with respect to any claims or actions, or a series of related claims or actions, in the event that such Losses are less than the Minimum Claim Amount.

(ii) In applying this Section 10.5(d), the Parties agree that: (A) claims or actions, or a series of related claims or actions, will be aggregated for purposes of the Minimum Claim Amount if multiple claims or actions arise from the same cause; and (B) any claims or actions, or a series of related claims or actions, that do not equal or exceed the Minimum Claim Amount shall not be counted toward the Deductible or the Federated Indemnity Cap.

(e) Deductible.

(i) Except as provided in Sections 10.5(a) and 10.5(b) above, an obligation to indemnify under Section 10.2 shall not exist until the aggregate amount of Losses for which the Seller Indemnitees would otherwise be entitled to indemnification under Section 10.2 (but for the application of this subsection) equals or exceeds the Deductible Amount; thereafter, the indemnification obligations under Section 10.2 shall not be limited in terms of amount except as specifically provided in this Section 10.5.

(ii) In applying this Section 10.5(e), the Parties agree that: (A) the Deductible Amount is intended as a deductible, not a threshold, and that, except as provided in Sections 10.5(a) and 10.5(b) above, Federated shall not be liable for any Losses less than the Deductible Amount for which the Seller Indemnitees are otherwise entitled indemnification; and (B) Losses relating to any claims that are not subject to this Section 10.5(e) pursuant to Sections 10.5(a) or 10.5(b) above shall not count toward the Deductible Amount.

(f) Indemnity Cap.

(i) Except as provided in Section 10.5(a) above, the aggregate Losses payable by Federated pursuant to Section 10.2 shall not exceed ten million dollars ($10,000,000) (“Federated Indemnity Cap”).

(ii) In applying this Section 10.5(f), the Parties agree that any Losses to which this Section 10.5(f) does not apply pursuant to Section 10.5(a) above shall not count toward the Federated Indemnity Cap.

10.6 Set-Off. In addition to any other remedy that Federated may have under this Agreement, any other Transaction Document or otherwise, Seller and the Owners agree that Federated shall have the express right (but not obligation), with prior notice to Seller, to set-off against, and to appropriate and apply, any Contingent Payment or amounts under Section 2.6 of this Agreement that Federated may have an obligation to pay under this Agreement or any other Transaction Document to satisfy (in whole or in part) any indemnification obligation of Seller or any Owner Party under Section 10.1.

10.7 Subrogation. If an Indemnified Party recovers any amount under this Section 10 in respect of Losses, the Indemnifying Party or Indemnifying Parties shall be subrogated, to the extent of this recovery, to the Indemnified Party’s rights against any third party with respect to such Losses.

10.8 Remedies Exclusive. From and after the Closing, except with respect to claims for fraud, intentional or willful breach or equitable relief, or as provided in Section 6.6.3, Section 9(b), Section 9(c), or Section 10.6 above, including specific performance made with respect to breaches of any covenant contained in this Agreement or the other Transaction Documents (the “Excluded Claims”), the rights provided to the Parties under this Section 10 shall be the sole and exclusive remedies of the Parties and their respective Affiliates with respect to claims under this Agreement, the other Transaction Documents or the Transactions contemplated hereby. Without limiting the generality of the foregoing, other than in connection the Excluded Claims or as required under Applicable Law by a Governmental Authority, in no event shall any Party, its successors, or permitted assigns be entitled after the Closing to claim or seek rescission of the Transactions contemplated by this Agreement.

SECTION 11. NOTICES

(a) All notices and other communications under this Agreement or any other Transaction Document must be in writing and shall be (a) transmitted by hand delivery or nationally recognized overnight courier, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by facsimile, addressed as follows:

To Seller and Owner Representative:

Clover Capital Management Inc.

400 Meridian Centre

Suite 200

Rochester, NY 14618-3991

Attn: Michael E. Jones, CFA

Fax: 585-385-9068

With a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Attn: Floyd I. Wittlin, Esq.

Fax: 212-752-5378

To Federated:

Federated Investors, Inc.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attn: Chief Financial Officer

Fax: 412-288-7046

With a copy to:

Reed Smith LLP

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attn: George F. Magera, Esq.

Fax: 412-288-3063

or to any other address that Federated, Seller or the Owner Representative shall have last designated by notice given to the others in accordance with this Section 11.

(b) All such notices and other communications shall be deemed to have been received:

(i) If transmitted by hand delivery, on the day of delivery

(ii) If mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; on the fifth Business Day after mailing;

(iii) If sent prepaid by a nationally recognized overnight delivery service: on the first Business Day after mailing; and

(iv) If sent by facsimile and the transmitting Party receives a transmission receipt dated the day of transmission in the recipient’s jurisdiction: on the day of transmission.

SECTION 12. ENTIRE AGREEMENT; AMENDMENTS

(a) This Agreement and the other Transaction Documents, together with any Exhibits and Schedules hereto or thereto, contain the entire agreement and all understandings, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the Transactions. Notwithstanding the foregoing, the provisions relating to the maintenance, treatment and non-disclosure of confidential information in the Confidentiality Letter, dated February 7, 2008, between Federated Investors, Inc. and Berkshire Capital Securities LLC, as financial adviser to Seller, shall remain in full force and effect in accordance with its terms. The Parties agree that such provisions in such Confidentiality Letter also shall be hereby amended to apply to restrict Seller’s and the Owner’s, and their respective Affiliates’ and representatives’, use, treatment and disclosure of information regarding Federated and its Affiliates that has been provided to Seller, the Owners or their Affiliates, or Berkshire Capital Securities LLC, at any time in connection with the proposed Transactions to the same extent that Federated is restricted from using, treating and disclosing information of Seller under such Confidentiality Letter. With respect to such Confidentiality Letter (including as amended hereby), the Parties agree that it shall apply to Seller, each Owner Party and any other Owner executing and delivering a Joinder Agreement as if each of them had been original parties thereto.

(b) Amendments, modifications and discharges of this Agreement, and waivers under it, are only valid and binding if in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought.

SECTION 13. GOVERNING LAW

This Agreement and each other Transaction Document shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof.

SECTION 14. VENUE

The Parties hereby irrevocably submit to the jurisdiction of the State and Federal courts of the United States of America sitting in the City of New York, borough of Manhattan, in respect of the interpretation and enforcement of the provisions of this Agreement, any other Transaction Document and the documents referred to herein or therein, and in respect of the Transactions. The Parties hereby irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, any other Transaction Document and the documents referred to herein or therein, and in respect of the Transactions, or with respect to any such action, proceeding or other Litigation, shall be heard and determined in such a State of New York or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any action, proceeding or other Litigation for the interpretation or enforcement of this Agreement, any other Transaction Document or any such document referred to herein or therein or in respect of any Transactions, that it is not subject to such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any action, proceeding or other Litigation for the interpretation or enforcement of this Agreement, any other Transaction Document or of any such document referred to herein or therein or in respect of any Transaction, that such action, proceeding or other Litigation may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement, any other Transaction Document or any such document referred to herein or therein may not be enforced in or by such courts. Each Party hereby consents to and grants any such court jurisdiction over the person of such Party and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, proceeding or other Litigation in the manner provided in Section 11 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

SECTION 15. ASSIGNMENT; SUCCESSORS

(a) Except as contemplated herein, without the prior written consent of the other Parties hereto, no Party to this Agreement or other Transaction Document may assign or delegate (by merger, stock sale, asset sale, dissolution, operation of law or otherwise) this Agreement or such other Transaction Document, or any of its, his or her rights, interests, duties or obligations under this Agreement or such other Transaction Document, to any other Person.

(b) Notwithstanding the foregoing, prior to or after the Closing, Federated may assign or delegate (by operation of law or otherwise) this Agreement or other Transaction Document, and its rights, interests, duties or obligations under this Agreement or other Transaction Document, to an Affiliate of Federated without obtaining any consent; provided that any such assignment or delegation shall not relieve Federated of its obligations and responsibilities under this Agreement or the other Transaction Documents unless the other Parties otherwise agree in writing.

(c) Notwithstanding the foregoing, after the Closing, Federated may assign or delegate (by operation of law or otherwise) this Agreement or other Transaction Document, and its rights, interests, duties or obligations under this Agreement or other Transaction Document, to any Person without obtaining any consent; provided that such Person (i) is an acquirer of all or substantially all of the assets of Federated, (ii) is merged with or into Federated, or (iii) purchases 25% or more of the outstanding voting securities of Federated, in each case as long as such Person also agrees in writing to be bound by all of the obligations of Federated hereunder or thereunder; and provided, further, that, in each case, any such assignment or delegation shall not relieve Federated of its obligations and responsibilities under this Agreement or the other Transaction Documents unless the other Parties otherwise agree in writing.

(d) Except as specifically provided in this Agreement, no change in ownership of any Party shall affect a Party’s rights, interests, duties or obligations under this Agreement or any other Transaction Document.

(e) Any dissolution of Seller shall be deemed a transfer to each of the Owner Parties for purposes of this Section 15, and for all other purposes relating to this Agreement and the other Transaction Documents, and each Owner Party shall assume Seller’s obligations (other than Section 6.6.2 as applicable to Seller) under this Agreement and each other Transaction Document to which Seller is a party (such transfer and assumption to be several and in accordance with the ratio (expressed as a percentage) of such Owner Parties’ percentage of ownership interest in Seller as identified in the Side Letter to the total percentage of ownership interests in Seller as identified in the Side Letter held (directly or indirectly) by all Owner Parties executing and delivering this Agreement, which ratio/percentage is identified in the Side Letter for each Owner Party), and any notices to be given to or by Seller shall be given to or by the Owner Representative. Neither any dissolution of Seller, nor any other assignment, delegation, merger, or other transaction contemplated under this Section 15 or otherwise, shall relieve any Owner of such Owner’s obligations under this Agreement or any other Transaction Document.

(f) Any purported assignment or delegation other than as permitted by the express terms of this Agreement shall be void and unenforceable.

(g) This Agreement and each other Transaction Document shall bind and inure to the benefit of the Parties hereto and their heirs, legal or personal representatives and respective successors and permitted assigns.

SECTION 16. WAIVER

No waiver by any Party to this Agreement or any other Transaction Document of its rights under any provisions of this Agreement or any other Transaction Document shall be effective unless it shall be made in writing. No failure by any Party to this Agreement or any other Transaction Document to take any action with regard to any breach of this Agreement or any other Transaction Document or default by the other Parties to this Agreement or any other Transaction Document shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or any other Transaction Document or to take action with regard to the breach or default or any subsequent breach or default by the other Parties.

SECTION 17. LIMITATION ON DAMAGES

Notwithstanding any provision of this Agreement, no Party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, speculative, treble, remote, special or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement, including for any claim based upon any multiplier of earnings before income, tax, depreciation or amortization, or any similar valuation metric.

SECTION 18. COUNTERPARTS

This Agreement and each other Transaction Document may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Once each Party to this Agreement has executed a copy of this Agreement or any other Transaction Document, this Agreement or such other Transaction Document (as applicable) shall be considered fully executed and effective, notwithstanding that all Parties have not executed the same copy.

SECTION 19. SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement or any other Transaction Document, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, then (a) the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by Applicable Law, and (b) any such provision shall be ineffective in such case or circumstance only to the extent of such invalidity, illegality or unenforceability, and shall be enforced in such case or circumstance, and in every other respect and case or circumstance, to the greatest extent permitted by law.

SECTION 20. THIRD PARTIES

Except as provided in Section 9(b) (with respect to the limitation of liability on termination of this Agreement) and in Section 10 (with respect to indemnification), nothing in this Agreement confers any rights on any Person, other than the Parties hereto and their respective heirs, legal or personal representatives, successors, or permitted assigns, nor is anything in this Agreement or any other

Transaction Document intended to relieve or discharge the obligation or Liability of any third party to any Party to this Agreement or any other Transaction Document, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement or any other Transaction Document.

SECTION 21. OWNER REPRESENTATIVE

Each Owner hereby appoints Michael E. Jones (the “Owner Representative”) as attorney-in-fact, and authorizes the Owner Representative to act on their behalf to supervise the Closing, to execute and deliver any instruments, agreements or documents required of any Owner and receive documents required of Federated at the Closing, to give and receive any notices for any Owner pursuant to this Agreement, to receive and distribute any amounts payable by Federated hereunder or under any other Transaction Documents, to take any other action required or permitted by this Agreement, and to administer all other matters related to this Agreement and the other Transaction Documents, as contemplated hereby and thereby. Each Owner hereby confirms all actions that the Owner Representative shall do or cause to be done by virtue of his appointment as the Owner Representative of the Owner. The Owner Representative shall act for each Owner on all of the matters set forth in this Agreement and any other Transaction Document in the manner the Owner Representative believes to be in the best interest of each Owner and consistent with the obligations under this Agreement and any other Transaction Document, but the Owner Representative shall not be responsible to any Owner for any Losses any Owner may suffer by the performance of his duties under this Agreement, other than Losses arising from the willful misconduct or gross negligence in the performance of his duties under this Agreement or any other Transaction Document. Each Owner agrees jointly and severally to indemnify, defend and hold harmless the Owner Representative and his representatives from and against any and all Losses that may be incurred by any of them arising out of or in connection with his appointment as Owner Representative under this Agreement and the other Transaction Documents (except such as may result from the Owner Representative’s willful misconduct or gross negligence in the performance of his duties under this Agreement), including the legal costs of defending himself against any claim or Liability in connection with his performance under this Agreement and any other Transaction Document executed and delivered by the Owner Representative in connection with this Agreement. Except to the extent that the Owner Representative, as one of the Owner Parties, has agreed to be responsible (along with the other Owner Parties as contemplated herein) for indemnification obligations arising out of actions of or breaches by the Owners who are not Owner Parties, the Owner Representative, each Owner and Federated expressly acknowledge that the Owner Representative shall have no authority or responsibility to act on behalf of any Owner in connection with any claim, action or proceeding initiated against such Owner pursuant to a breach by such Owner of such Owner’s individual representations, warranties or covenants hereunder.

SECTION 22. FIDUCIARY DUTIES

Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, all covenants, and obligations of each Party hereto shall, in all events, be subject to such Party’s (or as applicable, its/his/her Affiliates’) applicable fiduciary duties with respect to their respective Clients.

[Signature page follows]

IN WITNESS WHEREOF, Federated, Seller and the Owner Parties have executed this Asset Purchase Agreement as of the date first written above.

FEDERATED INVESTORS, INC.		OWNER PARTIES:

By:	/s/ Thomas R. Donahue	By:	/s/ Michael E. Jones
Name:	Thomas R. Donahue	Name:	Michael E. Jones
Title:	Chief Financial Officer

		By:	/s/ Geoffrey H. Rosenberger
CLOVER CAPITAL MANAGEMENT INC.		Name:	Geoffrey H. Rosenberger

		By:	/s/ Lawrence R. Creatura
By:	/s/ Michael E. Jones	Name:	Lawrence R. Creatura
Name:	Michael E. Jones
Title:	Chief Executive Officer

		By:	/s/ Matthew P. Kaufler
		Name:	Matthew P. Kaufler

		By:	/s/ Richard J. Huxley
		Name:	Richard J. Huxley

		By:	/s/ Stephen J. Carl
		Name:	Stephen J. Carl

		By:	/s/ Paul W. Spindler
		Name:	Paul W. Spindler

		By:	/s/ Stephen K. Gutch
		Name:	Stephen K. Gutch

[Signature Page to Asset Purchase Agreement]